UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.     )
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☐	Soliciting Material Pursuant to Section 240.14a-12
Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

Harley-Davidson, Inc.
3700 West Juneau Avenue
Milwaukee, Wisconsin 53208
(414) 342-4680

March 16, 2015

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Harley-Davidson, Inc., we cordially invite you to attend the 2015 Annual Meeting of Shareholders to be held at 10:00 a.m., Central Daylight Time, on Saturday, April 25, 2015, at the Harley-Davidson Museum, 400 West Canal Street, Milwaukee, Wisconsin.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business that the shareholders will transact at the Annual Meeting. During the Annual Meeting, there will also be brief reports on our operations. Once the shareholders conclude the business of the Annual Meeting, we will give shareholders an opportunity to ask questions.

We are furnishing proxy materials to our shareholders via the Internet. This process expedites the delivery of proxy materials and ensures that proxy materials remain easily accessible to shareholders and provides clear instructions for receiving materials and voting.

On or about March 16, 2015, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders' use of this process, including how to access our Proxy Statement and 2014 Annual Report on Form 10-K and how to vote via the Internet, mail, telephone or written ballot. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may receive a printed copy of the Proxy Statement and 2014 Annual Report on Form 10-K.

We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you are personally present, it is important that you vote your shares.

If you own shares through a broker, bank or other nominee, please vote your shares by providing your broker, bank or nominee with your voting instructions.

As you will note in the Proxy Statement, I will be retiring as Chairman at the Annual Meeting and as President and CEO on May 1, 2015. It has been an honor to serve this great company. Thank you for your ongoing support of Harley-Davidson, Inc.

Sincerely yours,

Keith E. Wandell Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 25, 2015

The 2015 Annual Meeting of Shareholders of Harley-Davidson, Inc. will be held at the Harley-Davidson Museum, 400 West Canal Street, Milwaukee, Wisconsin, on Saturday, April 25, 2015, at 10:00 a.m., Central Daylight Time, for the following purposes:

1. To elect eleven directors to the Board of Directors;

2. To approve a proposed amendment to the Restated Articles of Incorporation of Harley-Davidson, Inc. to allow for a majority voting standard for uncontested elections of directors;

3. To approve the material terms of the performance goals under the Harley-Davidson, Inc. Employee Incentive Plan;

4. To approve, by advisory vote, the compensation of our named executive officers;

5. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2015; and

6. To take action upon any other business as may properly come before the 2015 Annual Meeting and any adjournments or postponements of that meeting.

The Board of Directors recommends a vote FOR items 1, 2, 3, 4 and 5. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2015 Annual Meeting.

The Board of Directors fixed the close of business on February 26, 2015 as the record date for determining shareholders entitled to notice of and to vote at the 2015 Annual Meeting and any adjournments or postponements of that meeting.

By Order of the Board of Directors, Harley-Davidson, Inc.

Paul J. Jones Secretary

Milwaukee, Wisconsin
March 16, 2015

We urge you to submit your proxy as soon as possible. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name, or you own shares in our Dividend Reinvestment Plan, then you can submit your proxy for those shares by using the Internet. Alternatively, after first requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K, you can mark your votes on the proxy card, sign and date it, and mail it in the postage-paid envelope we provided with it. You may vote your shares by telephone by requesting a printed copy of the Proxy Statement and Annual Report on Form 10-K or by viewing the proxy materials at http://www.proxyvote.com at which time a toll-free number will be provided. You will need a touch tone telephone to vote by phone. Instructions for using these convenient services are set forth on the Notice of Internet Availability of Proxy Materials.

If you own shares in street name, we encourage you to provide voting instructions to your bank, broker or other nominee. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions along with this Proxy Statement. Street name holders who wish to vote at the meeting cannot vote in person at the 2015 Annual Meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

PROXY STATEMENT

3700 West Juneau Avenue
Milwaukee, Wisconsin 53208

March 16, 2015

PROXY STATEMENT

The Board of Directors of Harley-Davidson, Inc. requests the proxy accompanying this Proxy Statement for use at the 2015 Annual Meeting of Shareholders to be held on April 25, 2015 and at any adjournment or postponement of that meeting (the “Annual Meeting”).

We first mailed the Notice of Internet Availability of Proxy Materials to shareholders on or about March 16, 2015. The Notice of Internet Availability of Proxy Materials instructs shareholders and beneficial owners of our Common Stock on how they may access our proxy materials, which include our Proxy Statement and 2014 Annual Report on Form 10-K, over the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials by following the instructions we provide below and in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you on how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs how you may submit your proxy via the Internet, mail, telephone or written ballot. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions we provide below.

As used in this Proxy Statement, “we,” the “company” or “Harley-Davidson” refers to Harley-Davidson, Inc. We operate in two business segments: the motorcycles and related products segment and the financial services segment. “HDMC” refers to our motorcycles and related products segment subsidiaries, which include the companies that do business as “Harley-Davidson Motor Company.” “HDFS” generally refers to our financial services segment, which includes Harley-Davidson Financial Services, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:
(1) To elect eleven directors to the Board of Directors; (2) to approve a proposed amendment to the Restated Articles of Incorporation to allow for a majority voting standard for uncontested elections of directors; (3) to approve the material terms of performance goals under the Harley-Davidson, Inc. Employee Incentive Plan; (4) to approve, by advisory vote, the compensation of our named executive officers; (5) to ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2015; and (6) to take action upon any other business as may properly come before the Annual Meeting and any adjournments or postponements of the meeting. The Notice of Annual Meeting of Shareholders and this Proxy Statement describe these matters in more detail. In addition, members of management will report on our 2014 performance and, once the shareholders conclude the business of the Annual Meeting, respond to shareholders’ questions as time permits.

Q:	Who Can Attend the Annual Meeting?

A:
All shareholders of Harley-Davidson, Inc., or individuals that shareholders have duly appointed as their proxies, may attend the Annual Meeting. Appointing a proxy in response to this request will not affect a shareholder's right to attend the Annual Meeting and to vote in person.  To attend the Annual Meeting, please follow these instructions:

If shares you own are registered in your name or if you own shares through our Dividend Reinvestment Plan, to enter the Annual Meeting, please bring a form of photo identification and either (1) proof of your ownership of our common stock or (2) the Notice of Internet Availability of Proxy Materials; or if you hold your shares in “street name” (that is, through a broker, bank or other nominee), to enter the Annual Meeting, please bring a copy of a brokerage statement reflecting your ownership of our common stock or other proof of ownership through such broker, bank or nominee and a form of photo identification.

Q:	What Constitutes a Quorum?

A:
A majority of the 210,997,030 shares of our stock outstanding on February 26, 2015 must be present, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will count toward satisfying the quorum requirement. If you return a proxy card marked “ABSTAIN” or without voting instructions, your shares of common stock will also count toward satisfying the quorum requirement. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but could not vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will count toward satisfying the quorum requirement. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee. Once a share is counted as present at the Annual Meeting, it will count as present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for the adjournment or postponement).

Q:	Who Is Entitled to Vote?

A:
Only holders of the 210,997,030 shares of our common stock outstanding as of the close of business on February 26, 2015 can vote at the Annual Meeting. Each of these shareholders has one vote for each share of our stock held on that date.

Q:	How Do I Vote?

A:
If the records of our transfer agent show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan at the close of business on February 26, 2015, then you may vote (1) by using the Internet at http://www.proxyvote.com, (2) in person at the Annual Meeting, (3) by mail or telephone after first requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K and following the instructions set forth on the proxy card, or (4) by phone after reviewing the Proxy Statement and Annual Report on Form 10-K at http://www.proxyvote.com. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will provide instructions with your Proxy Statement. The telephone and Internet voting procedures will authenticate your identity, allow you to give your voting instructions and confirm that we have properly recorded your instructions. If you vote by using the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	What Is the Effect of Not Voting at the Annual Meeting?

A:
The consequences of not voting at the Annual Meeting will depend on how you own your shares. If the records of our transfer agent, Computershare Investor Services LLC, show that you own shares in your name or if you own shares through our Dividend Reinvestment Plan and you do not vote, we cannot consider those shares present at the meeting and they will not count toward satisfying the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may vote your shares at the meeting. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 5, the ratification of the selection of our independent registered public accounting firm, but may not vote your shares in its discretion on the other Proposals. If you own shares in street name, we encourage you to provide voting instructions to your broker, bank or other nominee.

Q:	Can I Change My Vote After I Submit My Proxy?

A:
Yes. You can change your vote at any time before the Annual Meeting by submitting a new proxy or by providing written notice to our Secretary and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy.

Unless you properly revoke your proxy, the persons you have appointed will vote your shares at the Annual Meeting. If you specify a choice by means of the proxy, the persons you have appointed will vote your shares as you specify. If you do not specify a choice, the persons you have appointed will vote your shares in accordance with the recommendations of the Board of Directors.

Q:	Is My Vote Confidential?

A:
We will handle all proxy instructions, ballots and voting tabulations that identify individual shareholders carefully to protect your voting privacy. No one will disclose your vote either within Harley-Davidson or to third parties, except:

(1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on five company proposals:

Proposal 1: Election of Directors

Election of eleven directors, with the following as the Board of Directors’ nominees:

1.	R. John Anderson;

2.	Richard I. Beattie;

3.	Michael J. Cave;

4.	George H. Conrades;

5.	Donald A. James;

6.	Matthew S. Levatich;

7.	Sara L. Levinson;

8.	N. Thomas Linebarger;

9.	George L. Miles, Jr.;

10.	James A. Norling; and

11.	Jochen Zeitz

Proposal 2: Approval of Amendment to the Restated Articles of Incorporation to Allow for a Majority Voting Standard in Uncontested Director Elections

We are seeking shareholder approval of a proposed amendment to the Restated Articles of Incorporation of Harley-Davidson, Inc. to allow for a majority voting standard for uncontested elections of directors.

Proposal 3: Approval of the Material Terms of the Performance Goals under the Harley-Davidson, Inc. Employee Incentive Plan

We are seeking shareholder approval of the material terms of the performance goals under the Harley-Davidson, Inc. Employee Incentive Plan.

Proposal 4: Approval, by Advisory Vote, of the Compensation of Our Named Executive Officers

We are seeking shareholder approval on an advisory basis of the compensation of our named executive officers.

Proposal 5: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors for the fiscal year ending December 31, 2015. We are seeking shareholder ratification of that selection.

      Q:    What Are the Board of Directors’ Recommendations?

A:	The Board of Directors recommends a vote:

FOR election of the eleven nominees of the Board of Directors (see Proposal 1);
FOR approval of the proposed amendment to the Restated Articles of Incorporation to allow for a majority voting standard for uncontested elections of directors (see Proposal 2);
FOR approval of the material terms of the performance goals under the Harley-Davidson, Inc. Employee Incentive Plan (see Proposal 3);

FOR approval, by advisory vote, of the compensation of our named executive officers (see Proposal 4); and
FOR ratification of the selection of Ernst & Young LLP, independent registered public accounting firm (see Proposal 5).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Q:	What Vote Is Required to Approve Each Proposal?

A:
Our By-laws currently have a majority vote standard for Proposal 1, the election of directors. The director nominees receiving the greatest number of votes will be elected. However, a nominee who receives more “withheld” votes than “for” votes must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board of Directors whether to accept the tendered resignation or reject it, and the Board will then act on that recommendation.

If a quorum is present at the Annual Meeting, the following matters require that the votes cast “for” the proposal exceed the votes cast “against” the proposal: Proposal 2, approval of a proposed amendment to the Restated Articles of Incorporation to allow for a majority voting standard for uncontested elections of directors; Proposal 3, approval of the material terms of the performance goals under the Harley-Davidson, Inc. Employee Incentive Plan; Proposal 4, the approval, by advisory vote, of the compensation of our named executive officers; and Proposal 5, ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2015.

Q:	Are There Any Other Items That Are to be Acted Upon During the Annual Meeting?

A:
No. We are not aware of any other matters that you will vote on at the Annual Meeting. In addition, the deadlines have passed under Rule 14a-8 of the Securities Exchange Act of 1934 and our Restated Articles of Incorporation for shareholders to submit their own proposals for presentation at the Annual Meeting. If other matters come before the Annual Meeting with the assent of the Board of Directors, the Board or proxy holders will use their discretion on these matters.

Q:	Who Will Count the Vote?

A:	Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare and Solicit the Proxies?

A:
We pay the cost of soliciting the proxies relating to the Annual Meeting, except for some costs that may arise through your use of the telephone and Internet. We may request proxies in person, by telephone, Internet and facsimile machine, as well as through the mail. We also expect to ask banks, brokerage houses and other custodians, nominees or fiduciaries to forward proxy materials to their principals and to obtain proxies. We will reimburse these institutions for their out-of-pocket expenses. We have engaged Alliance Advisors, LLC to help solicit proxies and we expect to pay them approximately $12,000 plus out-of-pocket expenses.

Q:	How Can I Obtain Printed Copies of the Proxy Materials?

A:	If you are a shareholder, you may receive a printed copy of the proxy materials by following the instructions below, which also appear in the Notice of Internet Availability of Proxy Materials.

If you want to receive a printed copy of this Proxy Statement, proxy card and/or Annual Report on Form 10-K, you must request one. There is NO charge by the company for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:    www.proxyvote.com
2) BY TELEPHONE:     1-800-579-1639
3) BY EMAIL        sendmaterial@proxyvote.com

If you request printed materials by email, please send a blank email that includes the control number that appears in your Notice of Internet Availability of Proxy Materials in the email subject line. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Requests, instructions and inquiries sent to the email address above for purposes other than requesting a printed copy of this Proxy Statement, proxy card and Annual Report on Form 10-K will NOT be reviewed or accommodated. Please make the request as instructed above on or before April 12, 2015, to facilitate delivery prior to the Annual Meeting. After April 12, 2015, you may request printed copies of this Proxy Statement and/or Annual Report on Form 10-K, but not a proxy card, by contacting the company's Investor Relations Department directly by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is Management Structured?

A:
We operate in two business segments: the motorcycles and related products segment and the financial services segment. The motorcycles and related products segment includes companies that do business as Harley-Davidson Motor Company. The financial services segment includes HDFS.

Our organizational structure consists of the Executive Leadership Team and a broad group of our leaders representing key functions and key individuals of Harley-Davidson that we refer to as the Senior Leadership Group.

The Executive Leadership Team consists of the Chief Executive Officer of Harley-Davidson, as well as the Presidents of HDMC and HDFS and other senior officers who report directly to the Chief Executive Officer. The members of the Executive Leadership Team are responsible for making decisions on business issues that impact our entire company, developing high-level policies and advising our Chief Executive Officer. For Securities and Exchange Commission (“SEC”) purposes, we consider the Executive Leadership Team members our executive officers. Among other things, the SEC requires executive officers to disclose publicly their holdings of and transactions involving our stock.

Q:	Who Are Our Executive Officers for SEC Purposes?

A:	As of February 26, 2015, our executive officers for general SEC purposes were as follows:

Name and Title	Age
John P. Baker, General Manager, Corporate Strategy, Business Development and Sustainability of HDMC	47
We have employed Mr. Baker for approximately 22 years.

Joanne M. Bischmann, Vice President, Communications of Harley-Davidson	53
We have employed Ms. Bischmann for approximately 25 years.

Tonit M. Calaway, Vice President, Human Resources of Harley-Davidson	47
We have employed Ms. Calaway for approximately 17 years.

Lawrence G. Hund, President and Chief Operating Officer of HDFS	58
We have employed Mr. Hund for approximately 6 years and previously employed him for approximately 5 years prior to 2008.

Paul J. Jones, Vice President, General Counsel, Secretary and Chief Compliance Officer of Harley-Davidson	44
We have employed Mr. Jones for approximately 5 years.

Matthew S. Levatich, President and Chief Operating Officer of HDMC	50
We have employed Mr. Levatich for approximately 21 years. On February 4, 2015, we announced that Mr. Levatich will become our President and Chief Executive Officer effective May, 1, 2015.

John A. Olin, Senior Vice President and Chief Financial Officer of Harley-Davidson	54
We have employed Mr. Olin for approximately 12 years.

Keith E. Wandell, Chairman of the Board, President and Chief Executive Officer of Harley-Davidson	65
We have employed Mr. Wandell for approximately 6 years.

Ms. Calaway and Messrs. Baker, Hund, Levatich and Olin have served in their respective current capacities for more than five years. We have employed the executive officers identified below in their respective current capacities for less than five years. The following is additional biographical information for at least the last five years relating to these executive officers:

Ms. Bischmann has been with Harley-Davidson since 1990 and has served as our Vice President, Communications since April 2010. From January 2007 to April 2010, she was our Vice President, Licensing and Special Events. She served as Vice President of Marketing from May 1996 to December 2006.

Mr. Jones became our Vice President, General Counsel, Secretary and Chief Compliance Officer in July 2010. Prior to joining our company, Mr. Jones served as the Vice President, General Counsel and Secretary of Regal Beloit Corporation, a manufacturing company, from September 2006 through June 2010. Mr. Jones was a Partner/Attorney at the law firm Foley & Lardner LLP from August 1998 to August 2006.

Mr. Wandell has served as our Chairman of the Board since February 2012 and as our President and Chief Executive Officer since May 2009. On February 4, 2015, we announced that Mr. Wandell will retire as President and Chief Executive Officer on May 1, 2015. Also, as he will not seek reelection as a Director at the Annual Meeting, he will cease serving as our Chairman of the Board at the Annual Meeting.

In addition to the executive officers listed above, Mark R. Kornetzke is our Chief Accounting Officer. We have employed Mr. Kornetzke for approximately 17 years.

Q:	Does Harley-Davidson have a Chief Compliance Officer?

A:
Yes. Our Board of Directors first appointed a Chief Compliance Officer in 2004. Paul J. Jones, our Vice President, General Counsel and Secretary, is our current Chief Compliance Officer. Appointing a Chief Compliance Officer was part of the Board’s commitment to compliance and its desire to promote compliance, education and reporting within our company. This action formalized our continuing efforts to direct and promote an effective compliance program. Among other things, under this compliance program, management is required to report significant compliance issues to the Legal Department when they occur. The compliance program also includes training to employees, including senior management, on corporate governance issues including anti-bribery, ethics, privacy, insider trading restrictions and restrictions on disclosure of nonpublic material information. The company has a global compliance and ethics program staffed with an assistant general counsel who reports to Mr. Jones and other employees who manage corporate governance, compliance and records management. The Audit Committee and Nominating Committee receive quarterly reports on legal and compliance matters.

Q:	Does Harley-Davidson have a Disclosure Committee?

A:
Yes. In October 2002, we established a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. If necessary, a subset of the Disclosure Committee comprised of the Chief Financial Officer and the General Counsel is authorized to fulfill the functions of the Disclosure Committee. Although the following information and documentation are not provided along with this Proxy Statement, the Disclosure Committee Guidelines provide that the Disclosure Committee: (1) has access to all company books, records, facilities and personnel, as well as our independent registered public accounting firm and outside counsel; (2) designs, establishes and maintains disclosure controls and procedures for the SEC reporting process and modifies them from time to time, as appropriate; (3) creates and reviews all financial press releases; (4) reviews SEC filings on Form 8-K relating to quarterly earnings releases, Form 10-K and Form 10-Q and our annual proxy statement; (5) suggests appropriate disclosures or provides opinions on disclosure issues; (6) evaluates changes in SEC, New York Stock Exchange and Financial Accounting Standards Board disclosure rules and makes recommendations regarding their impact on the company; (7) consults with management, internal auditors, independent accountants and outside legal counsel; (8) discusses material items with employees in the internal audit function, independent registered public accounting firm and management to ensure appropriate disclosure; (9) arranges for necessary training to ensure effective implementation of the disclosure controls and procedures; and (10) annually reviews and reassesses the performance of the Disclosure Committee and these guidelines.

Q:     Does Harley-Davidson have a Policy for Communicating Non-Public Material Information?

A:
Yes. We adopted the Policy for Managing Disclosure of Non-Public Material Information in November 2001, and it was last amended in January 2012. The policy describes the procedures relating to communication with the public, the investment community and third party business contacts. The Policy for Managing Disclosure of Non-Public Material Information can be found on the Corporate Governance page of our website at http://www.harley-davidson.com.

Q:	Does Harley-Davidson have an Internal Audit Department?

A:
Yes. In August 2003, we established an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and our Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Board of Directors and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for Harley-Davidson?

A:
The Corporate Governance page of our website at http://www.harley-davidson.com contains our Corporate Governance Policy, our Conflict of Interest Process for Directors, Executive Officers and Other Employees, our Code of Business Conduct, our Financial Code of Ethics, our Policy for Managing Disclosure of Non-Public Material Information, the charters for the Audit Committee, Nominating and Corporate Governance Committee, Human Resources Committee and Sustainability Committee, our By-laws, a list of the Board of Directors, our Statement on Conflict Minerals, California Transparency in Supply Chain Act Disclosure, Political Contributions and Engagement 2012-2014 and the Clawback Policy. We are not including the information available through our website as a part of this Proxy Statement. As a shareholder, you can request paper copies of the documents found on the Corporate Governance page of our website at any time by contacting our Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor Relations, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) email at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs to access materials electronically that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:     Does the Company have a Code of Business Conduct?

A:
The Board of Directors first adopted a Code of Business Conduct in 1992 and the Board amended and restated it in each of 2003 and 2012. Our Code of Business Conduct applies to all of our employees, including all executives and directors. Our Code of Business Conduct promotes honest and ethical conduct and provides guidance in handling various business situations. It is available worldwide to our employees in eleven languages on our intranet and on the Corporate Governance page of our website. Where allowed by law, employees may anonymously report possible violations of the Code of Business Conduct by calling a third-party toll-free telephone number that is available 24 hours a day and seven days a week, via a third-party website over the Internet or by writing to our General Counsel at the following address in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc. For more information, please see the “Nominating and Corporate Governance Committee Report.”

Q:	Does the Company have a Financial Code of Ethics?

A:
Employees in the finance and accounting areas, and in areas that provide support to the finance and accounting areas, sign the Financial Code of Ethics. Employees may report possible violations of the Financial Code of Ethics via the Code of Business Conduct reporting line or directly to the Chairperson of the Audit Committee, in care of our Secretary: Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Employees may also report possible violations to their supervisor, their local human resources department or the General Counsel and Chief Compliance Officer of Harley-Davidson, Inc.

Q:	How May I Contact the Members of the Board of Directors?

A:
The Corporate Governance page of our website lists the current members of the Board of Directors. Shareholders and other parties interested in communicating with Richard I. Beattie, who is currently our Presiding Director and will become our non-executive Chairman of the Board at the Annual Meeting assuming that shareholders reelect him at the meeting (who is the contact for those who wish to communicate with non-management directors), or any other director may do so by writing in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. We open and forward all mail to the director or directors specified in the communication.

Q:	Does the Company Have a Presiding Director?

A:
We have a Presiding Director when the Chairman of the Board is not an independent Director. In April 2014, the Nominating and Corporate Governance Committee re-elected Richard I. Beattie as Presiding Director, a position he has held since February 2012. Mr. Beattie has been an outside director of Harley-Davidson since 1996. The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board of Directors and to serve as a liaison between the Chairman and other directors. As Presiding Director, Mr. Beattie has the responsibility to: (1) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (2) call meetings of the non-management and/or independent directors; (3) provide input to the Chairman regarding the annual Board calendar and Board meeting dates, proposed agendas and schedules for Board meetings and the materials and information to be presented to the Board; and (4) serve as a contact for interested parties who wish to communicate with non-management directors. As Mr. Wandell will not seek reelection as a director at the Annual Meeting, he will cease serving as our Chairman of the Board at the Annual Meeting. Mr. Beattie will become our non-executive Chairman of the Board at the Annual Meeting assuming that shareholders reelect him as a director at the meeting. At that time, because the Chairman of the Board will be an independent director, we will not also have a Presiding Director.

Q:	How May I Recommend a Candidate to serve on the Board of Directors?

A:
Shareholders may recommend candidates for consideration by the Nominating and Corporate Governance Committee at any time by writing to the Chairperson of the committee in care of our Secretary at the above address. To enable the committee to consider a shareholder recommendation in connection with the 2016 annual meeting of shareholders, we must receive the recommendation on or before November 17, 2015. Under “Nominating and Corporate Governance Committee,” we discuss the criteria that the Nominating and Corporate Governance Committee considers for identifying and recommending new candidates to serve on the Board.

PROPOSALS TO BE VOTED ON

PROPOSAL 1
ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide for a Board of Directors that has between six and fifteen members. The Board determines the size from time to time by the vote of a majority of the directors then in office. The entire Board is elected annually. The Board currently consists of thirteen members with terms that expire at the Annual Meeting. On February 4, 2015, the Board voted to increase its size from twelve to thirteen members and to elect Mr. Levatich as a new director to fill the vacancy resulting from this increase. However, two of our directors have advised us that they do not intend to stand for re-election at the Annual Meeting. Mr. Wandell is retiring as our President and Chief Executive Officer effective May 1, 2015 and communicated his related decision not to stand for re-election as a director. Barry K. Allen has also chosen not to stand for re-election after serving on the Board since 1992. Accordingly, the Board voted to decrease its size to eleven members effective at the Annual Meeting, and Shareholders will elect eleven directors at the Annual Meeting.

Our By-laws have a majority vote standard for the election of directors. Currently, the By-laws provide that a director nominee in an uncontested election who receives more “withheld” votes than “for” votes must tender his or her resignation to the Chairman of the Board. The Nominating and Corporate Governance Committee will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it. The Board will then act on that recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. However, the Board may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the company and its shareholders. Within four days of the Board’s decision, the company must disclose the decision in a Current Report on Form 8-K filed with the Securities and Exchange Commission that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation. These requirements do not apply in a contested election.

We have identified the eleven director nominees that the Board of Directors has nominated below. All eleven nominees have advised us that they will serve if elected.

The eleven nominees receiving the most votes will be elected to the Board, assuming a quorum is present at the Annual Meeting. Any shares not voted, whether due to abstentions or broker nonvotes, will not have an impact on the election of directors.

Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” the Board of Directors’ nominees that we name below. If any nominee becomes unable to serve, the persons you have appointed may vote your shares for another person that the Board designates.

Below, we provide the following information for each nominee of the Board of Directors:

•	name;

•	age as of February 26, 2015;

•	principal occupations for at least the past five years;

•	the names of any other public companies where the nominee or director currently serves as a director or has served during the past five years; and

•	the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director for the company.

Under our By-laws, no person may be elected as a director of the company after such person’s 75th birthday, except as the Board may otherwise approve in advance of such election. The Board believes retaining a retirement policy for directors while allowing for discretion by the Board to make exceptions to the policy when it deems it to be in the best interests of the company is a prudent balance of succession planning for members of the Board and ensuring continuity in the leadership of the company. The Board's nominees for election at the Annual Meeting include Richard I. Beattie and George H. Conrades. Although Messrs. Beattie and Conrades have reached the director retirement age stated in our By-laws, the Board has exercised the right that the By-laws provide to approve their standing for re-election at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING
ELEVEN NOMINEES OF THE BOARD OF DIRECTORS.

Nominees of the Board of Directors

R. JOHN ANDERSON, 64 elected as a director since 2010.
Mr. Anderson served as the President and Chief Executive Officer of Levi Strauss & Co., a privately held company that designs and markets jeans, casual wear and related accessories, from 2006 to 2011. Mr. Anderson has wide-ranging expertise in international business matters, merchandising, marketing and operations. Among other leadership positions in his 30-year career with Levi Strauss & Co., he served as President of the Company's Asia Pacific Division; President of its Global Sourcing Organization; President of Levi Strauss Canada and Latin America; interim President of Levi Strauss Europe; and Vice President of Merchandising and Product Development for the U.S. Mr. Anderson's decades of service with Levi Strauss & Co., a business that develops and markets consumer products and apparel, is extremely helpful to the Board in light of the nature of our businesses.

RICHARD I. BEATTIE, 75, has been a director since 1996.

Mr. Beattie is currently Senior Chairman of Simpson Thacher & Bartlett LLP, a law firm. Mr. Beattie had served as Chairman of that law firm from 2004 to December 31, 2012. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and had served as Chairman of the Executive Committee of that firm from 1991 to 2004. Mr. Beattie holds a juris doctor from the University of Pennsylvania Law School and is an expert in corporate transactions and corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter's administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton's administration. From 1995 to 1997, Mr. Beattie served as President Clinton's Emissary for Cyprus. Mr. Beattie is also a director of Evercore Partners Inc. and Heidrick & Struggles International, Inc. Mr. Beattie is our Presiding Director (since February 2012) and is the Chair of our Board's Nominating and Corporate Governance Committee. If shareholders reelect him at the Annual Meeting, then he will become our non-executive Chairman of the Board in light of Mr. Wandell's decision not to stand for re-election as a director at the Annual Meeting. His experience advising companies on corporate transactions and corporate governance issues makes him an extremely valuable member of the Board. Mr. Beattie's service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

MICHAEL J. CAVE, 54, has been a director since December 2012.

Mr. Cave served as a Senior Vice President of The Boeing Company, the world's leading aerospace company and the largest manufacturer of commercial jetliners and military aircraft from 2010 to 2014. He also served as President of Boeing Capital Corp., a wholly owned Boeing subsidiary that is primarily responsible for arranging, structuring and providing financing for Boeing's commercial airplane and space and defense products from 2010 to 2014. Mr. Cave had served as Senior Vice President of Business Development and Strategy for Boeing, as Senior Vice President/Chief Financial Officer of Boeing Commercial Airplanes and as Vice President, Finance for Boeing Information, Space & Defense Systems from 1998 through 2010. Prior to 1998, Mr. Cave held a variety of other assignments across Boeing's defense and commercial businesses. He was named one of the 100 Most Important Hispanics in Technology and Business for 2006 by Hispanic Engineer and Information Technology magazine. Mr. Cave is the Chair of our Board's Human Resources Committee. He also serves as a director of AirCastle Ltd. and Ball Corporation and served as a director of Boeing Capital Corp. from 2010 to 2014. Mr. Cave was recommended as a director candidate by a third-party search firm. He holds a bachelor's degree in engineering from Purdue University. Mr. Cave's skills, expertise and experience in engineering and financial services make him an extremely valuable member of the Board.

GEORGE H. CONRADES, 76, has been a director since 2002.

Mr. Conrades is Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services, a position he has held since 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from 1999 to 2005. Since 1998, Mr. Conrades also serves as Venture Partner Emeritus with Polaris Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from 1997 to 1998, following that firm's acquisition of BBN Corporation, a technological research and development company, of which Mr. Conrades was Chief Executive Officer. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. Mr. Conrades holds a master's degree of business administration from the University of Chicago Graduate School of Business and has expertise in international business matters and operations, particularly in the technology and telecommunications area. He is currently a director of Akamai Technologies, Inc., Oracle Corporation and Ironwood Pharmaceuticals, Inc. Mr. Conrades has decades of technology leadership and sales experience. He brings vital strategic, operating and leadership expertise to the Board. Further, his service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

DONALD A. JAMES, 71, has been a director since 1991.

Mr. James is a co-founder and a majority owner and, since 2002, has served as Chairman and Chief Executive Officer of Fred Deeley Imports Ltd., doing business as Deeley Harley-Davidson Canada (“Deeley Imports”), the largest independent motorcycle distributorship in Canada and the exclusive distributor of our motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Imports from 1973 to 2002. Mr. James has expertise in the motorcycle industry and international distribution. Mr. James resides in Canada. His international motorcycle distribution experience and his long-term relationship with Harley-Davidson allow him to provide the Board with valuable recommendations and insight.

MATTHEW S. LEVATICH, 50, has been a director since February 4, 2015.

On February 4, 2015, Mr. Levatich was elected to the Board through Board action. Mr. Levatich joined Harley-Davidson in 1994 and has served as President and Chief Operating Officer of HDMC since 2009.  Mr. Levatich previously served as President and Managing Director of MV Augusta, a former subsidiary of Harley-Davidson, from 2008 to 2009, General Manager of Parts and Accessories and Custom Vehicle Operations from 2007 to 2008, and Vice President of Materials Management from 2003 to 2007. Mr. Levatich holds an undergraduate degree in mechanical engineering from Rensselaer Polytechnic Institute. He received his graduate degree in engineering management and MBA in marketing, finance and organizational behavior from Northwestern University. Mr. Levatich also serves on the board of directors of Emerson Electric Co. Mr. Levatich’s years of experience within our organization and in the motorcycle manufacturing industry provide the Board with a deep familiarity and a wealth of knowledge to utilize in decision-marking with respect to all facets of the company.

SARA L. LEVINSON, 64, has been a director since 1996.

Ms. Levinson has been the Co-founder and a director of Kandu, a startup company at the intersection of kids and technology, since April 2013. She had served as the Non-Executive Chairman of ClubMom, Inc., an internet-based consumer relationship company, a position she held from 2002 to 2008. She previously served as Chairman and Chief Executive Officer of ClubMom, Inc. from 2000 to 2002. Ms. Levinson previously served as President of the Women's Group of Rodale, Inc., the world's leading publisher of information on healthy, active lifestyles, a position she held from 2002 to 2005. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from 1994 to 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network. Ms. Levinson holds a master's degree of business administration from Columbia University and has expertise in marketing and licensing. She is also a director of Macy's, Inc. Ms. Levinson's experience as an executive of a trademark licensing company and as a director of a retail merchandising company allow her to bring insightful guidance to the Board regarding our company and the industry in which it operates. Her service on another board of directors enables her to provide insight into broader markets and corporate governance trends affecting public companies.

N. THOMAS LINEBARGER, 52, has been a director since 2008.

Mr. Linebarger is Chairman and Chief Executive Officer of Cummins Inc., which designs, manufactures, distributes and services diesel and natural gas engines, electric power generation systems and engine-related component products, a position he has held since 2012. Mr. Linebarger had served as President and Chief Operating Officer of Cummins from 2008 to 2012. Mr. Linebarger served as Executive Vice President of Cummins and President of Cummins Power Generation from 2005 to 2008, as Cummins' Vice President and President of Cummins Power Generation from 2003 to 2005 and as Cummins' Chief Financial Officer from 2000 to 2003. Mr. Linebarger has a master's degree of business administration from the Stanford Graduate School of Business and a master's degree of manufacturing systems engineering from Stanford University. He has expertise in finance, engineering, international business matters and operations. Mr. Linebarger is also a director of Cummins Inc. He was a director of Pactiv Corporation from 2005 to 2010 (when it was acquired by Reynolds Group Holdings). Mr. Linebarger's background, experience and expertise in finance, engineering, international business matters and operations are extremely valuable to the Board. His service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.
.

GEORGE L. MILES, JR., 73, has been a director since 2002.

Mr. Miles is the Chairman Emeritus of Chester Engineers, Inc., a provider of water and wastewater engineering solutions, a position he has held since 2012. Mr. Miles previously served as Executive Chair of Chester Engineers, Inc. from 2010 until 2012, and he has served on the board of directors of Chester Engineers, Inc. since 2004. He was the President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, from 1994 until 2010. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. Mr. Miles holds a master's degree of business administration from Fairleigh Dickinson University and has expertise in accounting and finance. He is also a director of American International Group, Inc., EQT Corporation, and HFF, Inc. Mr. Miles also served as director of WESCO International, Inc. from 2000 to 2014. His skills, expertise and experience in accounting and finance make him an extremely valuable member of the Board. Mr. Miles' service on other boards of directors enables him to provide insight into broader markets and corporate governance trends affecting public companies.

JAMES A. NORLING, 73, has been a director since 1993.

Mr. Norling has served as the Chairman of the Board of STATS ChiPAC, Ltd., a semiconductor manufacturing company, since April 2013. He served as the Executive Chairman of the Board of Directors of GlobalFoundries Inc., a semiconductor manufacturing company, from February 2011 through December 2013. He served as the Chairman of the Board of Chartered Semiconductor Manufacturing, a semiconductor manufacturer, from 2002 until the company was acquired by Advanced Technology Investment Corporation in 2009 and merged with GlobalFoundries Inc. in 2010. Mr. Norling also served as interim President and Chief Executive Officer of that company during 2002. In 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from 1998 to 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from 1997 to 1998. Mr. Norling has expertise in engineering, international business matters and operations and finance. He is the Chair of our Board's Audit Committee. His expertise in engineering, finance, international business matters and operations makes him an extremely valuable resource to the Board.

JOCHEN ZEITZ, 51, has been a director since 2007.
Jochen Zeitz is currently director of Kering and Chairman of the Kering board's sustainable development committee. Kering (formerly known as PPR until its name changed to Kering in June 2013) is a world leader in apparel and accessories, which develops an ensemble of powerful brands.  He served as PPR's CEO of the Sport & Lifestyle division and Chief Sustainability Officer from 2010 until October 2012 and as a Member of the PPR Executive Committee from 2007 until October 2012. Additionally, he served as Chairman of the Administrative Board of PUMA SE which develops and markets a broad range of sport and lifestyle products including footwear, apparel and accessories, from 2011 through November 2012. He also formerly served as Chairman and Chief Executive Officer of PUMA AG, from 1993 to 2011. Mr. Zeitz began his professional career with Colgate-Palmolive in New York and Hamburg, Germany prior to joining PUMA in 1990, where he also served as Chief Financial Officer from 1993 to 2005. In April 2010, Mr. Zeitz launched PUMA's ambitious long-term sustainability program, and in May 2011, he was the first to develop and announce an Environmental Profit & Loss Account (E P&L) that puts a monetary value to a business' use of ecosystem services across the entire supply chain. In October 2010, soon after Zeitz was appointed Chief Sustainability Officer at PPR, he launched PPR HOME, a new and holistic sustainability initiative across the global brand portfolio of the Group. In 2008, he founded the not-for-profit company, Zeitz Foundation of Intercultural Ecosphere Safety. Mr. Zeitz attended the European Business School in Oestrich-Winkel, Germany, has an extensive accounting and finance background and has expertise in international business matters, sustainability and marketing.  Mr. Zeitz resides in Europe and is the Chair of our Board's Sustainability Committee. His expertise in international business matters, in sustainability and in businesses that develop and market consumer products and apparel is extremely valuable in light of the nature of our businesses.

PROPOSAL 2
APPROVE A PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF HARLEY-DAVIDSON, INC. TO ALLOW FOR A MAJORITY VOTING STANDARD FOR UNCONTESTED ELECTIONS OF DIRECTORS

The company is asking shareholders to approve a proposed amendment to the company’s Restated Articles of Incorporation (the “Articles”) to allow for a majority voting standard for uncontested elections of directors. The Board of Directors of the company has approved amendments to the company’s By-laws that will implement a majority voting standard if shareholders approve the Articles amendment. Following is a supporting statement, a summary of the proposed Articles amendment and the text of the proposed Articles amendment. The summary is qualified in its entirety by reference to the full text of the proposed amendment. If shareholders approve the Articles amendment at this meeting, a majority voting standard will apply to uncontested elections of directors at future shareholders meetings of the company.

Supporting Statement and Summary. The Wisconsin Business Corporation Law requires that, unless otherwise provided in a company’s articles of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote at a meeting. In this context, “plurality” means that the nominees for election as directors with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election, assuming a quorum is present. The Articles currently also provide for a plurality voting standard for elections of directors. As a result, implementing a majority voting standard for director nominees running in an uncontested election requires that the shareholders approve an amendment to the Articles after the Board of Directors has adopted that amendment. The proposed amendment to the Articles would allow the company’s By-laws to provide for a majority voting standard, and the Board of Directors has approved amendments to the company’s By-laws that will provide for a majority voting standard if shareholders approve the Articles amendment. Under the proposed majority voting standard, for an individual to be elected to the Board of Directors in an “uncontested election,” the number of votes cast favoring the individual’s election must exceed 50% of the number of votes cast with respect to the individual’s election. Abstentions and broker non-votes would not be considered votes cast. In addition to votes against an individual, directions to withhold authority would be considered votes cast and would have the same effect as votes against an individual. An uncontested election would generally be defined as any election of directors in which the number of candidates for election as directors does not exceed the number of directors to be elected.

The majority voting provisions would not apply to vacancies on the Board of Directors (including a vacancy resulting from an increase in the number of directors) filled by a vote of the Board of Directors. In a contested election, a plurality voting standard would continue to apply.

Proposed Amendment of the Company’s Restated Articles of Incorporation. At its February 4, 2015 meeting, the Board of Directors approved the adoption of a majority voting standard for uncontested elections of directors by replacing the last sentence of paragraph (B) of Article V of the Articles (the sentence that appears below with a strike through it) with the two sentences set forth below that are underlined. The effectiveness of the changes is subject to shareholder approval of the amendment:

~~At each meeting of shareholders for the election of directors at which a quorum is present, the persons receiving a plurality of the votes cast shall be elected directors.~~The By-laws of the Corporation may provide that, to the extent provided in such By-laws, an individual shall be elected a director of the Corporation by the shareholders if, and only if, the number of votes cast favoring that individual’s election exceeds the number of votes cast opposing that individual’s election at any meeting for the election of directors at which a quorum is present, subject to the terms and conditions set forth within such By-laws. For purposes of clarity, the provisions of the foregoing sentence do not apply to vacancies on the Board of Directors (including a vacancy resulting from an increase in the number of directors) filled by a vote of the Board of Directors.
Potential Amendments of the Company’s By-laws. At the same meeting, the Board of Directors also approved amendments to the company’s By-laws in connection with the Articles amendment to permit a change in the voting standard applicable to elections of directors. The effectiveness of these By-laws amendments is subject to shareholder approval of the proposed Articles amendment. The following is the language of Section 2.08 of the By-laws reflecting those amendments:

2.08    Required Vote For Directors.

(a)    Except as set forth in this Section 2.08, a majority of the votes cast at any meeting of the shareholders for the election of directors at which a quorum is present shall elect directors. For purposes of this by-law, a “majority of the votes cast” means that the number of shares voted “for” a director's election exceeds 50% of the number of votes cast with respect to that director's election. Votes cast shall include votes “for” and “against” that director's election and direction to withhold authority in each case and exclude abstentions and broker nonvotes with respect to that director's election. In the event of a Contested Election, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present. For purposes of this by-law, a “Contested Election” is an election of directors of the corporation as to which the Chairman of the Board determines that, at the Determination Date, the number of persons properly nominated to serve as directors exceeds the number of directors to be elected in such election. The “Determination Date” is (i) the day after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, when such meeting occurs after the last day on which a shareholder may propose the nomination of a director for election in such election pursuant to the Restated Articles of Incorporation or these by-laws, or (ii) the day after the last day on which a shareholder may propose the nomination of a director for election in such election pursuant to the Restated Articles of Incorporation or these by-laws, when the last day for such a proposal occurs after the meeting of the Board of Directors at which the nominees for director of the Board of Directors for such election are approved, whichever of clause (i) or (ii) is applicable. This determination that an election is a Contested Election shall be determinative only as to the timeliness of a notice of nomination and not otherwise as to its validity. In all cases, once an election is determined to be a Contested Election, directors shall be elected by the vote of a plurality of the votes cast.
(b)    If, in an election of directors that is not a Contested Election, neither an incumbent director nominated for election nor any successor to such incumbent is elected, such incumbent director shall promptly tender his or her resignation to the Chairman of the Board promptly following certification of the shareholder vote. Promptly after the Chairman of the Board receives such a resignation, the Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board of Directors whether the Board of Directors should accept the tendered resignation or reject it. In considering whether to recommend that the Board of Directors accept or reject the tendered resignation, the Nominating and Corporate Governance Committee may consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee. The Board of Directors will act on the Nominating and Corporate Governance Committee's recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors may consider the factors that the Nominating and Corporate Governance Committee considered to the extent communicated by the Nominating and Corporate Governance Committee and such additional information and factors the Board of Directors believes to be relevant. Following the Board of Directors’ decision, the corporation will promptly publicly disclose in a Current Report on Form 8-K filed with or furnished to, as applicable, the Securities and Exchange Commission the Board of Directors’ decision whether to accept the resignation as tendered, including an explanation of the process by which the decision was reached. Notwithstanding the foregoing, the Board of Directors may determine to extend such 90-day period by an additional period of up to 90 days if it determines that such an extension is in the best interests of the corporation and its shareholders. Any director who tenders a resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee recommendation or the Board of Directors’ consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Corporate Governance Committee tender a resignation pursuant to this provision as a result of the same election, then the independent directors who are on the Board of Directors who were not required to submit a resignation will appoint a committee of the Board of Directors for the purpose of considering the tendered resignations, and such committee will recommend to the Board of Directors whether to accept or reject them. This committee may, but need not, consist of all of the independent directors who were not required to submit a resignation but will not include any director who was required to submit a resignation. If an incumbent director's resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.
(c)    If a director’s resignation is accepted by the Board of Directors pursuant to this Section 2.08, or if a nominee for director is not elected and the nominee is not an incumbent director whose term would otherwise have expired at the time of the election if a successor had been elected, then the Board of Directors may fill the resulting vacancy as provided under Wisconsin law and pursuant to Article VI(a)(iii) of the Restated Articles of Incorporation or may decrease the size of the Board of Directors pursuant to Article VI(a)(i) of the Restated Articles of Incorporation.
Effectiveness of Proposed Amendment. If shareholders approve the proposal to amend the Articles, the Articles amendment will become effective upon the filing of articles of amendment of the Articles with the Wisconsin Department of Financial Institutions. The company would make that filing promptly after the Annual Meeting. As a result, the majority voting standard will apply to uncontested elections of directors at future shareholders meetings of the company.

If the proposal is not approved, no amendment will be made to the Articles. In addition, the amendments to the company’s By-laws will not become effective, and the existing plurality voting standard will remain in place in all elections of directors.

Approval of Proposed Amendment. The votes cast “for” the Articles amendment must exceed the votes cast “against” the Articles amendment for approval of the Articles amendment, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the Articles amendment unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO ALLOW FOR A MAJORITY VOTING STANDARD FOR UNCONTESTED ELECTIONS OF DIRECTORS.

PROPOSAL 3
APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE HARLEY-DAVIDSON, INC. EMPLOYEE INCENTIVE PLAN

We are seeking Shareholder approval of the material terms of the performance goals under the Harley-Davidson, Inc. Employee Incentive Plan so that compensation we pay under the Employee Incentive Plan may continue to constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Section 162(m) prohibits us from taking a tax deduction for compensation in excess of $1.0 million that we pay to our chief executive officer and our other named executive officers (excluding our chief financial officer) and that is not considered performance-based compensation under Section 162(m). Section 162(m) imposes no limit on the deductibility of performance-based compensation. One of the requirements for compensation to qualify as performance-based compensation under Section 162(m) is that shareholders must approve the material terms of the performance goals under which the compensation is to be paid, including (1) the employees eligible to receive compensation, (2) a description of the business criteria on which the performance goal is based and (3) the maximum amount of compensation that could be paid to any employee. To satisfy this requirement in the past, we obtained shareholder approval of the Employee Incentive Plan, most recently in 2010. However, Section 162(m) requires that the material terms of the performance goals be disclosed and reapproved by shareholders every five years. Accordingly, we are asking our shareholders to reapprove the material terms of the performance goals under the Employee Incentive Plan at the Annual Meeting.

Purpose of Plan. The company intends to continue to provide a total compensation opportunity for its employees that includes incentive compensation dependent upon continuously improving performance. The purpose of the Employee Incentive Plan is to provide a consistent framework to offer employees an increased financial incentive to contribute to the future success and prosperity of our company.

Currently, we use the Employee Incentive Plan to provide short-term incentive compensation to most employees and to provide cash-based long-term incentive awards to employees who receive those long-term awards. We pay short-term incentive compensation to senior executives under the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives, which shareholders approved in 2011, rather than under the Employee Incentive Plan.

Administration. The Human Resources Committee, or a successor committee to the Human Resources Committee, administers the Employee Incentive Plan. The Human Resources Committee may delegate its administrative authority to one or more company officers, other than with respect to awards that are subject to Section 162(m).

Eligible Employees. In general, all regular salaried and hourly employees of the company and of its affiliates that are designated by the Human Resources Committee are eligible to participate in the Employee Incentive Plan. Hourly employees at the company’s assembly facility in York, Pennsylvania are not eligible to participate in the Employee Incentive Plan. Salaried employees who participate in a Sales Incentive Program in any year are not eligible to participate in the Employee Incentive Plan for such year. Accordingly, employees eligible to participate in the Market Incentive Program are eligible to participate in the Employee Incentive Plan in any year in which they are not participating in the Market Incentive Program. As of December 31, 2014, the number of eligible individuals was approximately 6,200. The Human Resources Committee selects, in its sole discretion, the eligible employee participants in the Employee Incentive Plan for a given performance period.

Award Description. Under the Employee Incentive Plan, the Human Resources Committee is required to fix target awards and performance criteria prior to the commencement of each performance period (or such later date as may be permitted under Section 162(m)). The Human Resources Committee will fix a target award for each participant at the same time that it selects the eligible employee participants in the Employee Incentive Plan. A participant’s target award for the period is equal to a percentage (specified by the Human Resources Committee) multiplied by the participant’s compensation. Compensation generally means the participant’s base salary or wages, plus workers compensation payments. The Human Resources Committee may, at the time it grants an award, include or exclude types of compensation for purposes of determining a participant’s target award.

Performance Goals. The Human Resources Committee also determines, with respect to each participant for a performance period, the performance measures that will be applied to determine the size of the participant’s final performance award. The Employee Incentive Plan specifies that the Human Resources Committee may use any one or more of the following financial performance categories, as determined for our company on a consolidated basis, for any one or more affiliates or divisions of our company and/or for any other business unit or units of our company:

(1)    Sales or other revenues;
(2)    Cost of goods sold;
(3)    Gross profit;
(4)    Expenses or expense or cost reductions;

(5)    Income or earnings, including net income, income from operations;
(6)    Income before interest and the provision for income taxes;
(7)    Income before provision for income taxes;
(8)    Margins;

(9)	Working capital or any of its components, including accounts receivable, inventories or accounts payable;
(10)    Assets or productivity of assets;

(11)	Return on shareholders equity, capital, assets or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements;
(12)    Stock price;
(13)    Dividend payments;

(14)	Economic value added, or other measure of profitability that considers the cost of capital employed;
(15)    Cash flow;

(16)	Debt or ratio of debt to equity or other financial measure that appears on our financial statements or is derived from one or more amounts that appear on our financial statements;
(17)    Net increase (decrease) in cash and cash equivalents;
(18)    Customer satisfaction;
(19)    Market share;
(20)    Product quality;
(21)    New product introductions or launches;
(22)    Sustainability, including energy or materials utilization;
(23)    Business efficiency measures;
(24)    Retail sales;
(25)    Safety.

Performance under any of the preceding financial performance categories is evaluated for purposes of the Employee Incentive Plan excluding the following items (unless otherwise determined by the Human Resources Committee at the time an award is granted): any (a) charges for reorganizing and restructuring, (b) discontinued operations, (c) asset write-downs, (d) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (e) changes in tax or accounting principles, regulations or laws, (f) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (g) mergers, acquisitions or dispositions, that in each case we identify in our audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of our annual report. Earnings per share for our company on a consolidated basis and total shareholder return are also financial performance categories that the Human Resources Committee may use.

In addition to the financial performance categories, the Human Resources Committee may establish other performance measures for awards not intended to comply with Section 162(m), including individual performance measures and subjective performance targets.

If the Human Resources Committee chooses more than one performance category for any one or more participants for purposes of determining the amount of a performance award, then the Human Resources Committee gives each performance category a weight so that for each participant the total weight of all applicable performance categories equals 100%.

The Employee Incentive Plan does not specify target performance for the performance categories. Rather, as to each performance category that the Human Resources Committee selects as the basis for potential awards in any performance period, the Human Resources Committee also establishes a performance scale. The performance scale may be a linear scale or a step scale or a combination of the two. The Human Resources Committee must approve a scale so that, at the end of the performance period, a performance percentage may be objectively calculated for any given level of actual performance within that category during the performance period.

The Human Resources Committee may also, at the time it grants an award, provide that a performance award will be reduced or eliminated depending on the performance under one or more performance categories. Performance categories that serve to reduce or eliminate a potential award may, but are not required to, be assigned a performance scale and weightings, if more than one such category is selected.

Following the end of each performance period, the Human Resources Committee will calculate the performance award amount for each participant. A performance percentage is determined for each performance category based upon actual performance and the applicable performance scale. Where more than one performance category applies to a participant, the resulting percentages are reduced to reflect weighting. The resulting total percentage is applied to a participant’s target award to determine a potential performance award. If any performance categories were selected that may reduce or eliminate that performance award, then the actual performance for those categories is also determined and the amount of the reduction or elimination is applied. The result is the maximum incentive performance award a participant is eligible to receive under the Employee Incentive Plan for the relevant performance period. The Human Resources Committee must approve the calculations and may, in its sole discretion, reduce the amount of any maximum performance award by up to 50%. The maximum performance award, less any reduction determined by the Human Resources Committee, equals the final performance award payable to such participant for the applicable performance period.

Payments of final performance awards under the Employee Incentive Plan are to be made, in the sole discretion of the Human Resources Committee, in cash, shares of our Common Stock or both. If shares of Common Stock are used, they will be issued pursuant to the Harley-Davidson, Inc. 2014 Incentive Stock Plan, or any successor equity incentive plan (the “2014 Plan”), and will be valued at fair market value as defined in the 2014 Plan. Except as otherwise provided by the Human Resources Committee, to the extent an award is paid in shares of Common Stock, a participant cannot defer payment of the award under the terms of any deferred compensation or other plan of the company. Payments will be made no later than March 15 of the calendar year following the end of the performance period. Typically, each participant will be paid an amount equal to his or her final performance award. The company does not have to make payments, however, if such payments will result in the company reflecting a loss rather than net income on its financial statements.

Maximum Amount of Compensation. Under the Employee Incentive Plan, no participant may receive more than $6 million in the aggregate for all performance awards with performance periods beginning in any one company fiscal year.

Recoupment. Any awards granted under the Employee Incentive Plan will be subject to any recoupment or clawback policy that we may adopt from time to time and to any requirement of applicable law, regulation or listing standard that requires us to recoup or claw back compensation paid pursuant to such an award.

Transferability Restrictions. Participants generally may not transfer performance awards or subject them in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge.

Termination of Employment. A participant whose employment terminates prior to the end of a year generally is not entitled to receive any performance award for that year or portion of a year. However, the Human Resources Committee may, in its sole discretion, provide for a partial or complete payment if termination is due to death, disability or retirement.

Change of Control. In addition, in connection with a Change of Control Event (as defined in the 2014 Plan) during a year, the Human Resources Committee may, in its sole discretion, provide for the immediate payment to all participants of either:

(1)     awards for the performance period based upon extrapolating through the remainder of the performance period performance and compensation through the end of the most recently completed fiscal month prior to the payment; or
(2)    target awards for the performance period based on extrapolating through the remainder of the performance period compensation through the end of the most recently completed fiscal month prior to the payment.

Termination of or Change to the Employee Incentive Plan. The Human Resources Committee may from time to time or at any time suspend or terminate the Employee Incentive Plan or amend the Employee Incentive Plan in any manner without obtaining further shareholder approval. However, if the Human Resources Committee amends the Employee Incentive Plan to increase the maximum final performance award that can be paid to a participant for any one performance period or to change the financial performance categories set forth in the Employee Incentive Plan or to increase the class of employees eligible to participate in the Employee Incentive Plan, then further shareholder approval would be required to retain the benefits afforded by shareholder approval of the Employee Incentive Plan under the Internal Revenue Code in respect of awards to which such changes apply.

New Plan Benefits. The Human Resources Committee has discretion to determine the individual employees or group of employees to whom performance awards will be granted and the terms and conditions of such awards. The company cannot currently determine the awards that may be granted under the Employee Incentive Plan. The Committee will make such determinations from time to time.
Vote Requirement . The votes cast "for" the proposal must exceed the votes cast "against" the proposal for approval of the material terms of the performance goals under the Employee Incentive Plan, assuming that a quorum is present. Abstentions and broker nonvotes will be counted for purposes of determining whether a quorum is present, but will not constitute a vote “for” or “against” this matter and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the proposal to approve the material terms of the performance goals under the Employee Incentive Plan, unless a shareholder specifies otherwise.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE HARLEY-DAVIDSON, INC. EMPLOYEE INCENTIVE PLAN.

PROPOSAL 4
APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

Our shareholders may approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in accordance with the executive compensation disclosure rules contained in Item 402 of the SEC’s Regulation S-K. Accordingly, we are seeking input from shareholders with this advisory vote on the compensation of our named executive officers. The vote on this proposal is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in the "Compensation Discussion and Analysis" section and the accompanying executive compensation tables and narrative discussion contained in this Proxy Statement. The company asks that you support the compensation of our named executive officers as so disclosed. Because your vote is advisory, it will not be binding on the Human Resources Committee, the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our executive compensation guiding principles emphasize pay-for-performance. We base several of our compensation programs upon delivering high levels of performance relative to performance measures that we selected. For example, (i) the annual Financial STIP program and the cash-based long-term incentive compensation require that we achieve significant financial performance before recipients are entitled to payments; (ii) the equity programs provide greater financial benefits when our stock price is increasing; and (iii) the Leadership STIP program generates payouts correlated to high leadership scores. Our guiding principles are as follows:

•	The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced or no incentive pay.

•
Compensation should be competitive with those organizations with which the company competes for top talent. That would include organizations in our industry sectors of similar size and scale to Harley-Davidson. However, compensation levels should not rigidly follow any formula or target; rather, discretion should be employed to ensure that the company maintains a highly qualified and strong leadership team.

•
Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should also strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that the program does not encourage excessive risk. Goals should consider the strategy and the operating budget, and be considered a stretch yet achievable, as appropriately established, for each year.

•
To better align the interests of management with the interests of shareholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should apply to better ensure a focus on long-term, sustainable growth.

•	The compensation program should provide a target total compensation opportunity that is:

◦	At the 50th percentile of companies in similarly-sized businesses subject to differences by individual within a range of plus or minus 20%; and

◦	Based upon a calculation of that percentile in which we weight the values for the Manufacturing/Engineering Peer Group at 60% and the values for the Brand Name/Consumer Goods Peer Group at 40%.

We describe the individual elements that make up our total compensation more fully in the "Compensation Discussion and Analysis" section of this Proxy Statement. We believe our executive compensation programs are structured in the best manner possible to support our company and our business objectives, as well as to support our culture and traditions that has served us well for over 100 years.

•
Our compensation programs are substantially tied into our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.

•	We maintain the highest level of oversight over our executive pay programs.

•	We closely monitor the compensation programs and pay levels of executives from other companies that we believe to be similar to the company in business characteristics and economics.

Accordingly, for the reasons we discuss above, the Board recommends that shareholders vote in favor of the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

The votes cast “for” this proposal must exceed the votes cast “against” this proposal for approval of the compensation of our named executive officers, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the compensation unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION
AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION
CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 5
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended December 31, 2014 and the effectiveness of our internal control over financial reporting as of December 31, 2014. The Audit Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the 2015 fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to shareholders’ questions.

If, prior to the Annual Meeting, Ernst & Young LLP declines to act as our independent registered public accountant or the Audit Committee does not want to use Ernst & Young LLP as our independent registered public accountant, the Audit Committee will appoint another independent registered public accounting firm. The Audit Committee will present any new independent registered public accounting firm for the shareholders to ratify at the Annual Meeting. If the shareholders do not ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of Ernst & Young LLP.

To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, the votes cast “for” this proposal must exceed the votes cast “against” it. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes (if any) do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Unless you specify otherwise in your proxy, the persons you have appointed will vote your shares “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

We entered into an engagement letter with Ernst & Young LLP for its work in 2014. The engagement letter contains provisions that subject the company to alternative dispute resolution. The arbitration panel has the power to make an award or impose a remedy if, and only if, such award could be made or remedy imposed by a court deciding the matter in the same jurisdiction. The arbitration panel has no power to award non-monetary or equitable relief or to make an award or impose a remedy that is inconsistent with any applicable agreement between the parties. We expect that the audit work that Ernst & Young LLP performs for 2015 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2014, we hired Ernst & Young LLP to perform the annual audit and to provide audit-related and tax services. The Audit Committee Charter requires that the Audit Committee pre-approve all Ernst & Young LLP services. The Audit Committee also pre-approved all fees that we incurred for services that Ernst & Young LLP provided for the last two fiscal years. The fees we incurred for services that Ernst & Young LLP provided are listed in the following table.

	2014	2013
Audit fees	$2,517,600	$2,310,300
Audit-related fees	271,800	273,700
Tax fees	152,800	221,800
All other fees	—	—
	$2,942,200	$2,805,800

Audit fees included fees for the audit of our consolidated financial statements and our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with government filings or services that generally only the principal auditor can reasonably provide to a client, such as comfort letters, procedures related to debt financing, consents and reviews of documents that we file with the SEC. Audit-related services included audits of employee benefit plans, procedures related to securitization transactions, transaction advisory services and consultation on accounting and internal control matters. Tax services included tax advice, planning, compliance and transaction consulting.

The Audit Committee has procedures for pre-approving all audit and nonaudit services that the independent registered public accounting firm provides. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and that we anticipate at the time we submit the budget. In addition, the Audit Committee has established a policy that the fees we pay for nonaudit services must be less than the fees we pay for audit and audit-related services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent registered public accounting firm for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services that our independent registered public accounting firm provides and actual fees we have paid to the independent registered public accounting firm to ensure that the services are within the parameters that the Audit Committee has approved.

The votes cast “for” this proposal must exceed the votes cast “against” this proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2015, assuming that a quorum is present. For purposes of determining the vote regarding this proposal, abstentions and broker non-votes (if any) do not constitute a vote “for” or “against” the proposal and will be disregarded in the calculation of “votes cast.” Proxies solicited by the Board will be voted “FOR” approval of the ratification unless a shareholder specifies otherwise.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors and management do not intend to bring any matters before the Annual Meeting other than those to which we referred in the Notice of Annual Meeting and this Proxy Statement. If any other matters come before the Annual Meeting, the persons named in the proxy cards intend to vote the shares that shareholders have authorized those persons to vote in accordance with their judgment on those matters. To bring business before an annual meeting, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods that our Restated Articles of Incorporation specify (see “Shareholder Proposals”). No shareholder has given written notice to our Secretary of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods that our Restated Articles of Incorporation specify.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

 Independence of Directors

The Board has affirmatively determined that Ms. Levinson and Messrs. Anderson, Allen, Beattie, Cave, Conrades, Linebarger, Miles, Norling and Zeitz qualify as independent directors under New York Stock Exchange rules. The Board has affirmatively determined that Messrs. James, Levatich and Wandell are not independent. To assist the Board in making determinations of independence, the Board adopted the standards set forth below. In evaluating the independence of our directors, the Board determined that any relationships that the directors who qualify as independent have with the company satisfy the standards that we describe below.

The Board reviews and determines on the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), after reviewing all relevant facts and circumstances, whether any director has a material relationship with the company that would affect his or her independence. Under the standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•
The director has received, or has an immediate family member* who has received, less than $120,000 a year in direct compensation from Harley-Davidson (not including director and committee fees and pension or other forms of deferred compensation for prior service, compensation received by the director for former services as an interim chairman of the Board, interim Chief Executive Officer or other interim executive officer and compensation received by an immediate family member for service in a non-executive position).

•
(1) The director has an immediate family member who is a current employee of Harley-Davidson’s internal or external auditor but the immediate family member is not a partner of that firm and does not personally work on Harley-Davidson’s audit; or (2) the director or an immediate family member was a partner or employee of Harley-Davidson’s internal or external auditor but did not personally work on Harley-Davidson’s audit within the last three years.

•
The director has any current or former relationship (including through an immediate family member) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, Harley-Davidson for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has the relationship.

•
The director has any current or former relationship (including through an immediate family member) with a tax exempt organization that receives contributions from Harley-Davidson in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has the relationship.

•	The director is a shareholder of Harley-Davidson.

•
The director has a current or former relationship (including through an immediate family member) with a company that has a relationship with Harley-Davidson, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that is less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with Harley-Davidson but the family member is not an immediate family member of the director.

•
An immediate family member of the director, other than his or her spouse, is an employee of a company that has a relationship with Harley-Davidson but the family member is not an executive officer of that company.

___________________

*
An “immediate family member” as used in these standards includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares the person’s home.

When making director independence determinations, the Board considered certain business relationships. We have a business relationship with Akamai Technologies, Inc., of which Mr. Conrades is the Chairman, and with Cummins Inc., of which Mr. Linebarger is Chairman and Chief Executive Officer. We discuss these relationships in more detail in the “Certain Transactions” section below. The Board considered the nature of the relationships and the annual amount of payments we make and determined that the dollar amount of such payments did not preclude the Board from making an independence determination for either director and that the relationships fell within our standards of independence.

In addition, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee meets one of the following:

•
accepts directly or indirectly any consulting, advisory, or other compensatory fee from Harley-Davidson or any of its subsidiaries, except that compensatory fees do not include fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Harley-Davidson (provided that the compensation is not contingent in any way on continued service)

•	is an affiliated person of Harley-Davidson or any of its subsidiaries
Indirect acceptance of any consulting, advisory or other compensatory fee includes:

•	acceptance of a fee by a spouse, a minor child or stepchild, or a child or stepchild sharing a home with the Audit Committee member

•
acceptance of a fee by an entity in which the Audit Committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to Harley-Davidson or any of its subsidiaries

Further, when considering whether a director qualifies as independent for Human Resources Committee purposes, the Board considers all factors relevant to determining whether a director has a relationship to the company that is material to that director's ability to be independent from management in connection with the duties of a Human Resources Committee member. In particular, the Board considers whether the director receives compensation from any person or entity that would impair his or her ability to make independent judgments about the company's executive compensation, and for these purposes, any current compensation or compensation received within the prior three years is deemed to be worth considering. Similarly, the Board considers whether a director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary and whether the affiliate relationship places the director under the direct or indirect control of the company or its senior management, or creates a direct relationship between the director and members of senior management, in each case of a nature that would impair his or her ability to make independent judgments about the company's executive compensation.

Board Committees

The Board has four committees: the Audit Committee, the Human Resources Committee, the Nominating and Corporate Governance Committee and the Sustainability Committee. The Corporate Governance page of our website located at http://www.harley-davidson.com contains the charter for each of the committees.

Audit Committee

Members:
During 2014, the members of the Audit Committee were directors Richard I. Beattie, Michael J. Cave (through May 4, 2014), N. Thomas Linebarger, George L. Miles, Jr., James A. Norling (Chairperson) and Jochen Zeitz.

Number of Meetings in 2014: 7

Audit Committee Purpose:

The Audit Committee Charter provides that the Audit Committee will assist the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our financial statements and the financial reporting process;

•	the systems of internal control over financial reporting;

•	the maintenance of the Financial Code of Ethics;

•	the internal audit function;

•	the retention, compensation and termination of the independent registered public accounting firm;

•	the annual independent audit of our financial statements;

•	the independent registered public accounting firm’s qualifications and independence;

•	our compliance with legal and regulatory requirements; and

•	risk management.

In December 2014, the Audit Committee reviewed the Audit Committee Charter and recommended that no changes were necessary. Shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Audit Committee are independent and financially literate under the audit committee requirements of New York Stock Exchange rules. The Board has also determined that Messrs. Linebarger , Miles and Zeitz are audit committee financial experts within the meaning of SEC rules. The section below under the heading “Audit Committee Report” discusses the functions of the Audit Committee and its activities during fiscal year 2014.

Human Resources Committee

Members:
During 2014, the members of the Human Resources Committee were directors Barry K. Allen (Acting Chairperson through May 4, 2014), R. John Anderson, Michael J. Cave (Chairperson) (beginning May 5, 2014), George H. Conrades and Sara L. Levinson.

Number of Meetings in 2014: 4

Human Resources Committee Purpose:

The Human Resources Committee Charter provides that the Human Resources Committee should:

•	establish goals and objectives with the CEO and evaluate at least annually the performance of the CEO in light of these goals and objectives;

•
review and approve the total compensation of the CEO on an annual basis, including base pay, with input from all of the independent directors on the Board (who comprise the Nominating Committee) on the performance of the CEO in meeting his or her goals and objectives and concerning the CEO’s total compensation;

•	review overall compensation policies and plans for executive officers and other employees and, if necessary, recommend plans to shareholders;

•
produce a report on compensation for inclusion in our proxy statement in accordance with applicable rules and regulations and review the Compensation Discussion and Analysis that we must include in our proxy statement;

•	exercise the authority of the Board to adopt and amend compensation plans for executive officers and other employees and recommend plans to shareholders;

•	evaluate company management performance overall and provide recommendations regarding management successors;

•	make recommendations regarding stock ownership levels of our executive officers and senior leaders as set forth in our Stock Ownership Guidelines and monitor such levels;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by any of our executive officers (other than the CEO);

•	review the disclosure of any waivers of such conflicts or other Code of Business Conduct violations for executive officers (other than the CEO);

•	make determinations regarding shareholder advisory votes on compensation of named executive officers; and

•	review our policies applicable to executive officers regarding trading and hedging involving company securities.

In December 2014, the Human Resources Committee reviewed the Human Resources Committee Charter and recommended that no changes were necessary. Shareholders can find it on our website located at http://www.harley-davidson.com.

The Board of Directors has determined that all members of the Human Resources Committee are independent under the New York Stock Exchange rules.

The Human Resources Committee also has overall responsibility for reviewing total direct compensation (consisting of base salaries, short-term incentive compensation and long-term incentive compensation) for our employees who are at least at the vice president level. In addition, the Human Resources Committee reviews other aspects of compensation, such as deferred compensation plans, perquisite payments and health and welfare plans.

Through 2013, the Human Resources Committee was also responsible for reviewing the annual performance of the CEO with input from the independent directors of the Board who comprise the Nominating Committee. Based upon the review of the annual performance of the CEO and competitive market data, the Human Resources Committee developed a compensation package for the CEO and recommended the CEO’s compensation package to the Nominating Committee for approval. Commencing in 2014, the Human Resources Committee approves the CEO's compensation package after considering the Board's input.

The Human Resources Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. Since 2010, the Human Resources Committee has retained the services of Meridian Compensation Partners, LLC. Representatives of Meridian report to the chairperson of the Human Resources Committee. On an annual basis, the Human Resources Committee reviews and approves the scope of Meridian’s services regarding executive compensation, its performance and fees related to work Meridian performed for the Human Resources Committee. The Human Resources Committee retains the right to terminate Meridian’s services at any time. Meridian’s primary responsibilities to the Human Resources Committee include providing:

•	independent competitive market data and advice related to our CEO’s compensation level and incentive design;

•	a review of our compensation levels, performance goals and incentive designs for the named executive officers; and

•	benchmark data on executive compensation.

The Human Resources Committee has considered all factors relevant to Meridian's independence from management and determined that Meridian is independent and that Meridian’s performance of services raises no conflict of interest. The Committee's conclusion was based in part on a report that Meridian provided to the Committee intended to reveal any potential conflicts of interest. During 2014, Meridian did no work for us beyond its engagement by the Human Resources Committee and assisting the Nominating Committee with benchmarking director compensation.

The Human Resources Committee annually approves several Short-Term Incentive Plans (“STIPs”) to motivate and reward the performance of employees of Harley-Davidson and its subsidiaries. Our STIPs have broad-based participation and provide an opportunity to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives. Prior to the beginning of each year, the Human Resources Committee reviews and approves Financial STIP and Leadership STIP performance measures and goals. The Human Resources Committee also reviews and approves target STIP opportunities for our Executive Leadership Team. Upon the completion of the fiscal year, the Human Resources Committee determines the extent to which actual performance satisfies the defined performance goals for each STIP.

In general, we grant equity-based long-term incentives annually in February. The Human Resources Committee has authorized the CEO to make equity grants to employees in certain instances, including to help recruit a new employee or retain a current employee or to reward an employee for exceptional service or such other instance that the CEO believes is in our best interest. The CEO may grant awards of stock options and stock appreciation rights that involve not more than 100,000 shares of our common stock in the aggregate annually and not more than 25,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may also grant awards of restricted stock, restricted stock units and shares of our common stock that involve not more than 50,000 shares of our common stock in the aggregate annually and not more than 10,000 shares of common stock to any one employee and/or a person engaged to become an employee. The CEO may not grant equity awards to members of the Executive Leadership Team.

The Human Resources Committee has adopted a number of policies and agreements to further the goals of the executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders, which include guidelines around stock ownership described in the section titled "Stock Ownership Guidelines."

We also provide benefits to our executives that are the same benefits received by salaried employees in general. They include medical and dental benefits, retirement plans, employee savings plans, death benefits and deferred compensation plans for eligible employees. Management reviews these programs periodically, generally with the aid of an outside consultant, and revises them when necessary. In addition, the Human Resources Committee periodically reviews aspects of these programs.

Nominating and Corporate Governance Committee

Members:
During 2014, the members of the Nominating Committee were directors Barry K. Allen, R. John Anderson, Richard I. Beattie (Chairperson), Michael J. Cave, George H. Conrades, Sara L. Levinson, N. Thomas Linebarger, George L. Miles, Jr., James A. Norling and Jochen Zeitz.

Number of Meetings in 2014: 4

Nominating Committee Purpose:

The Nominating Committee Charter provides that the Nominating Committee should:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members consistent with the criteria that the Board has approved;

•	review the Company’s management overall to develop a CEO succession plan for recommendation to the Board;

•	review and recommend the renomination of current directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	provide input on the performance of the CEO in meeting his or her goals and objectives and concerning the CEO’s total compensation;

•	maintain our Code of Business Conduct;

•	maintain a process for review of potential conflicts of interest;

•	review potential conflicts of interest and other potential Code of Business Conduct violations by our CEO or directors;

•	review the disclosure of any waivers of conflicts of interest or other Code of Business Conduct violations by our CEO or directors;

•	review and reassess annually our Corporate Governance Policy and recommend any proposed changes to the Board for approval;

•
exercise the authority of the Board to review, establish, amend and revise Board compensation levels, plans and policies and, to the full extent permitted by rules of the NYSE and applicable laws, regulations and rules, exercise the authority of the Board to adopt, administer and amend compensation plans for directors and recommend such plans to shareholders, as appropriate and required;

•	make recommendations regarding and monitor stock ownership levels of the members of the Board as set forth in our Stock Ownership Guidelines;

•	review our policies applicable to directors regarding trading and hedging involving company securities; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size and committee structure of the Board.
In December 2014, the Nominating Committee reviewed the Nominating Committee Charter. The Board approved the revised Nominating Committee Charter in December 2014, and shareholders can find it on our website located at http://www.harley-davidson.com.

The Board has determined that all members of the Nominating Committee are independent under NYSE rules.

The Nominating Committee Charter outlines the criteria for identifying and recommending new candidates to serve on the Board. In considering any potential candidate for the Board, the Nominating Committee considers the following qualifications:

•	principal employment;

•	expertise relevant to the company’s business;

•	whether the potential candidate will add diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest under New York Stock Exchange rules and other laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee’s charter has long required the committee to consider diversity in its process of selecting director nominees. Specifically, the Nominating Committee evaluates each candidate for director on, among other things, the basis of the diversity that he or she would bring to the Board, including with respect to business and professional experiences, skills, ethnicity and gender. We believe this policy has been effective in the creation of a Board comprised of diverse members and that the composition of the current Board reflects the Nominating Committee’s consideration of diversity in its evaluation and nomination process.

The Nominating Committee will consider candidates that shareholders recommend. Shareholders may recommend candidates for the Nominating Committee to consider by writing to the Nominating Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates that shareholders recommend and the process for evaluating the nominees are as follows:

•
If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that the shareholder has recommended for available seats on the Board.

•
In making recommendations to the Board of one or more candidates to serve as a director, the Nominating Committee will examine each director candidate on a case-by-case basis regardless of who recommended the candidate. The Nominating Committee evaluates candidates in the same manner whether a shareholder or the Board has recommended the candidate.

•
In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director, the chairperson of the Nominating Committee will first make a determination whether the Nominating Committee should consider the candidate at that time based on factors the chairperson deems relevant, including our current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•
If the chairperson makes a determination that the Nominating Committee should consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee.

•
Each Nominating Committee member is responsible for sending feedback on a candidate to the chairperson. The Nominating Committee may take any additional steps it deems necessary to determine whether to recommend the candidate to the full Board.

To enable the Nominating Committee to consider a shareholder recommendation in connection with the 2016 annual meeting of shareholders, we must receive the recommendation on or before November 17, 2015.

Submitting a shareholder recommendation to the Nominating Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders. Any shareholder who wants to ensure that shareholders will have an opportunity to vote on the shareholder’s candidate may nominate the director candidate for the shareholders to vote on at the 2016 annual meeting of shareholders, in addition to recommending the candidate to the Nominating Committee, by giving written notice to our Secretary in advance of the 2016 annual meeting. To give that notice, a shareholder must comply with the terms and time periods of our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2016 corresponding to the date we released this Proxy Statement to our shareholders. Because we anticipate mailing the Notice of Internet Availability of Proxy Materials on March 16, 2015, we must receive notice of a nomination for a director candidate for shareholders to consider at the 2016 annual meeting of shareholders no later than January 16, 2016. Even if a shareholder delivers a timely notice and otherwise complies with the terms and time periods of our Restated Articles of Incorporation, we will not be obligated to name the shareholder’s candidate in our proxy materials.

The Nominating Committee is responsible for establishing, reviewing and revising compensation we pay to our directors. The Nominating Committee, working with management and third party compensation consultants and reviewing benchmarked data from a comparator group of companies, determines director compensation that it believes is competitive with these companies. The

Nominating Committee periodically reviews and revises, when necessary, the Director Compensation Policy, generally with the aid of a compensation consultant. The Nominating Committee last revised this policy in February 2015.

Sustainability Committee

Members:	The members of the Sustainability Committee are Michael J. Cave, Sara L. Levinson, N. Thomas Linebarger, Jochen Zeitz (Chairperson) and Donald A. James (beginning May 5, 2014).

Number of Meetings in 2014: 5

Sustainability Committee Purpose:

The Sustainability Committee Charter provides that the Sustainability Committee should:

•
monitor the social, political, environmental, public policy, legislative and regulatory trends, issues and concerns that could affect the company’s sustainable business model, processes, resources, activities, strategies, and other capabilities, and make recommendations to the Board and management regarding how the company should respond to social and environmental trends, issues and concerns to more effectively achieve its sustainable business goals;

•
assist management in setting strategy, establishing goals and integrating social and environmental shared value creation and inclusion into daily business activities across the company consistent with sustainable growth;

•	review new technologies and other innovations that will permit the company to achieve sustainable growth;

•
consider the impact that the company’s sustainability policies, practices and strategies have on employees, customers, dealers, suppliers, the environment and the communities in which the company operates;

•
consider and make recommendations regarding support provided by the company or its charitable foundation for charitable, civic, educational and business organizations that impact the company’s initiatives and efforts for social and environmental shared value creation and inclusion;

•
review the company’s periodic sustainability strategy reports, corporate social responsibility reports, and other similar reports and provide direction regarding the company’s participation in sustainability-related trade groups and reporting organizations; and

•
review and make recommendations to the Board regarding shareholder proposals submitted for inclusion in the company’s annual proxy materials relating to the company’s sustainability policies, practices or strategies.

The following summarizes director committee membership as of the date of this Proxy Statement (*Indicates Chairperson):

Nominating and Corporate Governance Committee	Audit Committee	Sustainability Committee
Barry K. Allen	Richard I. Beattie	Michael J. Cave
R. John Anderson	N. Thomas Linebarger	Donald A. James
Richard I. Beattie*	George L. Miles, Jr.	Sara L. Levinson
Michael J. Cave	James A. Norling*	N. Thomas Linebarger
George H. Conrades	Jochen Zeitz	Jochen Zeitz*
Sara L. Levinson
N. Thomas Linebarger	Human Resources Committee
George L. Miles, Jr.	Barry K. Allen
James A. Norling	R. John Anderson
Jochen Zeitz	Michael J. Cave*
George H. Conrades
Sara L. Levinson

 Board Meetings, Attendance, Executive Sessions and Annual Meeting Attendance

In 2014, there were five regularly scheduled meetings of the Board, one of which was a telephonic meeting. All current directors attended at least 75% of the meetings of the Board and the committees on which they served during 2014.

The Board met in executive sessions during all regularly scheduled in-person meetings, without management present, and plans to continue that practice going forward. During 2014, Mr. Beattie served as Presiding Director of the Board and presided over these executive sessions.

Unless a director has a conflict in his or her schedule, we expect all directors to attend the Annual Meeting of Shareholders. All of our directors attended our 2014 Annual Meeting of Shareholders and were available to answer any shareholder questions.

Leadership Structure

In 2012, the Board elected Mr. Wandell, our President and Chief Executive Officer, as our Chairman of the Board. At the same time, the Board reviewed and enhanced the role of the Presiding Director, and the Nominating and Corporate Governance Committee appointed Mr. Beattie to serve in that role. Mr. Beattie is one of our independent directors, an expert in corporate governance issues and the Chairman of the Nominating and Corporate Governance Committee. Mr. Beattie has served as a director of Harley-Davidson since 1996.

The primary roles of the Presiding Director are to assist the Chairman in managing the governance of the Board of Directors and to serve as a liaison between the Chairman and other directors. As Presiding Director, Mr. Beattie has the responsibility to: (1) preside at all meetings of the Board at which the Chairman is not present, including all executive sessions of the non-management and/or independent directors; (2) call meetings of the non-management and/or independent directors; (3) provide input to the Chairman regarding the annual Board calendar and Board meeting dates, proposed agendas and schedules for Board meetings and the materials and information to be presented to the Board; and (4) serve as a contact for interested parties who wish to communicate with non-management directors.

Under the circumstances existing through February 4, 2015, the Board believed that the continuity, efficiency, and unified leadership of having a single individual act both as Chairman and Chief Executive Officer provided centralized management and direction for the company, allowing for a single, clear focus for management to execute our business strategies. The Board believed the number of independent, experienced directors that make up the Board, along with the independent oversight and enhanced responsibilities of the Presiding Director, benefited the company and its shareholders and assured the appropriate level of management oversight and independence.

The Board retained the authority to modify this leadership structure as and when appropriate to best address the company’s current circumstances and to advance the best interests of all shareholders. Our Corporate Governance Policy provides the flexibility for the Board to modify or maintain this leadership structure in the future, as it deems appropriate. Among other things, the Policy expressly provides that the term of the Presiding Director will automatically expire upon the appointment by the Board of a Chairman who is an independent director. As a result of action by the Board on February 4, 2015, if shareholders reelect Mr. Beattie as a director at the Annual Meeting, then he will become our non-executive Chairman of the Board at that time in light of Mr. Wandell's decision not to stand for reelection as a director at the Annual Meeting. The Board believes at this time that separating the CEO and Chairman roles with the incoming CEO will enable the incoming CEO to focus on the business strategy and operations of the company, while Mr. Beattie will provide the continuity of leadership of the Board necessary for the Board to fulfill its responsibilities.

The Board’s Role in the Oversight of Risk

While the Board has the ultimate responsibility for oversight of the risk management process, various committees of the Board have a role in the oversight of risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an assessment of the company’s systems to monitor and manage business risk from our independent registered public accounting firm. Internal audit regularly reviews risk management processes and internal controls with the Audit Committee. The Audit Committee also receives a report at each regular Audit Committee meeting on legal and compliance matters. In addition, the Human Resources Committee reviews our compensation programs for compensation risk as we describe further in the "Compensation Discussion and Analysis" section of this Proxy Statement. Risk management is an integral part of our annual strategic planning process. The entire Board reviews the strategic risk management plan at least annually.

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with non-management directors may do so by writing to Richard I. Beattie, who is our current Presiding Director and will become our non-executive Chairman of the Board at the Annual Meeting assuming that shareholders reelect him at the meeting. Mr. Beattie can be reached by writing in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of our Secretary, 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653. The Corporate Governance page of our website lists the current members of the Board of Directors. We open and forward all mail to the director or directors specified in the communication.

CERTAIN TRANSACTIONS

Policies and Procedures Governing Related Person Transactions

In December 2002, our Nominating Committee adopted a written policy regarding transactions with related persons. The committee amended this policy, which we refer to as our Conflict of Interest Process, in December 2003.

Under the policy, the chair of the Nominating Committee reviews any potential conflict that arises and is reported for our CEO or a director. If the chair of the Nominating Committee determines that an actual conflict of interest issue exists, then the entire Nominating Committee reviews the potential conflict of interest. If our Nominating Committee determines that an actual conflict exists, the committee decides whether to waive the conflict or require the CEO or director to remove the conflict. Any conflicts that are waived by our Nominating Committee are promptly disclosed to our shareholders.

Our Vice President and General Counsel reviews any potential conflict that arises for any executive officer (other than our CEO and the Vice President and General Counsel). Our CEO reviews any potential conflict that arises for our Vice President and General Counsel. If the Vice President and General Counsel or CEO determines that an actual conflict of interest issue exists, the chair of the Human Resources Committee reviews the potential conflict. If the chair of the Human Resources Committee determines that an actual conflict of interest issue exists, the entire Human Resources Committee reviews the potential conflict of interest. If our Human Resources Committee determines that an actual conflict exists, the Committee decides whether to waive the conflict or require the officer to remove the conflict. Any conflicts that are waived by our Human Resources Committee are promptly disclosed to our shareholders.

Any conflict of interest issue involving any other employee is reviewed by an attorney in our Legal Department. If the attorney believes that an actual conflict of interest issue exists, then the attorney submits the conflict of interest issue to our Vice President and General Counsel. If our Vice President and General Counsel determines that an actual conflict exists, then he decides what steps should be taken to resolve the conflict.

Certain Transactions

Mr. Conrades, a director, is the Chairman of Akamai Technologies, Inc. We have continued a commercial relationship with Akamai that existed before Mr. Conrades joined the Board of Directors under which Akamai provides Internet content distribution services to the company. The fees we paid to Akamai were negotiated on an arm’s length basis and are well within the categorical independence standards that the Board has adopted. The relationship does not prevent Mr. Conrades from qualifying as an independent director under the categorical independence standards, and the Board considers Mr. Conrades to be an independent director. The chair of the Nominating Committee has considered this related party relationship under the Conflict of Interest Process, and he determined that no actual conflict of interest issue exists as a result of the relationship.

Mr. Linebarger, a director, is the Chairman and Chief Executive Officer of Cummins, Inc. During 2014, we continued a commercial relationship with Cummins, a relationship that existed before Mr. Linebarger joined the Board of Directors, under which we have purchased exhaust parts and components from subsidiary companies of Cummins. The prices we paid to Cummins were negotiated on an arm's length basis, and our total payments were well within the categorical independence standards that the Board has adopted. The relationship does not prevent Mr. Linebarger from qualifying as an independent director under the categorical independence standards, and the Board considers Mr. Linebarger to be an independent director. The chair of the Nominating Committee has considered this related party relationship under the Conflict of Interest Process, and he determined that no actual conflict of interest issue exists.

Mr. James, a director, is Chairman and Chief Executive Officer and an equity owner of Fred Deeley Imports Ltd. (Deeley Imports), the exclusive distributor of the company’s motorcycles in Canada. The company recorded motorcycles and related products revenue and financial services revenue from Deeley Imports during 2014, 2013 and 2012 of $194.8 million, $204.8 million and $187.1 million, respectively, and had finance receivables balances due from Deeley Imports of $7.4 million, $11.5 million and $9.2 million at December 31, 2014, 2013 and 2012, respectively. All products and services that have generated revenue and income from Deeley Imports were provided in the ordinary course of business at prices and on terms and conditions that the company believes are the same as those that would result from arm's-length negotiations between unrelated parties. The chair of the Nominating Committee has considered this related party relationship under the Conflict of Interest Process, and he determined that no actual conflict of interest issue exists. Due to Deeley Imports' relationship with the company, the Board does not consider Mr. James to be an independent director under the Board's independence standards.

The company has provided notice to Deeley Imports indicating that the company will not extend the exclusive distribution agreement with Deeley Imports beyond its expiration date of July 31, 2017. Currently, the company and Deeley Imports are discussing the possibility of a transaction that would result in termination of the distribution agreement in the third quarter of 2015. The possible transaction would involve a termination payment from the company to Deeley Imports, which the parties have discussed as being in the amount of $50 million. Any transaction also would likely involve the company purchasing inventory (net of related amounts due) and accounts receivable for an amount that the company currently estimates to be approximately $10 million, along with other terms regarding the sale of the company’s products in Canada. There is no assurance that the parties will come to an agreement or that any agreed transaction will be consummated. The chair of the Nominating Committee has considered a possible transaction with Deeley Imports under the Conflict of Interest Process, and he determined that no actual conflict of interest issue exists as a result of the possible transaction. Any transaction will be reviewed and approved by independent directors who have no interest in the transaction.

Mr. Wandell, a director and our Chairman, President and Chief Executive Officer, has a brother who is a regional sales representative for a division of Whelen Engineering Company, Inc. Whelen Engineering manufactures and sells globally a wide range of lighting and power supply products for automotive, motorcycle and aviation applications. The company has purchased lighting and warning siren motorcycle components for its police and fire/rescue division from Whelen Engineering for many years predating Mr. Wandell's employment with the company, which began in 2009. The company's total annual purchases from Whelen Engineering over the last five years were $751,181 (2010), $469,009 (2011), $960,915 (2012), $923,815 (2013) and $471,499 (2014). At Mr. Wandell's direction, the company has implemented a process for the company's General Counsel to review the competitiveness of all purchases the company makes from Whelen Engineering. The chair of the Nominating and Corporate Governance Committee has considered this relationship under the Conflict of Interest Process. The chairman has determined that no actual conflict of interest exists as a result of the company's relationship with Whelen Engineering on the basis that Whelen Engineering has had a historical relationship with the company predating Mr. Wandell's employment with the company, the amount of the company's purchases from Whelen Engineering have continued at similar levels since Mr. Wandell's employment, and the company's purchases from Whelen Engineering are determined based on competitive bids. Due to his position as the company's Chairman, President and Chief Executive Officer, the Board does not consider Mr. Wandell to be an independent director under the Board's independence standards.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 26, 2015 with respect to the ownership of our common stock by each director, our NEOs, all directors and executive officers as a group and each person or group of persons that we know to own beneficially more than 5% of our stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares (2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options (3)	Restricted Stock Units (4)
Barry K. Allen	55,981	(5)	*	0	0
R. John Anderson	20,115		*	0	0
Richard I. Beattie	41,990		*	0	0
Michael J. Cave	8,631		*	0	0
George H. Conrades	60,171	(6)	*	0	0
Lawrence G. Hund	121,397	(7)	*	105,419	10,612
Donald A. James	443,098	(8)	*	0	0
Paul J. Jones	32,336		*	23,058	7,037
Matthew S. Levatich	202,690		*	121,060	30,486
Sara L. Levinson	28,045		*	0	0
N. Thomas Linebarger	30,454		*	0	0
George L. Miles, Jr.	24,341		*	0	0
James A. Norling	32,411	(9)	*	0	0
John A. Olin	220,493		*	177,967	12,689
Keith E. Wandell	463,748		*	267,572	52,185
Jochen Zeitz	21,894		*	0	0
All Directors and Executive Officers as a Group (20 Individuals)	1,897,097		*	742,993	127,861
The Vanguard Group, Inc. (10)	15,981,334		7.6%	0	0
Wellington Management Group LLP (11)	14,521,939		6.9%	0	0

* The amount shown is less than 1% of the outstanding shares of our common stock.
(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information that the individual beneficial owners provide to us.

(2) Includes, but is not limited to, shares of common stock issuable upon the exercise of stock options exercisable within 60 days of February 26, 2015 and shares of common stock held in our 401(k) Plan and our Dividend Reinvestment Plan as of February 26, 2015. For the executive officers, the number of shares also includes shares of unvested restricted stock granted under the Harley-Davidson, Inc. 2009 Incentive Stock Plan, as of February 26, 2015, as follows: Mr. Hund—2,193; Mr. Jones—1,202; Mr. Levatich—3,601; Mr. Olin—2,378; and Mr. Wandell—11,723 shares, and all Directors and Executive Officers as a Group—24,040 shares.

(3) Includes only stock options exercisable within 60 days of February 26, 2015.

(4) Amounts shown in this column are not included in the columns titled "Number of Shares" or "Percent of Class." Amounts shown in this column include restricted stock units (RSUs) that we awarded under our 2009 Incentive Stock Plan on February 4, 2014 and our 2014 Incentive Stock Plan on February 3, 2015 in the following amounts to the following persons listed in the table that were not vested as of February 26, 2015: 10,612 units for Mr. Hund, 7,037 units for Mr. Jones, 30,486 units for Mr. Levatich, 12,689 units for Mr. Olin, 52,185 units for Mr. Wandell, and 127,861 units for all directors and executives officers as a group. Each restricted stock unit represents a contingent right to receive one share of stock. One-third of the total number of units granted on each of February 4, 2014 and February 3, 2015 vest on each of the first three anniversaries of the date of grant. The RSUs are subject to forfeiture until vested. Further, the RSUs described in this footnote do not carry the right to vote. In each case, amounts are distributable in the form of shares of our Common Stock on a one-for-one basis; however, any distribution would not be within 60 days of February 26, 2015.

(5) The Barry K. Allen Revocable 1990 Living Trust held 22,156 shares of common stock for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over the shares held in the trust.

(6) The George H. Conrades Revocable Trust dated 8/4/2006 holds 12,873 shares of common stock for the primary benefit of Mr. Conrades. Mr. Conrades serves as Trustee of the Trust and has sole voting power over the shares.

(7) Mr. Hund’s spouse, Jane L. Hund, holds 1,619 shares in the Jane L. Hund Revocable Trust. Mrs. Hund serves as Trustee of the Trust and has sole voting power over the shares.

(8) 412,040 shares of common stock are held by entities controlled by Mr. James who has sole voting power over the shares.

(9) Heritage Ventures, Ltd. held 8,000 shares of common stock. Mr. Norling has sole voting power over the shares.

(10) We derived the information from a Schedule 13G/A that The Vanguard Group, Inc., an investment adviser, filed with the company and the SEC on February 11, 2015. As of December 31, 2014, The Vanguard Group, Inc. was deemed to be the beneficial owner of 15,981,334 shares and had sole voting power over  375,109 shares, shared voting power over zero shares, sole investment power over 15,628,013 shares and shared investment power over 353,321 shares. The Vanguard Group, Inc. is located at 100 Vanguard Blvd., Malvern, PA 19355.

(11) We derived the information from a Schedule 13G that Wellington Management Group LLP, an investment adviser, filed with the company and the SEC on February 12, 2015. As of December 31, 2014, Wellington Management Group LLP was deemed to be the beneficial owner of 14,521,939 shares and had sole voting power over zero shares, shared voting power over 10,389,796 shares, sole investment power over zero shares and shared investment power over 14,521,939 shares. Wellington Management Group LLP is located at 280 Congress Street, Boston, MA 02210.

Stock Ownership Guidelines

The Board of Directors originally approved Stock Ownership Guidelines in 2002. The Board most recently revised the Stock Ownership Guidelines in September 2012. The revised Stock Ownership Guidelines apply to directors and approximately 40 of our top leaders. Under the revised Stock Ownership Guidelines, all directors must hold 15,000 shares of our common stock and certain members of the Senior Leadership Group must hold at least 15,000 to 200,000 shares of our common stock. Stock appreciation rights, vested stock options, restricted stock and restricted stock units are counted (including restricted stock and restricted stock units which have been deferred). Each director has until the later of September 2014 or five years after the date of election as a director if after September 2009 to accumulate the appropriate number of shares. The Senior Leadership Group members who must comply have until the later of September 2014 or five years from the date the Stock Ownership Guidelines become applicable to them to accumulate the appropriate number of shares.

No Hedging or Pledging

Under our Insider Trading Policy, which the Board of Directors has adopted, no employee, officer or director may enter into a hedge or pledge of our securities through a margin account or otherwise. The policy also prohibits transactions in derivative instruments in connection with our securities and engaging in short sales of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, there are no holders of more than 10% of our common stock. Based on our review of the copies of Forms 3 and 4 (and any amendments) filed with the SEC and the written representations of our directors and executive officers, we believe that during fiscal year 2014 our directors and executive officers complied with all Section 16(a) filing requirements except as we disclosed in our proxy statement for the company's 2014 Annual Meeting of Shareholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

In 2014, Harley-Davidson continued its focus on our strategic plan in support of growth, continuous improvement, leadership development and sustainability. Our product, manufacturing and retail strategies provide the foundation for us to effectively deliver an outstanding customer experience, expand the reach of the brand and generate bottom-line improvement. Among the highlights, in 2014 Harley-Davidson:

•	Increased sales, gross margin and operating margin which resulted in an 98.3% increase in diluted EPS

•
Continued to leverage our flexible, seasonal surge production capability and other manufacturing efficiencies to get the right motorcycles to the right markets at the right time and drive margin improvement

•	Extended the penetration of our new, market-leading Project RUSHMORE motorcycles, including through the return of the popular Road Glide models

•	Launched the Street 750 and 500 motorcycles, designed for a new generation of global riders

•	Unveiled Project LiveWire™, Harley-Davidson’s first electric motorcycle

•	Further expanded the network of Harley-Davidson dealerships outside the U.S. and grew international retail motorcycle sales at a faster rate than U.S. sales

•	Grew sales to U.S. outreach customers at a faster rate than sales to traditional core customers

•	Delivered shareholder value through a dividend increase of 31 percent and the repurchase of $604 million in company shares

We believe the structure of our executive compensation, with its focus on pay for performance, is an enabling factor to our corporate performance and the successful execution of our strategy.

During 2014, we continued to improve our financial performance in terms of net income and EPS relative to prior years:

	2013	2014	% Increase
Income from Continuing Operations (millions)	$734.0	$844.6	15.1%
Operating Income (millions)	$1,153.7	$1,281.0	11.0%
Year End Stock Price	$69.24	$65.91	(4.8)%
Income from Continuing Operations (earnings per share, diluted)	$3.28	$3.88	18.3%
Earnings Per Share-S&P 500*	$107.30	$112.82	5.1%
*Source: Standard and Poor's

Over the past five years Harley-Davidson has continued to increase net income from continuing operations. During the period 2009 through 2014 the company has generated a compound net income annual growth rate of 64.3% and during the period of 2011 through 2014 the compound annual growth rate was 15.5%.

We achieved these results by growing revenue, managing expenses and driving continuous improvement in manufacturing, product development and business operations.

We believe we have structured our compensation programs in the best manner possible to support our company strategy, to attain our business objectives, to support our desired corporate culture and to deliver significant shareholder value. The following table provides an executive summary of our compensation programs:

Compensation Program/ Element	General Description	Strategic Objective of Compensation Program/Element
Annual Base Salary
We establish base salaries for our employees, including executives in our Senior Leadership Group (to whom we refer as our Senior Leaders), by starting with market reference points that approximate the competitive market 50th percentile and make adjustments based upon individual performance, experience and the potential for advancement.
Provides fixed compensation, in line with our market peer groups, based on job responsibilities of the position, individual experience and tenure.
Financial Short-term Incentive Plans (STIPs)	Our Financial STIPs provide all of our 6,400 employees, including our Senior Leaders, the opportunity to earn annual cash awards.	Provide incentive to achieve short-term financial goals and other performance objectives that management and the Board determine to be important at the beginning of the year.
Leadership STIP
Our Leadership STIP provides our Senior Leaders the opportunity to earn annual cash awards in addition to the cash awards that they could earn under the Financial STIP or reduce the amount of their incentive compensation based upon their demonstration of valued behaviors, measured by input from direct reports and peers.

Provides incentive to achieve goals and objectives in a manner consistent with specific valued behaviors including teamwork, creativity, accountability, integrity and diversity as the Human Resources Committee assesses annually.

Long-term Incentives
Our long-term incentive program provides for the grant of equity awards and long-term performance cash awards to eligible employees who include our Senior Leaders. We make equity grants in the form of stock options and restricted stock units (all of which vest on a pro rata basis over three years). Long-term performance-based cash awards are earned based on the return on invested capital (ROIC) of HDMC over a three year period.

Provides long-term incentives which are a key component of total compensation the purposes of which are to: (1) focus key employees on our long-term financial success and growth, (2) align the interests of Senior Leaders with those of shareholders and (3) encourage retention of Senior Leaders.

Other Benefits
We provide the following additional benefits to our Senior Leaders, most of which are generally available to all employees: medical, dental, retirement benefits, deferred compensation, life insurance, employee savings plans (401(k)) and limited financial planning benefits.
Provides a competitive level of health, welfare and retirement benefits.

We discuss our compensation plans and philosophy in greater detail in this Compensation Discussion and Analysis.

Introduction

This Compensation Discussion and Analysis addresses our compensation programs and policies for fiscal year 2014 and how they applied to executives in our Senior Leadership Group, who we refer to as our Senior Leaders. The Senior Leaders include the following Named Executive Officers (NEOs):

•Chairman, President and Chief Executive Officer, Harley-Davidson, Inc.

•President and Chief Operating Officer, Harley-Davidson Motor Company

•Senior Vice President and Chief Financial Officer, Harley-Davidson, Inc.

•President and Chief Operating Officer, Harley-Davidson Financial Services

•Vice President, General Counsel and Secretary, Harley-Davidson, Inc.

We believe that our employees are a sustainable long-term competitive advantage for our organization. We are in competition to attract and retain executive and employee talent primarily with companies for whom engineering, manufacturing and the maintenance of a strong global product brand and marketing focus are important parts of their businesses. The executive compensation programs and policies we have developed and implemented enable us to compete for, retain and motivate these qualified and talented employees.

In 2014, these executive compensation programs and policies included the following:

•base salary;

•annual cash incentive compensation;

•long-term incentive awards;

•	perquisite cash allowance (cash payments made in lieu of receiving other benefits such as a car, motorcycle and other limited perquisites);

•retirement benefits;

•non-qualified deferred compensation plans; and

•life insurance-related benefits, including payments in lieu of post-retirement life insurance.

Our Senior Leaders are also eligible to participate in other benefit plans that are generally available to our salaried employees. In certain special circumstances, such as newly-hired executives or for special retention or recognition, we provide compensation outside of these regular executive compensation programs. We discuss these special awards in this Compensation Discussion and Analysis where it affects our NEOs. Also, for Senior Leaders located outside the United States, we customize our compensation and benefits to meet local market, tax, regulatory and competitive practices.

Oversight of Executive Compensation

For 2014, the Human Resources Committee had overall responsibility for approving the compensation of our Executive Leadership Team. Our Executive Leadership Team is a subset of our Senior Leaders comprised of our Executive Officers. During 2014, the Human Resources Committee consisted of the following independent directors: Barry K. Allen, R. John Anderson, Martha F. Brooks (through April 2014), Michael J. Cave (as of May 2014), George H. Conrades and Sara L. Levinson. Mr. Cave served as Chairperson of the Committee commencing with his appointment to the Committee.

We describe the responsibilities and functions of the Human Resources Committee more fully in the “Corporate Governance Principles and Board Matters-Human Resources Committee” section.

Use of Advisors

The Human Resources Committee has the sole authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. Every year since 2010, the Committee has retained Meridian Compensation Partners LLC as its outside executive compensation advisor. We describe the independent advisor's primary responsibilities and reporting obligations more fully in the “Corporate Governance Principles and Board Matters-Human Resources Committee” section. During 2014, Meridian performed no services for the company beyond its engagement with the Human Resources Committee.

Advisor Independence

Pursuant to the Human Resources Committee's Charter, if the Committee chooses to use a compensation consultant, the consultant must be independent. We consider an advisor to be independent if the advisory firm does not provide services or products of any kind to the company or any of its subsidiaries, the advisory firm does not derive more than 1% of its gross revenues from the company and the advisory firm is precluded from providing any other services to the company.

The Committee assessed Meridian's independence, looking at:

(i)	Compliance with the independence provisions of the Committee's charter

(ii)	Policies and procedures that Meridian has in place to prevent conflicts of interest

(iii)	Personal and/or business relationships between Meridian and either the members of the Committee or executive officers of the company

(iv)	Ownership of company stock by employees of Meridian who perform consulting services for the company

Meridian has provided the Committee with assurances and confirmation of its independent status by means of a letter of independence which Meridian provides annually to the Committee that is intended to reveal any potential conflicts of interest. The Committee has reviewed the letter, has concluded that Meridian had no conflicts, and believes that Meridian has remained independent throughout its engagement with the Committee.

Peer Groups

The Committee used two peer groups in benchmarking executive compensation practices and levels for 2014: (i) one peer group consists of companies for whom manufacturing and engineering are key attributes (Manufacturing/Engineering Peer Group)and (ii) a second group that consists of companies for whom the maintenance of a strong product brand is a key attribute (Brand Name/Consumer Goods Peer Group). The Committee chose to use blended compensation data from these two peer groups to reflect the company’s unique emphasis on both the maintenance of the Harley-Davidson product brand and on manufacturing and engineering excellence. In addition, the Committee believes this use of blended compensation data is required to appropriately reflect the significantly different compensation philosophies and practices of Brand Name/Consumer Goods companies and Manufacturing/ Engineering companies. The Committee selected peer companies for each of the two peer groups based on revenue size and because Harley-Davidson competes for executive talent with these companies.

The Committee reviews compensation levels and reward practices of the two peer groups as disclosed in each peer company's proxy statement. When determining the competitive market using comparator company data, we weight data from the Manufacturing/Engineering Peer Group 60% and data from the Brand Name Peer Group 40%. We size-adjust reported data, using regression analysis to normalize to a revenue and/or asset size of the appropriate business unit. We benchmarked NEO compensation versus competitive 50th percentiles based upon proxy statement data from the peer group companies . The Committee believes that the regressed, weighted data derived from the two peer groups accurately reflects the competitive market for executive compensation for our NEOs.

The current peer groups that we use are:

Manufacturing/Engineering Peer Group

·	BORGWARNER INC.

·	COOPER-STANDARD HOLDINGS INC.

·	CUMMINS INC.

·	DANA HOLDING CORPORATION

·	EATON CORPORATION

·	FEDERAL-MOGUL CORPORATION

·	FLOWSERVE CORPORATION

·	GENUINE PARTS COMPANY

·	ILLINOIS TOOL WORKS INC.

·	JOHNSON CONTROLS INC.

·	JOY GLOBAL INC.

·	MERITOR INC.

·	NAVISTAR INTERNATIONAL CORPORATION

·	OSHKOSH CORPORATION

·	PACCAR INC.

·	PENTAIR, INC.

·	PRECISION CASTPARTS CORP.

·	ROCKWELL AUTOMATION INC.

·	ROCKWELL COLLINS, INC.

·	STANLEY BLACK & DECKER, INC.

·	TENNECO INC.

·	TEREX CORPORATION

·	TEXTRON INC.

·	TRW AUTOMOTIVE HOLDINGS CORP.

·	VISTEON CORPORATION

Brand Name/Consumer Goods Peer Group

·	3M COMPANY

·	AVON PRODUCTS, INC.

·	BEAM SUNTORY INC.

·	BROWN-FORMAN CORPORATION

·	BRUNSWICK CORPORATION

·	CAMPBELL SOUP COMPANY

·	COACH, INC.

·	COLGATE-PALMOLIVE COMPANY

·	ENERGIZER HOLDINGS, INC.

·	FORTUNE BRANDS HOME & SECURITY, INC.

·	HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

·	HASBRO, INC.

·	HILLSHIRE BRANDS COMPANY

·	KIMBERLY-CLARK CORPORATION

·	MASTERCARD INCORPORATED

·	MATTEL, INC.

·	MCDONALD'S CORPORATION

·	MOLSON COORS BREWING COMPANY

·	NORDSTROM, INC.

·	POLARIS INDUSTRIES INC.

·	SCOTTS MIRACLE-GRO COMPANY

·	SHERWIN-WILLIAMS COMPANY

·	STARBUCKS CORPORATION

·	THE CLOROX COMPANY

·	THE HERSHEY COMPANY

Executive Compensation Goals and Guiding Principles

Our objective is to provide an opportunity for total direct compensation (consisting of base salary, short-term incentive compensation and long-term incentive compensation) that:

•Creates and reinforces our pay for performance culture;

•Aligns the interests of management with those of our shareholders;

•	Attracts, retains and motivates executive talent by providing competitive levels of salary and total direct compensation;

•	Provides incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and

•Integrates with our performance management process of goal setting and formal evaluation.

     Our executive compensation guiding principles emphasize pay for performance. We base several of our compensation programs upon delivering high levels of performance relative to performance measures that we selected. For example, (i) the annual Financial STIP program and the cash-based long-term incentive compensation require that we achieve significant financial performance before recipients are entitled to payments; (ii) the equity programs provide greater financial benefits when our stock price is increasing, and (iii) the Leadership STIP program generates payouts based upon an executive demonstrating certain behaviors we expect of them, which we refer to as "Valued Behaviors." Specifically, the CEO was able to earn a Leadership STIP payment based upon his performance relative to the Valued Behaviors and performance relative to strategic goals and objectives that the Human Resources Committee approved. We base the extent to which an executive demonstrates Valued Behaviors upon the results of an anonymous survey conducted of their peers and subordinates. Our guiding principles are as follows:

•	The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced or no incentive pay.

•
Compensation should be competitive with those organizations with which the company competes for top talent. That would include organizations in our industry sectors of similar size and scale to Harley-Davidson. However, compensation levels should not rigidly follow any formula or target; rather, we should employ discretion to ensure that the company maintains a highly qualified and strong leadership team.

•
Incentive compensation should help drive the business strategy. The compensation program should encourage both the desired results and the right behaviors. It should also strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that the program does not encourage excessive risk. Goals should consider the strategy and the operating budget, and be considered a stretch yet achievable, as appropriately established, for each year.

•
To better align the interests of management with the interests of shareholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should apply to better ensure a focus on long-term, sustainable growth.

•	The compensation program should provide a target total compensation opportunity that is;

◦	At the 50th percentile of companies in similarly-sized businesses subject to differences by individual within a range of plus or minus 20%; and

◦	Based upon a calculation of that percentile in which we weight the values for the Manufacturing/Engineering Peer Group at 60% and the values for the Brand Name/Consumer Goods Peer Group at 40%.

Response to 2014 Shareholder Advisory Vote

The results of the shareholder advisory vote on executive compensation at our 2014 Annual Meeting of Shareholders were extremely favorable with, of the shares voted , 97.8% voted in favor of and supportive of our compensation programs. Prior to the date of that vote, we had already made compensation decisions that impacted executive pay for 2014. Based on the high level of shareholder support for our 2013 compensation programs, the Committee generally kept in place for 2015 the same executive compensation elements that it had disclosed to shareholders in our proxy statement for the 2014 Annual Meeting of Shareholders.

Components of the Executive Compensation Program

The compensation packages of our Senior Leaders, and more specifically for NEOs, consist of several elements. The primary elements include:

Base Salary

Base salaries provide NEOs with a portion of total compensation that is fixed. We set base salaries by starting with salary midpoints which are approximately at the competitive market 50th percentile. We then make adjustments to base salaries on a subjective basis by individual within a range of plus or minus 20% of market 50th percentile based upon each NEO's individual performance and their accomplishment of key initiatives as determined by the assessment of the CEO, the length and nature of the NEO's experience, their competency in the position and their potential for advancement. We also take overall general business and economic conditions into account in determining base salaries. During 2014, we increased base salaries for each of our NEOs. The percentage change in base salaries for the NEOs ranged between 4.3% and 6.0%. We believe the increases were warranted based upon the positioning of the executives' base salaries in relation to the competitive market 50th percentile and their individual performance, all in the manner that we describe above.

The CEO recommends base salary changes for the Executive Leadership Team to the Human Resources Committee for final approval. In February 2014, the Human Resources Committee reviewed and approved the CEO's salary increase recommendations for the Executive Leadership Team, including the NEOs other than the CEO. Base salary increases became effective as of March 1, 2014.

The Human Resources Committee evaluates the performance of the CEO and reviews external market compensation data with the outside executive compensation adviser to formulate the CEO's salary. The Human Resources Committee believes that the difference that exists between the base salary of the CEO and the base salaries of the other NEOs is supported by competitive market data and is appropriate based upon the level of accountability for his position.

Short-Term Incentive Plans (STIPs)

Our STIPs have broad-based employee participation and provide an opportunity to all of our approximately 6,400 employees to earn annual cash awards based upon performance during the course of our fiscal year relative to financial goals or other performance objectives that we generally establish prior to the start of the year. Our Senior Leaders, including the NEOs, have the opportunity to earn two types of annual incentive compensation. We have based one type on quantifiable, objective factors. We refer to this type of annual incentive compensation opportunity as our Financial STIP. In addition, certain of our Senior Leaders, including the NEOs, have the opportunity to receive payments under an annual incentive plan that we have referred to as our Leadership STIP. The Human Resources Committee approved the Financial STIPs and a Leadership STIP for 2014 under the Harley-Davidson, Inc. Short-Term Incentive Plan for Senior Executives.

2014 Financial STIPs

In December 2013, the Human Resources Committee approved the company's 2014 Financial STIP consisting of two plans, one for Harley-Davidson Motor Company (HDMC) employees and one for Harley-Davidson Financial Services (HDFS) employees. The Committee reviewed and approved the 2014 performance measures and goals under those plans. The members of the Executive Leadership Team, including the NEOs, participated in both the HDMC STIP and the HDFS STIP with payout based upon giving the actual HDMC STIP results a weighting of 90% and the actual HDFS STIP results a weighting of 10%. The Committee based this weighting upon the relative revenues that we expected in 2014 from HDMC and HDFS.

The Committee maintains two different business units, Motorcycle & Related Products and Financial Services each of which have different measures of efficiency and therefore we maintain two different Financial STIPs. Having these different STIP plans allows us to mirror our business model and helps drive business objectives. Furthermore, we want our Financial STIPs to be clear and concise to our employees and to emphasize our “One Company-One Team-One Direction” philosophy.

The Human Resources Committee also reviewed and approved the target STIP opportunities for all NEOs for 2014. Target STIP opportunity is the amount of STIP compensation that we would pay to a NEO, expressed as a percentage of his or her annual base salary, assuming that the actual performance resulted in a payout at target. Based upon a review of competitive market data and our compensation philosophy of targeting compensation at the 50th percentile plus or minus 20% based on individual performance and experience, Mr. Wandell recommended the target STIP opportunities for each NEO other than himself. The Human Resources Committee determined the target STIP opportunity for the CEO based upon a review of external market compensation data with input from the outside executive compensation advisor. For each of the NEOs, other than Mr. Wandell, the Committee approved 2014 STIP targets that were higher than those for 2013. Mr. Levatich's target STIP opportunity increased to 110% from 100%; Mr. Olin's target STIP opportunity increased to 80% from 75%; Mr. Hund's target STIP opportunity increased to 80% from 75%; and Mr. Jones' target STIP opportunity increased to 70% from 65%. The Committee left unchanged Mr. Wandell's target STIP opportunity from 2013, which was 125%.

Name	2014 Target Financial STIP Opportunity (as a percentage of annual base salary)
Keith E. Wandell	125%
Matthew S. Levatich	110%
Lawrence G. Hund	80%
John A. Olin	80%
Paul J. Jones	70%

Actual payments under the Financial STIP plans can range from zero to 200% of an individual's target STIP opportunity based on actual company performance.

The key financial measures for the 2014 HDMC and HDFS Financial STIP plans were the following:

HDMC STIP

Consolidated Net Income: consolidated net income from continuing operations excluding the after-tax loss on debt extinguishment, the impact of the retroactive reinstatement of the Research and Development tax credit and certain employee separation costs

HDMC Asset Productivity: revenue from HDMC divided by the sum of HDMC average property, plant and equipment, net and average HDMC Net Working Capital

HDMC Net Working Capital: consolidated accounts receivables plus the sum of HDMC current assets consisting of inventories and other current assets (excluding tax assets) less the sum of current liabilities consisting of accounts payable (excluding negative book cash balances), accrued liabilities (excluding dividends payable and tax liabilities) and long-term warranty liabilities.

HDFS STIP

Consolidated Net Income: consolidated net income from continuing operations excluding the after-tax loss on debt extinguishment, the impact of the retroactive reinstatement of the Research and Development tax credit and certain employee separation costs

HDFS Return on Assets: HDFS operating income, excluding the loss on debt extinguishment, divided by HDFS average finance receivables, net

These measures are related to our financial results as presented in our consolidated financial statements and notes except that we use monthly information to calculate averages and our financial statements and notes may not disclose detailed amounts for the excluded items because the details are not required for financial statement reporting purposes.

For 2014, the Committee approved a STIP formula for HDMC based upon HDMC Asset Productivity, weighted at 25%, and Consolidated Net Income, weighted at 75%. The rationale for using HDMC Asset Productivity in conjunction with Consolidated Net Income was to provide incentives relating to both the balance sheet and the income statement. These measures take into account the level of return on investment and net income, which involve the size and quality of earnings. The Committee believes the goals it established based on HDMC Asset Productivity and Consolidated Net Income were appropriate and balanced and provided adequate incentive for participants to strive to achieve our objectives for 2014.

The Committee also approved a STIP formula for HDFS based upon HDFS Return on Assets, weighted at 25%, and Consolidated Net Income, weighted at 75%. For HDFS, the rationale for using HDFS Return on Assets in conjunction with Consolidated Net Income was to provide incentives relating to both the balance sheet and the income statement. The Committee believes the goals it established based on HDFS Return on Assets and Consolidated Net Income were appropriate and balanced and provided adequate incentive for participants to strive to achieve our objectives for 2014.

In the case of both the HDMC STIP and the HDFS STIP formulas, the Committee decided that using Consolidated Net Income as a key financial measure reinforced the "One Company-One Team-One Direction" emphasis we have embraced.

Upon the completion of the fiscal year, the Committee reviews the extent to which actual performance satisfies the defined performance goals for each Financial STIP. We typically pay STIP awards in February after the prior year's financial statement audit is complete and the Committee reviews and approves earned amounts. The Committee has the right to reduce awards that Senior Leaders would otherwise earn under the STIP plan.

Under the HDMC and HDFS 2014 STIP plans, if we did not achieve net income of at least $583.2 million in 2014, then we would not make any payouts, regardless of performance under other financial measures. In addition, the minimum payout was zero (0) and the maximum payout was 200% of a participant's target STIP opportunity with a cap of $6 million that applied to the sum of an executive's Financial STIP and Leadership STIP payouts.

For the 2014 HDMC STIP, we set the HDMC Asset Productivity target at 5.57 and the Consolidated Net Income target at $833.1 million. Meeting both targets would result in a payout under the plan equal to 100% of the target STIP opportunity. The Committee approved potential payout percentages ranging from zero to 200% of the target STIP opportunity for various levels of performance against these performance targets. A participant would have been eligible to receive the maximum potential payout if our performance met or exceeded HDMC Asset Productivity of 6.02 and Consolidated Net Income of $916.4 million. Based on 2014 performance, during which the HDMC achieved HDMC Asset Productivity of 5.57 and Consolidated Net Income (as defined above) of $847.2 million, participants in the HDMC STIP earned incentive payments equal to 125.6% of their target STIP opportunity.

For the 2014 HDFS STIP, we set the Return on Assets target at 4.46% and the Consolidated Net Income target at $833.1 million. Meeting both targets would result in a payout under the plan equal to 100% of the target STIP opportunity. The Committee approved potential payout percentages ranging from zero to 200% of the target STIP opportunity for various levels of performance against these performance targets. A participant would have been eligible to receive the maximum potential payout if our performance met or exceeded HDFS Return on Assets of 5.04% and Consolidated Net Income of $916.4 million. Based on 2014 performance, during which HDFS achieved HDFS Return on Assets of 4.33% and Consolidated Net Income of $847.2 million, participants in the HDFS STIP earned incentive payments equal to 124.1% of their target STIP opportunity.

 2014 Leadership STIP

In December 2013, the Human Resources Committee approved the Leadership STIP applicable in 2014 that covered our Senior Leaders, including our NEOs. The Leadership STIP provided the opportunity to earn an incentive payment above amounts that a Senior Leader could earn under the 2014 Financial STIP. For 2014, the maximum Leadership STIP opportunity for each NEO was 30% of that executive's target Financial STIP opportunity. For example, in the case of our CEO, his 2014 target Financial STIP opportunity was 125% of base salary and his 2014 maximum Leadership STIP opportunity was 30% of his target Financial STIP opportunity (i.e., 37.5% of the CEO's base salary). Therefore, the CEO's potential aggregate payout under the Financial STIP and Leadership STIP ranged from zero to 287.5% of his base salary. The CEO's aggregate maximum payout opportunity reflects the CEO's maximum payout under the Financial STIP of 250% of his base salary (i.e., 200% of his target Financial STIP opportunity of 125% of base salary) plus a maximum payout of 37.5% of base salary under the Leadership STIP.

The CEO was able to earn a Leadership STIP payment based upon his performance relative to the Valued Behaviors and performance relative to strategic goals and objectives that the Human Resources Committee approved. Senior Leaders other than the CEO were able to earn Leadership STIP payments based on their individual performance relative to the Valued Behaviors. For this purpose, we solicit anonymous input using a survey of peers and subordinates. Our Valued Behaviors are: being accountable, modeling integrity, valuing individuality and diversity, inspiring teamwork, and encouraging creativity. If a NEO did not sufficiently meet these objectives, then the amount that the NEO would have earned under the 2014 Financial STIP was subject to reduction by up to 30% of the NEO's target Financial STIP opportunity.

Name	2014 Maximum Leadership STIP Opportunity (as a percentage of annual base salary)
Keith E. Wandell	37.5%
Matthew S. Levatich	33%
Lawrence G. Hund	24%
John A. Olin	24%
Paul J. Jones	21%

The Human Resources Committee reviewed and rated the CEO's performance for 2014 against his strategic goals and objectives and rated the extent to which he demonstrated Valued Behaviors. A cross functional group of peers and subordinates rated the extent to which Senior Leaders, including Messrs. Wandell, Olin, Levatich, Hund and Jones, demonstrated Valued Behaviors. A third party compiled those ratings, which were reviewed by the CEO. Based upon these ratings, the CEO (except in the case of his own payout) recommended Leadership STIP payouts for Senior Leaders to the Human Resources Committee. Based on the CEO’s recommendations, the Committee approved a maximum payout under the Leadership STIP of 30% of each Senior Leader’s target Financial STIP. Similarly, the Committee approved a maximum payout under the Leadership STIP of 30% of the CEO’s target Financial STIP.

2015 Financial STIPs

In December 2014, the Committee approved the company's 2015 Financial STIP consisting of two plans: one for HDMC employees and one for HDFS employees. As in 2014, the members of the Executive Leadership Team (including all NEOs) will participate in both the HDMC and the HDFS STIPs based upon the following weighting: 90% HDMC and 10% HDFS.

The key financial measures for the HDMC STIP and HDFS STIP are the following, in each case subject to certain adjustments that the Committee may approve:

HDMC STIP

Consolidated Net Income: consolidated net income from continuing operations excluding the effects of foreign currency fluctuations above or below levels we reflected in our 2015 budget

HDMC Asset Productivity: revenue from HDMC divided by the sum of HDMC average property, plant and equipment, net and average HDMC Net Working Capital, in each case excluding the effects of foreign currency fluctuations above or below levels we reflected in our 2015 budget

HDMC Net Working Capital: consolidated accounts receivables plus the sum of HDMC current assets consisting of inventories and other current assets (excluding tax assets) less the sum of current liabilities consisting of accounts payable (excluding negative book cash balances) and accrued liabilities (excluding dividends payable and tax liabilities)

HDFS STIP

Consolidated Net Income: consolidated net income from continuing operations excluding the effects of foreign currency fluctuations above or below levels we reflected in our 2015 budget

HDFS Return on Assets: HDFS operating income divided by HDFS average finance receivables, net

These measures are related to our financial results as presented in our consolidated financial statements and notes except that we use monthly information to calculate averages and our financial statements and notes may not disclose detailed amounts for the excluded items because the details are not required for financial statement reporting purposes. As was the case for 2014, the Committee approved a weighting of 75% for the net income measure and 25% for the balance sheet measure.

Under each of these 2015 Financial STIPs, the minimum payout is zero ($0), the payout at the threshold level of performance is 50% of a participant's target Financial STIP opportunity and the maximum payout is 200% of a participant's target Financial STIP opportunity with a cap of $6 million that applies to the sum of an executive's Financial STIP and Leadership STIP payouts. The Committee determined that there was a reasonable likelihood that employees could achieve the goals and earn incentive compensation at the target performance level.

2015 Leadership STIP

The Committee also approved the 2015 Leadership STIP Plan. For 2015, the maximum Leadership STIP opportunity for each NEO will be 30% of that executive's target Financial STIP opportunity. This is the same on a percentage basis as applied in 2014.

Long-Term Incentives

The Human Resources Committee believes that long-term incentives are a key component of total compensation for participating executives. The purpose of long-term incentives is to: (i) enhance the growth and profitability of our company by focusing the Senior Leaders and other key employees on our long-term financial success and growth in value, providing balance and perspective to annual goals and incentives; and (ii) further align the interests of shareholders and employees. In addition, the Committee believes that long-term incentives provide a valuable tool to retain and attract key employees. We used objective market data that our outside executive compensation advisor provides to assign to each key position, including each NEO, that is eligible to participate in the 2009 Incentive Stock Plan a target value of long-term incentive opportunity.

In February 2014, we provided long-term incentive compensation under our 2009 Incentive Stock Plan, which gave the Human Resources Committee the flexibility to grant equity instruments, including stock options, stock appreciation rights, restricted stock and restricted stock units, and under our Employee Incentive Plan, which gives the Committee the flexibility to grant long-term cash incentive awards.

At the 2014 Annual Meeting of Shareholders, shareholders approved the Harley-Davidson, Inc. 2014 Incentive Stock Plan. The 2014 plan is designed with maximum flexibility to grant stock options, stock appreciation rights, performance shares, performance units, shares of our common stock, restricted stock, restricted stock units or other equity-based vehicles (each of which we refer to as an Award), while maintaining limits that attempt to ensure shareholder dilution levels continue to remain at or below those of comparable companies. After the shareholders approved the 2014 Incentive Stock Plan, we have made awards under that plan.

For certain Senior Leaders, including all NEOs, we provided long-term incentive awards in February 2014 through a mix of restricted stock units and stock options under the 2009 Stock Incentive Plan and cash-based long-term incentive awards under the Employee Incentive Plan. For each NEO, we allocate one-third of the executive's target value of long-term incentive opportunity to each of the three types of long-term incentive awards (restricted stock units, stock options and cash-based long-term incentives). The Committee believes this mix of long-term awards encourages executives to focus on specific long-term corporate objectives while still building equity ownership and shareholder alignment. In 2014, the Committee awarded restricted stock units to each NEO rather than restricted stock as it did in 2013. While the Committee believes restricted stock units and restricted stock are equally effective in incentivizing performance and retaining our NEOs, the Committee determined that the tax consequences of restricted stock units are more favorable to our company and to recipients.

We describe the process and restrictions on granting long-term incentive awards more fully in the “Corporate Governance Principles and Board Matters-Human Resources Committee” section.

The Human Resources Committee uses a methodology to calculate an individual's potential aggregate long-term incentive award value that provides for a target value of long-term incentive opportunity that is expressed as a percentage of base salary. In February 2014, the Committee reviewed competitive market data with the CEO (except in the case of his own individual awards) and Meridian. Based upon our compensation philosophy of targeting compensation at the 50th percentile plus or minus 20% based upon individual performance and experience, the Committee approved target values of long-term incentive opportunities that were higher than those in 2013 for each NEO other than Mr. Wandell and Mr. Hund. Mr. Levatich's target value increased from 275% to 285% of base salary, Mr. Olin's target value increased from 215% to 225% of base salary, and Mr. Jones' target value increased from 140% to 165% of base salary. The targets for Mr. Wandell and Mr. Hund remained unchanged at 475% and 215%, respectively.

We convert the target value of long-term incentive opportunity for each NEO into a grant of stock options, an award of restricted stock units, and a cash award opportunity under our cash-based long-term performance plan. For this conversion, we valued each stock option at an amount equal to the closing price of our stock on the date of grant divided by 3.2, and we valued each restricted stock unit at an amount equal to the closing price of our stock on the date of grant. We set the target value of the long-term cash award opportunity at an amount equal to one-third of a NEO's target value of long-term incentive opportunity. Based upon similar considerations, and with input from Meridian, the Committee approved the amount of the CEO's long-term incentive award. We grant restricted stock units to a Senior Leader in a year only if he or she met or exceeded objective and subjective performance standards that applied to him or her in the preceding year. For purposes of 2014 grants, the Committee determined that all NEOs met or exceeded applicable performance standards in 2013.

In certain special circumstances, such as for newly-hired executives or for special retention or recognition, we also provide compensation outside of these regular executive compensation programs. In 2014, there were no special grants to any NEO.

We award stock options and restricted stock units to employees and directors pursuant to a process that the Committee has approved. Annual stock option and restricted stock unit awards to employees historically have occurred in February after the release of fourth quarter earnings at which time the “window” for effecting transactions in the company's stock is generally open for those employees who, through their job, have access to material non-public information. Off-cycle grants of stock options and/or restricted stock units may only be effective on dates during an open window period and occur after the CEO determines that an individual is deserving of an award because: (i) an eligible employee is a recent hire; (ii) an eligible employee excelled in his/her job; (iii) an eligible employee is promoted to a new career band (which is stock eligible); (iv) an eligible employee is highly valued and management wants to retain the individual; or (v) an eligible employee was inadvertently omitted from the annual award list. For Senior Leaders located outside the United States, we adjust our long-term incentives to address local market tax, regulatory and competitive practices.

Stock Options

The Committee believes stock options are a valuable tool to align the Senior Leaders with long-term shareholder value creation by placing a portion of their compensation at risk, tied to stock price appreciation. Stock option grants also enable us to attract and retain the services of executives that we consider essential to our long-range success by providing them with a competitive compensation package and an opportunity to become owners of our stock. Participants can realize value from stock options only to the extent the price of our common stock on the date of exercise exceeds the exercise price.

Each stock option that we granted in 2014 permits a Senior Leader, for a period of ten years, to purchase shares of our common stock at an exercise price representing the closing price of the stock on the date of grant. The date of grant is the day on which the Human Resources Committee approves the award, typically at its meeting in February, subject to the concurrence of the

Nominating Committee in the case of the CEO. Stock options that we granted in 2014 generally become exercisable in three equal annual installments beginning one year after the grant date.

Restricted Stock Units

As noted above, the Committee believes that stock options represent a valuable tool to align the Senior Leaders with our goal of stock price appreciation. The Committee also believes that restricted stock unit awards complement our use of stock options by providing an effective and valuable tool to recruit and retain Senior Leaders.

Restricted stock unit awards entitle a Senior Leader to receive shares of our common stock in the future only after the awards vest, which will occur only if the individual remains an employee or certain other circumstances apply. The restricted stock unit awards vest in three equal annual installments beginning one year after the grant date. During the vesting period, the recipient is eligible to receive dividend equivalents on a current basis on each restricted stock unit of the same value as dividends that are declared and paid quarterly on each share of stock. Under the vesting rules of our restricted stock unit awards, a recipient who has attained the age of 55 and eligibility for retirement and who retires from the company will have all awards that were granted 12 or more months prior to the date of retirement vested upon retirement.

2012 Cash-Based Long-Term Incentive Awards

The performance period for the cash-based long-term incentive awards that we granted in 2012 ended on December 31, 2014. We paid those awards in February 2015 based upon performance relative to goals relating to average return on invested capital (ROIC) for HDMC that the Committee approved at the time of grant. The target ROIC goal was 24.9% and actual ROIC performance was 25.6%, yielding a payment of 122.3% of each NEO's target value.

2014 Cash-Based Long-Term Incentive Awards

In 2014, we granted each NEO a long-term cash incentive award that may be earned over a three-year performance period ending on December 31, 2016 based on performance relative to goals relating to ROIC for HDMC. Payouts may range from zero to 200% of a NEO's target value based upon results over the performance period. The Committee selected ROIC for HDMC to focus executive leadership on the long-term strategic goal of providing an appropriate return to shareholders on the capital invested in the company. The ROIC calculation that we use in the 2014 cash-based long-term incentive awards is as follows, in each case subject to adjustments as determined by the Committee for matters that are "Excluded Items" for purposes of the underlying plan:

HDMC Return on Invested Capital (ROIC)

HDMC Return on Invested Capital (ROIC): the sum of the quotient obtained by, dividing (i) HDMC Net Operating Income After Tax by (ii) HDMC Invested Capital for each year in the performance period, divided by the number of years in the performance period

HDMC Net Operating Income After Tax: the amount of HDMC operating income reduced for taxes for the relevant year in the performance period

HDMC Invested Capital: the average amount of HDMC debt plus the average amount of HDMC shareholder’s equity, excluding accumulated other comprehensive income or loss for pension and post-retirement plans and the cumulative effect of share repurchases above or below levels that we reflected in our strategic plan at the time of the award, for the relevant year in the performance period

These measures relate to our segment financial results as presented in the notes to our consolidated financial statements except that we do not disclose all of the information necessary to make the calculation relating to share repurchase levels.

At the end of the three-year performance period, we will pay the target value of the award if the average ROIC over the three-year performance period is 27.1%. We will pay a maximum award of 200% of the target value if performance is at or above 30.1%. If ROIC is below 12% for the performance period, there will be no payout. Awards will be interpolated on a linear basis for performance between these levels.

Other Benefits

We provide other benefits to our Senior Leaders, including medical and dental benefits; life insurance-related benefits; deferred compensation; retirement plans; employee savings plan; and limited financial planning and clothing allowance benefits. The goal of these programs is to provide benefits that are competitive in the marketplace where we compete for executives at the Senior

Leadership level. In general, these benefits have been in place for a number of years. In addition, to a large extent, the most significant benefits available to the Senior Leaders (such as health, welfare and retirement benefits) are those that are available to all of our salaried employees. In December 2014, the Committee approved, effective March 1, 2015, the elimination of a cash perquisite allowance plan which had been in place for many years.

Medical and Dental Benefits

We provide medical and dental benefit plans that are available to substantially all employees, including the Senior Leaders. We do not provide any supplemental medical or dental benefits to our NEOs.

Employee Purchase Plan Benefit

We provide the opportunity for substantially all employees, including the Senior Leaders, to purchase eligible Harley-Davidson products (including motorcycles, parts and accessories, and general merchandise) and receive a reimbursement from the company for a portion of the purchase price paid.

Life Insurance-Related Benefits

We provide life insurance-related benefits to the Senior Leaders that are available only in the event of their death during active employment with the company. The amount of life insurance-related benefits ranges from one and one-half to three times a Senior Leader's annual base pay, depending on salary grade. We also reimburse executives for taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000. For non-executive salaried employees, we provide life insurance-related benefits in the amount of one and one-half times base pay.

Deferred Compensation

We maintain a Non-Qualified Deferred Compensation Plan for salaried employees, in which a group of highly compensated employees (as defined by the Internal Revenue Code) are eligible to participate, including the Senior Leaders. Under the terms of this plan, participants can defer a portion of their base salary, a portion of their annual STIP payment and/or a portion of their annual restricted stock unit award. If a participant in this plan makes an election to defer eligible compensation and there are statutory limits on such participant's ability to defer at least 6% of eligible compensation into the qualified employee Retirement Savings Plan, then the participant will also receive company matching contributions in this plan that would have been made in the qualified plan if no statutory limit had been applicable. We believe earnings on amounts deferred reflect the returns available in the market as investment options in the Deferred Compensation Plan that are participant directed are similar to those which exist in our 401(k) plan. This plan is structured to comply with Section 409A of the Internal Revenue Code.

Retirement Plans

HDMC Salaried Defined Contribution Retirement Plan

For HDMC we maintain a qualified non-contributory, defined contribution plan that covers all HDMC U.S. salaried employees who were hired on or after August 1, 2006. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that would have been accrued or payable under this defined contribution plan if statutory limits that apply to this defined contribution plan as a qualified plan under the Internal Revenue Code had not been applicable. Mr. Wandell and Mr. Jones are participants in this plan.

HDFS Defined Contribution Plan

For HDFS we maintain a qualified non-contributory, defined contribution plan that covers all HDFS U.S. salaried employees. Mr. Hund is a participant in this plan.

Harley-Davidson Retirement Plan

HDMC has long maintained a qualified non-contributory, defined benefit pension plan which covers all HDMC U.S. salaried employees who were hired prior to August 1, 2006. Beginning August 1, 2006 we have not allowed new participants into this Plan. Mr. Levatich and Mr. Olin are participants in this plan.

Restoration Plan

We have long maintained a non-qualified Pension Benefit Restoration Plan pursuant to which we pay participants amounts that would have been accrued under or payable from the Salaried Pension Plan if statutory limits that apply to the Salaried Pension Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Employee Savings Plans

We have qualified section 401(k) savings plans for employees, which we believe are competitive with other similar companies. Eligible participants can make contributions to the plan up to the Internal Revenue Code limits. We provide participants with matching contributions of up to either 4.5% or 3% of their eligible compensation based upon the extent to which they make elective deferrals and their date of hire. Under our Non-Qualified Deferred Compensation Plan, we pay participants amounts that we would have provided as matching contributions under the Savings Plan if statutory limits that apply to the Savings Plan as a plan qualified under the Internal Revenue Code had not been applicable.

Payment in Lieu of Post Retirement Life Insurance

Certain Senior Leaders, including the NEOs, who retire after reaching age 55 and after attaining five or more years of service are entitled to receive a net payment equal to one year's base salary at retirement. We adopted this benefit in 1995 in lieu of providing post retirement life insurance coverage.

Perquisites

Historically, we had provided an annual cash payment (generally in lieu of receiving other benefits such as a car or a motorcycle) to our Senior Leaders who are based in the United States. In December 2014, to be effective March 1, 2015, the Committee approved the elimination of this annual cash payment. For a subset of the Senior Leaders including all NEOs, we continue to provide a limited financial planning benefit.

Additionally, to further promote the Harley-Davidson brand and the recognition of Senior Leaders as representatives of the company at rallies and other industry events, they receive an allowance for the purchase of MotorClothes® apparel and general merchandise.

We permit limited use of our corporate aircraft by NEOs. We have entered into time sharing agreements with executive officers, including the NEOs, to provide terms governing personal use of corporate aircraft and to require the executive officers to pay for each personal flight. The amount that an executive officer pays for each personal flight is equal to the greater of the aggregate incremental cost to the company for such flight and the standard industry fare level (SIFL) valuation used to impute income for tax purposes. In all cases, the CEO must approve all personal use, and any business use for our corporate aircraft takes priority over a NEO's request for personal use.

Other Compensation

For Senior Leaders and other executives, we have standard compensation packages applicable to relocations and overseas assignments. In addition, in particular cases, such as short-term assignments, we may include other elements in our discretion.

Additional Executive Compensation Policies and Agreements

In addition to the compensation programs described above, we have adopted a number of policies and agreements to further the goals of the overall executive compensation program and to strengthen the alignment of interests of executives with the long-term interests of shareholders.

Anti-Hedging Policy

Employees may not engage in hedging transactions with respect to company securities. Certain forms of hedging transactions, such as zero-cost collars and forward sale contracts allow a shareholder to lock in the value of his or her shareholdings, often in exchange for all or a portion of any future appreciation in the stock. The shareholder is then no longer exposed to the full risks of stock ownership and may no longer have the same objectives as the company’s other shareholders. Therefore, we prohibit such hedging transactions by employees.

Stock Ownership Guidelines

The table below describes the company's stock ownership guidelines:

Career Band	Title	Shares
S99	Chief Executive Officer	200,000
S96	President/Chief Operating Officer - HDMC	80,000
S96	President/ Chief Operating Officer - HDFS	80,000
S96	Executive Vice Presidents	60,000
S93	Senior Vice Presidents	30,000
S90	Vice Presidents	20,000
S80	Vice President or General Manager	15,000

In addition, non-U.S. based Senior Leaders who are not required to pay U.S. income tax are required to hold 50% of the shares assigned to their designated Career Band as indicated in the table above.

The Committee believes the Stock Ownership Guidelines are appropriate, market competitive and provide for significant alignment of the interests of Senior Leaders with those of shareholders. The CEO's current ownership requirement reflects a multiple that is currently more than ten times his annual base pay.

The Human Resources Committee monitors each Senior Leader's progress toward, and continued compliance with, the guidelines. Restricted stock, restricted stock units, shares held in 401(k) accounts, vested unexercised stock options and stock appreciation rights, and shares of common stock that Senior Leaders hold directly count toward satisfying the guidelines. As of December 31, 2014, each NEO had met their stock ownership guideline requirement.

Transition Agreements

We have entered into Transition Agreements with Mr. Wandell, Mr. Levatich, Mr. Hund and Mr. Olin that become effective upon a change of control of Harley-Davidson, Inc. as defined in the Transition Agreements. In the agreements with the NEOs, to the extent that payments to these executives under these agreements would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. There are no provisions for an excise tax gross up or any provision for payment of benefits in the event the executive voluntarily terminates his employment for no reason after a change of control. There is no immediate vesting of equity awards upon a change of control for those Senior Leaders who are parties to Transition Agreements.

We believe the circumstances that entitle an individual to payments upon termination of employment following a Change of Control strike the appropriate balance between protecting the interests of the executives and our shareholders. A table below presents estimates of the amounts of compensation payable to each NEO upon a change of control and termination of the executive. The assumptions we used to calculate those amounts accompany the Change of Control table below.

Under the Transition Agreements, a change of control of Harley-Davidson means any one of the following:

•
the total number of directors either serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved no longer constitutes at least 2/3 of the Board;

•	any person becomes the owner, directly or indirectly, of 20% or more of our outstanding common stock or voting power;

•
the consummation of a merger or consolidation with another company, a sale of most of our assets, or a liquidation or dissolution, unless, in the case of a merger or consolidation, the total number of directors serving on the date of the agreement or approved by those serving on the date of the agreement or successors they have approved will constitute at least 2/3 of the board of the surviving company after the transaction; or

•
at least 2/3 of the total number of directors either serving on the date of the agreement or approved by those serving as of the date of the agreement or successors they have approved determines immediately before a proposed action is taken that the action will constitute a change of control event (and the action is subsequently taken).

Severance Policy

Senior Leaders, including the CEO and the other NEOs, are covered under our Executive Severance Policy which provides for a cash severance benefit that varies between 12 and 24 months of base pay (based upon salary band) and 18 months continuation of certain employee benefits if we terminate employment other than for cause.

Group	Cash Severance (months of base pay)
S90 and above Executive Leadership Team	24 months
S93 non-ELT	18 months
S80 and S90 non-ELT	12 months

Employment Agreements

We generally do not enter into employment contracts with executives that provide for ongoing terms of employment. However, we have entered into Transition Agreements with four of our NEOs.

Tally Sheets

To inform its decision-making process, the Committee reviewed tally sheets that management and the outside executive compensation advisor prepared. Tally sheets provide a comprehensive picture of the current and historical compensation of each NEO by recounting in detail the dollar value of the total compensation that we paid to each NEO for the past three years. The total dollar value includes base salary and short-term and long-term incentive compensation that we actually paid, and the costs we incur to provide various health and insurance benefits and perquisites to our NEOs. The tally sheets also reflect each NEO's accumulated realized and unrealized stock option gains, any vested and unvested restricted stock or restricted stock unit awards and stock options at various stock values, and any outstanding long-term cash awards at target value and the amounts our NEOs will receive if they leave the company under various circumstances, such as retirement or termination in connection with a change of control. The Committee believes that annual review of the tally sheets is helpful as part of its process to oversee the design of our executive compensation program.

“Clawbacks”

In 2010, Congress passed the Dodd-Frank Act, which requires many public companies to adopt clawback policies. Although the SEC has not yet issued the final regulations under the Act, the Committee implemented a clawback policy in 2014 in anticipation of such SEC action. In the event that any fraud or intentional misconduct by an executive officer was a contributing factor to the company having to restate any financial statements filed with the Securities and Exchange Commission due to the company’s material noncompliance with any financial reporting requirement under the securities laws, then the Board or the Committee may, in its discretion and to the extent permitted by governing law, require the company to seek reimbursement or forfeiture of any eligible compensation paid or credited to or earned by such executive officer. The amount of eligible compensation subject to forfeiture is any eligible compensation in excess of the amounts that would have been paid or credited to or earned by such executive officer during the three-year period preceding the date on which the company is required to prepare the restatement based directly on the restated financial results. For the purposes of this policy, the term “executive officer” means any officer (i) designated as a Section 16 officer under the federal securities laws or (ii) who has been designated an executive officer by the Board, and the term “eligible compensation” means any bonuses paid or credited to or any other incentive compensation earned by an executive officer.

Once final regulations for the Dodd-Frank Act are published, the Committee intends to revise the clawback policy as necessary to comply with the Act and the final regulations.

2015 Compensation for Mr. Levatich

On February 3, 2015, the Human Resources Committee approved compensation for Mr. Levatich reflecting his new position as President and Chief Executive Officer that is effective May 1, 2015 upon the retirement of Mr. Wandell. That compensation includes the following:

-	His annual base salary will increase on May 1, 2015 from $734,000 to $1,000,000.
-	His target Financial STIP Opportunity (as a percentage of his STIP eligible earnings) for 2015 is 115%, which reflects an increase from a target of 110% for 2014.
-	His target Leadership STIP opportunity for 2015 is 34.5% , which reflects an increase from a target of 33% for 2014.
-
He received the following long-term compensation grants effective February 3, 2015, based on an increase in his target value of long-term incentive opportunity from 285% of base salary for his 2014 award to 450% of his May 1, 2015 base salary:

o	Stock options to purchase 75,602 shares;
o	23,626 restricted stock units; and
o	A long-term cash incentive award with a payout assuming performance at target of $1,500,000.

The Committee believes this compensation is consistent with the compensation philosophy that we describe above.

Income Tax Consequences of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs (other than the chief financial officer) to $1,000,000 in any year. This limitation does not apply to performance-based compensation if certain conditions are met. The Human Resources Committee generally intends to maximize the extent of the tax deductibility of executive compensation under the provisions of Section 162(m). The Committee believes, however, that shareholders' interest are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen-sation ($) (3)	Change in Pension Value ($) (4)	All Other Compen-sation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith E. Wandell	2014	$1,191,667	$446,875	$1,900,005	$1,404,648	$3,775,268	$94,000	$371,227	$9,183,690
President and CEO	2013	$1,141,667	$428,125	$1,820,999	$1,362,835	$3,783,110	$2,152,000	$386,361	$11,075,097
	2012	$1,079,167	$474,919	$1,558,328	$1,565,755	$5,359,959	$—	$299,321	$10,337,449
John A. Olin	2014	$585,000	$140,400	$442,668	$327,254	$937,118	$750,000	$62,213	$3,244,653
Senior Vice	2013	$552,500	$124,312	$369,347	$276,411	$672,006	$364,000	$65,203	$2,423,779
President and CFO	2012	$510,836	$83,624	$286,015	$287,361	$1,012,908	$497,000	$71,843	$2,749,587
Matthew S. Levatich	2014	$669,167	$220,825	$641,313	$474,134	$1,481,473	$1,508,000	$439,057	$5,433,969
President and COO	2013	$635,000	$190,500	$559,328	$418,606	$1,152,610	$675,000	$105,236	$3,736,280
- Motor Company	2012	$603,333	$135,970	$456,010	$458,178	$1,763,515	$1,218,000	$119,680	$4,754,686
Lawrence G. Hund	2014	$525,000	$126,000	$380,026	$280,930	$902,154	$110,000	$45,593	$2,369,703
President and COO	2013	$495,833	$111,562	$340,661	$254,952	$806,872	$42,000	$31,589	$2,083,469
- HDFS	2012	$472,500	$119,838	$306,680	$308,122	$1,214,284	$147,000	$29,550	$2,597,974
Paul J. Jones	2014	$456,667	$95,900	$252,997	$187,042	$592,377	$—	$104,010	$1,688,993
Vice President and	2013	$433,333	$84,500	$186,667	$139,701	$415,640	$—	$99,523	$1,359,364
General Counsel	2012	$395,833	$77,188	$156,354	$157,085	$495,287	$—	$57,110	$1,338,857

(1) NEOs earned a Leadership STIP during 2014 and received payment for the awards in 2015. We disclose this compensation in the table for the year in which it was earned.

(2) We have calculated the compensation related to stock (restricted stock unit) and option awards based on the grant date fair value of an award. We based the fair value of restricted stock unit awards on the market price of the underlying stock as of the date of grant (which considers the value of dividend equivalents that the holder of restricted stock units is entitled to receive). We calculated the fair values of option awards using a binomial lattice model. Refer to Note 17 of our financial statements included in our 2014 Annual Report on Form 10-K for details regarding assumptions we used to value the option awards.

(3) We disclose this compensation in the table for the year in which it was earned.  NEOs earned a Financial STIP for 2014 and a cash-based long-term incentive award for the performance period of 2012 through 2014 and received payment for these awards in 2015.

(4) The amounts in this column represent the aggregate change in the actuarial present value of each NEO's accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) from the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2013 to the pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for 2014. Refer to the narrative to the Pension Benefits Table for further information.

(5) All other compensation consists of the following:

	Financial Planning	Harley-Davidson Motor-Clothes	Tax Equal-ization (a)	Cash Perquisites (b)	Life Insurance (c)	Life Insurance Tax Gross Up (d)	401(k) Plan Contrib-ution	Deferred Compen-sation Plan Contrib-ution	Healthcare Account Contrib-ution	Total
Keith E. Wandell	$10,000	$2,375	$—	$29,600	$2,597	$11,882	$21,900	$290,873	$2,000	$371,227
John A. Olin	$—	$1,335	$—	$20,300	$1,983	$2,947	$7,800	$25,848	$2,000	$62,213
Matthew S. Levatich	$12,000	$1,786	$344,098	$29,600	$2,035	$2,349	$7,800	$36,890	$2,500	$439,057
Lawrence G. Hund	$12,776	$—	$—	$20,300	$1,517	$1,500	$9,500	$—	$—	$45,593
Paul J. Jones	$—	$2,235	$—	$20,300	$—	$1,041	$21,900	$56,034	$2,500	$104,010

(a) The estimated cost to us of providing a tax equalization benefit to Mr. Levatich according to our standard expatriation policy in connection with his residence in Switzerland while serving in Italy at our request during 2008 and 2009. The cost is calculated on an estimated basis because the exact amount of Mr. Levatich's tax liabilities will not be finally determined until after the filing of this proxy statement. The amount disclosed reflects the benefit to the company from an anticipated U.S. refund that Mr. Levatich is expected to receive, and to which the company is entitled, resulting from payment of Swiss taxes.

(b) Cash payments in lieu of receiving certain perquisites and personal benefits.

(c) Incremental cost of providing life insurance benefits to NEO's.

(d) Reimbursement for income taxes on income that tax law imputes to executives related to the provision of life insurance in excess of $50,000.

Grants of Plan Based Awards for 2014

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All other Option Awards: Number of Secur-ities Under-lying Option (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
Name		Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)(1)	Thresh- old (#)	Target (#)	Max-imum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Keith E. Wandell(3)	Financial STIP		$790,417	$1,580,833	$3,161,667
	Long-term cash		$475,000	$1,900,000	$3,800,000
	RSUs	2/4/2014							30,483			$1,900,005
	Stock Options	2/4/2014								97,545	$62.33	$1,404,648
John A. Olin	Financial STIP		$250,667	$501,333	$1,002,667
	Long-term cash		$110,667	$442,667	$885,334
	RSUs	2/4/2014							7,102			$442,668
	Stock Options	2/4/2014								22,726	$62.33	$327,254
Matthew S. Levatich (4)	Financial STIP		$518,363	$1,036,725	$2,073,450
	Long-term cash		$160,333	$641,333	$1,282,666
	RSUs	2/4/2014							10,289			$641,313
	Stock Options	2/4/2014								32,926	$62.33	$474,134
Lawrence G. Hund	Financial STIP		$228,667	$457,333	$914,667
	Long-term cash		$95,000	$380,000	$760,000
	RSUs	2/4/2014							6,097			$380,026
	Stock Options	2/4/2014								19,509	$62.33	$280,930
Paul J. Jones	Financial STIP		$172,667	$345,333	$690,667
	Long-term cash		$63,250	$253,000	$506,000
	RSUs	2/4/2014							4,059			$252,997
	Stock Options	2/4/2014								12,989	$62.33	$187,042

(1) In February 2014, the Human Resources Committee approved cash-based long-term incentive awards. Under the awards, the NEOs have the potential to earn the estimated future payouts that we disclose above based on performance during the three-year period ending December 2016 which we expect to pay out in February 2017. The 2014 cash-based long-term incentive awards will pay out based upon the attainment of average return on invested capital above a threshold amount. If a payout is earned under the cash-based long-term incentive awards, the payment will vary between 25% and 200% of the target value of long-term incentive opportunity attributable to these awards based upon results over the performance period. We include further details regarding these awards, including information on performance criteria, in the “Compensation Discussion and Analysis-Components of the Executive Compensation Program” section.

In December 2014, the Human Resources Committee approved the HDMC STIP and HDFS STIP plans relating to 2015 performance. In 2015, all of the NEOs will participate in both the HDMC and the HDFS STIPs based upon the following weighting: 90% HDMC and 10% HDFS. Under these plans, each NEO has the potential to earn the estimated future payouts that we disclose above during 2015 which we would pay out in February 2016. We include further details regarding these plans, including information on performance criteria, in the “Compensation Discussion and Analysis-Components of the Executive Compensation Program” section.

(2) Restricted stock unit awards involve stock units which at vesting are settled with the issuance of a share of our common stock for each vested unit. NEOs earn or vest in the shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. The restricted stock unit awards that we granted to NEOs in February 2014 vest 33% after 1 year, 33% after 2 years, and 33% after 3 years. However, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of an award, all unvested stock units under that award will automatically vest upon retirement. During the restricted period, each restricted stock unit entitles the recipient to receive dividend-equivalent payments equal to the quarterly dividends on one share of common stock, if any are paid to shareholders.

(3) Mr. Wandell's estimated future payouts under the non-equity incentive plan awards have not been adjusted for his expected retirement in 2015. On February 4, 2015, we announced that Mr. Wandell will retire as our President and Chief Executive Officer effective May 1, 2015. The actual payouts made under non-equity incentive plan awards will be pro-rated to reflect the impact of Mr. Wandell's retirement.

(4) On February 4, 2015, we announced that Mr. Wandell will retire as our President and Chief Executive Officer effective May 1, 2015 and that Mr. Levatich will serve as our President and Chief Executive Officer effective upon Mr. Wandell’s retirement. Mr. Levatich's estimated future payout for the Financial STIP is based on his expected 2015 base pay including increases related to his promotion.

 Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

For 2014, we maintained the following executive compensation programs for our named executive officers:

•	Base salary

•	Annual cash incentive compensation

•	Long-term incentive awards

•	Perquisite cash allowance (cash payments made in lieu of receiving other benefits such as a car, motorcycle and other limited perquisites)

•	Retirement benefits

•	Non-qualified deferred compensation plan

•	Life insurance-related benefits, including payments in lieu of post-retirement life insurance

We include further details regarding these programs, including information on performance criteria and vesting provisions, in the “Compensation Discussion and Analysis—Components of Executive Compensation Program” section.

Outstanding Equity Awards at December 31, 2014

Name	Number of Securities Underlying Unexercised Options (#) Excercisable	Number of Securities Underlying Unexercised Options (#) Unexcercis-able(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Keith E. Wandell (3)	—	97,545		$62.33	02/04/24
	37,512	75,026		$51.78	02/04/23
	73,354	36,678		$45.32	02/06/22
	119,545	—		$41.33	02/09/21
						65,391	$4,309,921
John A. Olin (4)	—	22,726		$62.33	02/04/24
	7,608	15,217		$51.78	02/04/23
	13,462	6,732		$45.32	02/06/22
	13,059	—		$41.33	02/09/21
	44,465	—		$22.63	02/10/20
	30,000	—		$28.54	10/19/19
	12,587	—		$12.30	02/12/19
	28,760	—		$39.04	02/13/18
	6,111	—		$68.91	02/14/17
						13,962	$920,235
Matthew S. Levatich (5)	—	32,926		$62.33	02/04/24
	11,522	23,045		$51.78	02/04/23
	21,465	10,733		$45.32	02/06/22
	26,247	—		$41.33	02/09/21
	19,447	—		$39.04	02/13/18
	9,149	—		$68.91	02/14/17
						20,845	$1,373,894
Lawrence G. Hund (6)	—	19,509		$62.33	02/04/24
	7,017	14,036		$51.78	02/04/23
	14,435	7,218		$45.32	02/06/22
	37,610	—		$22.63	02/10/20
	40,053	—		$18.92	07/17/19
						12,739	$839,627
Paul J. Jones (7)	—	12,989		$62.33	02/04/24
	3,845	7,691		$51.78	02/04/23
	7,359	3,680		$45.32	02/06/22
	6,788	—		$41.33	02/09/21
						7,613	$501,773

 (1) We granted all options ten years prior to the expiration date. Each grant vests ratably over a three year period beginning with the first 33% vesting one year after the date of grant, the second 33% vesting two years after the date of grant and the third 33% vesting three years after the date.

(2) In 2014, the Committee awarded restricted stock units (RSUs) to each NEO rather than restricted stock as it did in 2013. The restricted stock units provide a benefit that is equivalent to restricted stock and upon vesting are settled through the issuance of a share of our common stock for each vested restricted stock unit.

(3) Mr. Wandell's restricted stock and restricted stock units vest as follows:
21,884 shares on February 4, 2015
11,462 shares on February 6, 2015
 21,884 shares on February 4, 2016
10,161 shares on February 4, 2017

On February 4, 2015, we announced that Mr. Wandell will retire as our President and Chief Executive Officer effective May 1, 2015.

Under the Harley-Davidson, Inc. 2009 Incentive Stock Plan, if an NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, all unvested shares under that award will automatically vest upon retirement.

(4) Mr. Olin's restricted stock and restricted stock units vest as follows:
4,745 shares on February 4, 2015
2,104 shares on February 6, 2015
4,745 shares on February 4, 2016
2,368 shares on February 4, 2017

(5) Mr. Levatich's restricted stock and restricted stock units vest as follows:
7,030 shares on February 4, 2015
3,354 shares on February 6, 2015
7,031 shares on February 4, 2016
3,430 shares on February 4, 2017

(6) Mr. Hund's restricted stock and restricted stock units vest as follows:
4,225 shares on February 4, 2015
2,256 shares on February 6, 2015
4,225 shares on February 4, 2016
2,033 shares on February 4, 2017

(7) Mr. Jones' restricted stock and restricted stock units vest as follows:
2,555 shares on February 4, 2015
1,150 shares on February 6, 2015
2,555 shares on February 4, 2016
1,353 shares on February 4, 2017

Option Exercises and Stock Vested in 2014

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell	195,308	$8,911,083	35,637	$ 2,279,356
John A. Olin	22,874	$809,102	5,842	$ 372,346
Matthew S. Levatich	47,720	$2,124,340	9,688	$ 618,443
Lawrence G. Hund	22,066	$602,684	6,748	$ 431,636
Paul J. Jones	30,000	$1,225,713	3,058	$ 194,997

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Keith E. Wandell	Cash in lieu of life insurance		$ 2,246,000	0
John A. Olin	Harley-Davidson Retirement Annuity Plan	11.7	$ 467,000	0
	Restoration Plan	11.7	$ 1,653,000	0
Matthew S. Levatich	Harley-Davidson Retirement Annuity Plan	20.4	$ 688,000	0
	Restoration Plan	20.4	$ 3,792,000	0
Lawrence G. Hund	Cash in lieu of life insurance		$ 868,000	0
Paul J. Jones	Not applicable		0	0

Narrative to Pension Benefits Table

We maintain the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Harley-Davidson Retirement Annuity Plan”). Under the Salaried Pension Plan, our salaried employees (excluding employees of HDFS and certain other subsidiaries, such as Mr. Hund), including Mr. Olin and Mr. Levatich, are generally eligible to retire with unreduced benefits at age 62 or later. Mr. Wandell and Mr. Jones are not eligible to participate as the plan was closed to new participants in 2006.

Benefits are based upon monthly “final average earnings” as defined in the Harley-Davidson Retirement Annuity Plan. The monthly benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service.

For each eligible NEO, final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary, annual bonus and annual non-equity incentive compensation as shown in the Summary Compensation Table) paid over five highest total compensation years within the last ten years of service prior to the participant's retirement or other date of termination. Compensation under any long-term incentive plan that we maintain, including equity or cash plans, is not eligible compensation for purposes of the pension or pension benefit restoration plans.

Vesting under the Harley-Davidson Retirement Annuity Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Harley-Davidson Retirement Annuity Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Harley-Davidson Retirement Annuity Plan.

We have adopted the Pension Benefit Restoration Plan pursuant to which we will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Harley-Davidson Retirement Annuity Plan as a plan qualified under the Internal Revenue Code and to counteract the effect of participation in the Harley-Davidson deferred compensation plan. Approximately 100 employees participate in the Restoration Plan. Executives in the plan as of December 31, 2008 made an irrevocable election to receive their benefit from the Restoration Plan as either a single lump sum payment or a monthly payment.

We computed the present value of each NEO's accumulated benefit using the same assumptions and measurement date that we used for financial reporting purposes for our 2014 financial statements. For each active NEO that was eligible to receive benefits as of the end of the year, we assumed a retirement age of 62, which is the earliest age at which an NEO may retire under the relevant plans without any reduction to benefits.

Certain executives are entitled to receive a lump sum payment equal to one year's salary plus applicable taxes upon retirement at or after age 55 with 5 years of service. We have adopted this defined benefit in lieu of providing post-retirement life insurance. Mr. Wandell and Mr. Hund were the only NEOs entitled to this benefit as of December 31, 2014. The other NEOs were not entitled to this benefit as of December 31, 2014 because they would not have satisfied the requirements as of that date.

Non-qualified Deferred Compensation

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($) (4)
(a)	(b)	(c)	(d)	(e)	(f)
Keith E. Wandell	$171,250	$290,873	$91,143	$—	$1,622,792
John A. Olin	$119,792	$25,848	$91,230	$—	$1,722,433
Matthew S. Levatich	$70,515	$36,890	$20,211	$—	$463,998
Lawrence G. Hund	$411,238	$—	$164,016	$—	$1,414,526
Paul J. Jones	$57,099	$56,034	$17,823	$—	$312,636

(1) Executive contributions to these plans represent compensation that NEOs earned but elected to defer. The entire executive contribution is therefore included in the NEO's compensation reported in the Summary Compensation Table.

(2) Employees of HDMC hired prior to August 1, 2006, including Mr. Olin and Mr. Levatich, receive a company matching contribution of up to 50 percent of their deferred compensation plan contributions (including contributions to the company's 401(k) plans and its non-qualified deferred compensation plans) on the first six percent of cash compensation (salary and non-equity incentive plan pay) that was deferred. Employees of HDMC hired after August 1, 2006, including Mr. Wandell and Mr. Jones, receive a matching contribution of up to 75 percent of their deferred compensation plan contributions (including contributions to the company's 401(k) plans and its non-qualified deferred compensation plans) on the first six percent of cash compensation (salary and short-term incentive plan pay) that was deferred. In addition, employees with a date of hire or rehire on or after August 1, 2006, and who are not covered under the Harley-Davidson Retirement Annuity Plan during the same period may receive an additional employer contribution of four percent of their eligible pay. The total amount of such employer contributions that is included in the non-qualified deferred compensation plan is equal to the total contribution less the amount contributed to the NEO's 401(k) account. We reflect these contributions as a component of all other compensation in the Summary Compensation Table. Employees of Harley-Davidson Financial Services, including Mr. Hund, do not receive a matching contribution on deferred compensation plan contributions.

(3) Executives have the option of allocating their deferred compensation balances across several different independent third-party investment vehicles. No amounts of aggregate earnings for the last fiscal year or for prior years have been included in the Summary Compensation Table.

(4) Amounts included in the aggregate balance that have been reported in the Summary Compensation Table for previous years for each named executive officer are as follows: Mr. Wandell-$978,731, Mr. Olin-$632,538, Mr. Levatich-$286,512, Mr. Hund $670,212 and Mr. Jones-$144,014.

Payments Made Upon Termination

Regardless of the manner in which an NEO's employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts may include:

·    non-equity incentive compensation earned during the fiscal year;

·    amounts contributed under our Deferred Compensation Plan;

·    unused vacation pay; and

·    amounts accrued and vested through our 401(k) savings plan and pension and similar plans.

Change of Control

We have entered into a Transition Agreement with Messrs. Wandell, Olin, Levatich and Hund. The Transition Agreement provides that, if we terminate the individual's employment for any reason (other than for cause) within two years after a change of control, then such individual will receive a cash payment and certain other benefits. In addition, among other events, voluntary termination by the executive of his or her employment for “good reason” within two years after a change of control would entitle the executive to the benefits under the agreement. We describe the Transition Agreements more fully in the section “Compensation Discussion and Analysis-Transition Agreements.” That section also outlines the definition of a change of control under the Transition Agreements.

Our incentive stock plans also contain provisions that apply if there is a change of control. Equity awards that we made under our 2009 Incentive Stock Plan to an executive who was then a party to a Transition Agreement do not become fully vested upon a change of control (but may become vested if we terminate the individual's employment for any reason other than cause within two years after a change of control). All other restricted stock awards, restricted stock units and option grants that we made under our 2009 Incentive Stock Plan and predecessor plans that are unvested become fully vested upon a change of control.

The table below presents estimates of the amounts of compensation payable to each NEO upon a change of control and termination of the executive in a manner that entitles the executive to cash severance. The amounts shown assume that such change of control and termination were both effective as of December 31, 2014. The actual amounts to be paid can only be determined at the time of a change of control or the executive's termination. These amounts are in addition to amounts that an NEO would be entitled to receive under our pension plans as well as vested amounts of deferred compensation that are fully disclosed for each NEO in the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables, respectively.

Benefit	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Lawrence G. Hund	Paul J. Jones
UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	$12,604,296	$4,212,437	$5,871,250	$3,955,454	$—
Interrupted Bonus (b)	$3,001,432	$814,146	$1,282,083	$788,485	$—
Retirement Benefits: (c)
Pension Plans (d)	$—	$1,028,000	$1,037,000	$—	$—
Savings Plans/Deferred Compensation Plan (e)	$—	$—	$—	$27,000	$—
Retiree medical	$—	$—	$—	$—	$—
Subtotal for Retirement Benefits	$—	$1,028,000	$1,037,000	$27,000	$—
Other Benefits: (c)
Health & Welfare	$146,112	$69,837	$53,097	$67,834	$—
Outplacement	$30,000	$30,000	$30,000	$30,000	$—
Perquisites	$88,800	$60,900	$88,800	$60,900	$—
Tax Gross-Ups	$—	$—	$—	$—	$—
Subtotal for Other Benefits	$264,912	$160,737	$171,897	$158,734	$—
Equity: (f)(g)
Restricted Stock	$4,309,921	$920,235	$1,373,894	$839,627	$—
Unexercisable Options	$2,164,529	$434,987	$664,493	$416,769	$—
Subtotal	$6,474,450	$1,355,222	$2,038,387	$1,256,396	$—
Total	$22,345,090	$7,570,542	$10,400,617	$6,186,069	$—
EARNED COMPENSATION (payment not contingent on termination)
Long-term Incentives (g)(h)
Long-term Cash	$1,845,043	$393,260	$585,910	$353,328	$—
Restricted Stock	$—	$—	$—	$—	$501,773
Unexercisable Options	$—	$—	$—	$—	$230,946
Total	$1,845,043	$393,260	$585,910	$353,328	$732,719
Total	$1,845,043	$393,260	$585,910	$353,328	$732,719
GRAND TOTAL	$24,190,133	$7,963,802	$10,986,527	$6,539,397	$732,719

(a) For each NEO that is a party to a Transition Agreement, the cash severance reflects the product of three times the sum of the NEO's highest annual base pay in the preceding five years plus the higher of the NEO's bonus opportunity (at target) for the year in which the change of control event occurs or the highest annual bonus in the preceding five years. Under the Transition Agreements, to the extent that payments to executives would be considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to a point at which they are no longer considered excess parachute payments, or the executive will receive the full payment and be personally liable for the excise tax, whichever produces the larger after-tax benefit to the executive. In these agreements, there are no provisions for an excise tax gross up. Amounts in the table assume that the executives received the full payments that the Transition Agreements contemplate without reduction.

(b) For each NEO that is a party to a Transition Agreement, the interrupted bonus reflects the higher of the NEO's target STIP opportunity for 2014 or the actual bonus earned in 2012 on the assumption that the actual bonus for 2012 would not have been determined had the change of control occurred December 31, 2014. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the STIP upon a change of control.

(c) Pursuant to our Transition Agreements, upon a termination following a change of control in a manner that entitles the executive to cash severance, an NEO is entitled to receive three years of pension service credit for those who participate in the pension plan (but not beyond age 65) based on assumed compensation, three years of continued coverage in our health and welfare benefit programs, up to three years of outplacement services, and three years of annual perquisite payments based upon the amount of those payments per year for the NEO. We estimated the amounts in the table relating to continued coverage in our health and welfare benefit programs and outplacement services.

(d) Pursuant to our Transition Agreements, upon a termination following a change of control in a manner that entitles the executive to cash severance, Messrs. Olin and Levatich would be entitled to three years of pension service credit (but not beyond age 65) based on assumed compensation. We calculated the present values of qualified and nonqualified pension plan benefits for Messrs. Olin and Levatich using the same actuarial assumptions that we used for the Pension Benefits Table.

(e) Pursuant to Transition Agreements with Mr. Wandell and Mr. Hund, because they are not eligible to participate in our defined benefit pension plan, they could be entitled to certain other retirement-related benefits upon a termination following a change of control in a manner that entitles them to cash severance. However, Mr. Wandell would not be entitled to those benefits because he turned 65 in 2014. Mr. Hund would be entitled to the value of three years of the company contribution to the Harley-Davidson Financial Services 401(k) Plan, which is the maximum of $9,000 per year.

(f) For each NEO, amounts reflect the value of restricted stock, restricted stock units and unvested options awards that become vested upon a termination following a change of control. The definition of change of control under our stock plans is essentially the same as in the Transition Agreements.

(g) We calculated the value of the unvested stock options based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price that the NEO would be required to pay upon exercise of those stock options. We calculated the value of the unvested shares of restricted stock and unvested restricted stock units held by each NEO based upon the aggregate market value of the related shares. We used a price of $65.91 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2014, as reported by the New York Stock Exchange.

(h) For each NEO, amounts reflect the target value of cash-based long-term incentive awards and the value of restricted stock, restricted stock units and unvested options awards that become vested upon a change of control regardless of whether the executive's employment is actually terminated. Without the benefit of a Transition Agreement, there is no entitlement to any amount under the cash long-term incentive awards upon a change of control. Equity awards that we made to Messrs. Wandell, Levatich, Hund and Olin under our 2009 Incentive Stock Plan do not vest upon a change of control (but may become vested if we terminate the executive's employment for any reason other than cause within two years after a change of control). Because Mr. Jones is not a party to a Transition Agreement, equity awards that we made to him under our 2009 Incentive Stock Plan will vest upon a change of control without regard to termination of employment resulting from such change of control.

Severance Policy

Our Executive Severance Policy, which applies to a subset of the Senior Leaders, including the CEO and the other NEOs, provides for a cash severance benefit that varies between 12 and 24 months of base pay (based upon salary band) and 18 months continuation of certain employee benefits if we terminate employment other than for cause.

The table below presents estimates of the amounts of compensation payable to each NEO under the Executive Severance Policy assuming a termination absent a change of control for any reason other than cause, death or disability. The amounts shown assume that such termination was effective as of December 31, 2014. The actual amounts to be paid can only be determined at the time of the executive's termination.

Executive Benefits Upon Termination Absent a Change in Control	Keith E. Wandell	John A. Olin	Matthew S. Levatich	Larry G. Hund	Paul J. Jones
Cash Severance	$2,400,000	$1,180,000	$1,350,000	$1,060,000	$920,000
Other Benefits
Health and Welfare	$22,842	$31,248	$23,580	$21,916	$24,858
Continuation of Life Insurance	$25,974	$5,051	$4,389	$11,358	$2,424
Total	$2,448,816	$1,216,299	$1,377,969	$1,093,274	$947,282

To receive the severance benefits described above, the NEO must execute a general release of claims against the company.

Vesting of Restricted Stock and Restricted Stock Units

We have awarded restricted stock and restricted stock units to NEOs, and NEOs earn the related shares when the restrictions on the awards lapse, but only if the individual remains an employee or certain other circumstances apply. In some circumstances, a pro-rata portion of the shares will vest based on a ratio of actual service to the requisite service period. This is the case for all awards if the NEO dies or becomes disabled. For certain awards, if the NEO is 55 years of age or older and elects to retire more than one year after the date of the grant of the award, all unvested shares or units under that award will automatically vest upon retirement. In addition, other awards vest fully if we terminate the NEO other than for cause. In general, “cause” means conviction of or plea of no contest to a felony, willful misconduct that is materially and demonstrably detrimental to the company, willful refusal to perform duties consistent with the NEO's office, position or status with the company or other conduct or inaction that the Human Resources Committee determines constitutes cause. Finally, as we disclose in the table above that presents the amounts payable to each NEO upon a change of control, certain restricted stock and restricted stock unit awards also vest fully on a change of control.

The following table reflects, for each NEO, the value of restricted stock and restricted stock unit awards that become vested upon a termination of the NEO's employment for each of the reasons indicated in the table assuming that such termination occurred on December 31, 2014. The value is based upon the aggregate market value of the shares that would vest in each instance. We used a price of $65.91 per share to determine market value, which was the closing price of our common stock on December 31, 2014, as reported by the New York Stock Exchange. Amounts that we reflect in this table are in addition to any amounts the NEO may be entitled to receive under the Executive Severance Policy.

Named Executive Officer	Retirement	Death or Disability	Termination by Company(1)
Keith E. Wandell	$2,300,786	$3,094,077	$2,300,786
John A. Olin	$—	$647,363	$—
Matthew S. Levatich	$—	$973,874	$—
Lawrence G. Hund	$437,774	$600,522	$437,774
Paul J. Jones	$—	$350,095	$—

(1) While terms for certain awards provide that the individual will forfeit any shares that are not vested if we terminate the individual, upon such a termination the individual could elect to treat the termination as a qualified retirement if he or she were eligible. There is no pro-rata vesting based on performance or, in the first year after grant, due to retirement. As a result, the awards give the NEO a strong incentive to remain with the company.

Payments Made Upon Death or Disability

If an NEO dies while employed, in addition to the benefits to which we refer immediately following the heading “Payments Made Upon Termination” above and the amounts we disclose above relating to restricted stock and restricted stock unit awards, the NEO will receive payments under our death benefits. Our death benefits provide that each NEO is entitled to three times annual base pay in the event of his or her death while actively employed, which we would generally satisfy out of proceeds of life insurance that we maintain. For each NEO we report premiums that we paid for this life insurance as part of All Other Compensation in the Summary Compensation Table. In addition, we maintain long-term disability plans in which NEOs may participate on a voluntary basis on the same terms as other salaried employees. There is no company contribution toward the cost of this benefit.

Under the form of our Transition Agreement with Messrs. Wandell, Levatich and Olin, if the NEO's death occurs during employment, then no benefits are payable under the Transition Agreement. In addition, under all forms of our Transition Agreement, if an NEO dies after a termination that entitles the NEO to a cash payment, or if an NEO's death during active employment after a change of control entitles the NEO's estate to a cash payment, then health benefit coverage for the NEO's eligible dependents will continue until the earlier to occur of one year following the executive's death or three years following the executive's termination. All other welfare benefit coverage will cease at the date of the NEO's death.

Treatment of Certain Benefits upon Retirement

For compensation purposes, we generally define "retirement" as separation from service on or after attainment of age 55 with at least 5 years of service. When an individual who satisfies these criteria leaves service, we consider him or her a retiree for purposes of certain compensation and benefit programs. An executive who has received a cash-based long-term incentive award will receive a payout on a pro-rata basis for each award that we granted to the executive before his or her retirement date. The payment amount under each of these awards is based upon the actual months of employment since the date of the award divided by the 36 month life of the award. Actual payments will only be made upon the completion of the performance cycle. An executive will receive a payout in respect of a Financial STIP award relating to the year in which he or she retires on a pro-rata basis based upon the actual months of employment in the year of retirement divided by 12. Payment will be in February following the year of retirement and based upon actual results under the Financial STIP. There is no payout in respect of a Leadership STIP award relating to the year of retirement. Equity awards granted at least 12 months prior to the date of retirement become vested on the date of retirement. These benefits are in addition to those that we disclose above under “Pension Benefits.”

As of December 31, 2014, two of our NEOs, Mr. Wandell and Mr. Hund, were eligible to retire and receive certain benefits (as described above) upon retirement. Assuming that each of these executives had retired effective that date, they would have been entitled to receive (1) payment in lieu of retiree life insurance as reflected in the table that appears above under "Pension Benefits", (2) value in respect of the vesting of restricted stock and restricted stock units as reflected in the table that appears above under "Vesting of Restricted Stock and Restricted Stock Units" and (3) the following additional benefits:

- Value in respect of vesting of stock options:
Mr. Wandell - $1,815,317
Mr. Hund - $346,947

- Pro-rata payout under cash-based long-term incentive awards (assuming target performance for the 2013 to 2015 performance cycle and the 2014 to 2016 performance cycle):
Mr. Wandell - $1,214,000 in February 2016 and $633,333 in February 2017
Mr. Hund - $227,111 in February 2016 and $126,667 in February 2017

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Barry K. Allen	$100,000	$110,000	$—	$—	$—	$—	$210,000
R. John Anderson	$100,000	$110,000	$—	$—	$—	$—	$210,000
Richard I. Beattie	$140,000	$110,000	$—	$—	$—	$—	$250,000
Michael J. Cave	$110,000	$110,000	$—	$—	$—	$—	$220,000
George H. Conrades	$100,000	$110,000	$—	$—	$—	$—	$210,000
Donald A. James	$100,000	$110,000	$—	$—	$—	$—	$210,000
Sara L. Levinson	$100,000	$110,000	$—	$—	$—	$—	$210,000
N. Thomas Linebarger	$105,000	$110,000	$—	$—	$—	$—	$215,000
George L. Miles, Jr.	$105,000	$110,000	$—	$—	$—	$—	$215,000
James A. Norling	$120,000	$110,000	$—	$—	$—	$—	$230,000
Jochen Zeitz	$115,000	$110,000	$—	$—	$—	$—	$225,000

(1) Directors have the option of receiving all or a portion of their fees in the form of stock. The portion of fees received at the election of the director in the form of stock in 2014 was $50,000 for Barry K. Allen; $100,000 for R. John Anderson; $140,000 for Richard I. Beattie; $110,000 for Michael J. Cave; $100,000 for George H. Conrades; $100,000 for Donald A. James; and $105,000 for N. Thomas Linebarger.

(2) In August 2002, the Board of Directors approved stock ownership guidelines which the Board revised most recently in September 2012. The guidelines stipulate that all directors must hold 15,000 shares of Harley-Davidson Common Stock. Each director has until the later of September 2014 or five years after the date of election as a director to accumulate the appropriate number of shares. In addition, the guidelines provide that until the applicable ownership level is achieved, the director must receive at least 50% of his or her fees in the form of stock.

(3) Directors receive an annual grant of share units, each representing the value of one share of our stock. The payment of share units is deferred until a director ceases to serve as a director and share units are payable at that time in actual shares of our stock. The compensation related to share unit awards has been calculated based on the grant date fair value of the award. The fair value of a share unit is based on the market price of a share of stock on the date of grant. Refer to Note 17 of our financial statements included in our 2014 Annual Report on Form 10-K for additional information related to the company's stock awards.

Narrative to Director Compensation Table

Directors who are not employees received an annual retainer fee of $100,000 in fiscal 2014. Mr. Beattie received an additional $25,000 for his service as the Presiding Director of the Board. For serving as the chairperson of the Human Resources, Nominating or Sustainability Committees, a non-employee director received an additional annual retainer fee of $10,000. The Chairperson of the Audit Committee received an additional $20,000 annual retainer fee and other members of the Audit Committee received an additional $5,000 annual retainer fee in recognition of their Audit Committee service. Directors who are our employees (currently Messrs. Levatich and Wandell) do not receive any special compensation for their services as directors.

Pursuant to our Director Stock Plan, a non-employee director may elect to receive 0%, 50%, or 100% of the annual retainer fee to be paid in each calendar year in the form of shares of our common stock based upon the fair market value of common stock at the time of our annual meeting of shareholders. In addition, non-employee directors receive an annual grant of share units, each representing the right to receive one share of our common stock and therefore having the value of one share of our common stock. In 2014, the size of that grant was equal to the number of shares of common stock having a value of $110,000 for all directors.

Also pursuant to our Director Stock Plan, directors may choose to defer the receipt of their annual retainer fees payable in cash or shares of common stock. Deferrals of fees payable in shares of common stock are credited to a share account, are treated as if invested in common stock, and ultimately will be paid in common stock. Deferrals of fees payable in cash are credited to a cash account and will earn a return based on investment options that we make available to the director and that the director selects. A director will receive his or her deferred compensation following cessation of his or her service on the Board in compliance with applicable rules regarding deferred compensation plans.

The purpose of our Director Stock Plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors' services in shares of common stock or share units.

In addition, we provide to non-employee directors a clothing allowance of $1,500 to purchase Harley-Davidson MotorClothes® apparel and accessories, along with a discount on our products that is the same discount available to all U.S. employees of HDMC. We may also provide a director with the use of a motorcycle where doing so may further our business objectives.

Compensation Risk Assessment

The Human Resources Committee considers, among other things in establishing and reviewing our executive compensation program, whether the program pays the executives for performance and whether the program encourages unnecessary or excessive risk taking. The Human Resources Committee reviews annually the principal components of executive compensation. Base salaries are reviewed annually and fixed in amount. Annual Financial STIP incentive pay is focused on achievement of certain specific overall financial goals and is determined using multiple performance criteria. Our annual Leadership STIP rewards our executives on achievement of individual strategic goals and demonstration of leadership behaviors. The annual cash incentive plans provide that the Human Resources Committee may reduce awards that executives would otherwise earn by up to 50%, and there are caps on all maximum cash payouts as previously described. The Human Resources Committee believes that these cash incentive plans appropriately balance risk, payment for performance and the desire to focus executives on specific financial and leadership measures and that they do not encourage unnecessary or excessive risk taking.

The other major component of our executive officers’ compensation is long-term incentives through a mix of stock options, restricted stock units and long-term cash-based incentive awards that the Human Resources Committee believes are important to help further align executives’ interests with those of our shareholders. The Human Resources Committee believes these awards do not encourage unnecessary or excessive risk taking. The value of the equity-based awards is tied to our stock price, and long-term cash incentive awards are subject to maximum payouts. In addition, grants are subject to long-term vesting schedules, and executives are subject to stock holding requirements in the Stock Ownership Guidelines, to help ensure that executives always have significant value tied to long-term stock price performance.

The Human Resources Committee believes that the structure of the Financial and Leadership STIP plans, which focuses behaviors on broad-based financial performance of the company as a whole, HDMC and HDFS as well as leadership behaviors, and the structure of the long-term incentive program, which rewards individuals for share price appreciation and performance relative to strategic goals, achieve an appropriate balance of important objectives. The Committee also believes that the structures of these plans do not create risks that are reasonably likely to have a material adverse effect on the company.

HUMAN RESOURCES COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on such review and discussions, the Human Resources Committee recommended to the Board that we include the Compensation Discussion and Analysis in this Proxy Statement.

2014 Human Resources Committee of the Board of Directors

Barry K. Allen (Chairperson, until May 5, 2014)
R. John Anderson
Michael J. Cave, Chairperson (effective May 5, 2014)
George H. Conrades
Sara L. Levinson

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Board has empowered the Nominating Committee to continuously review our corporate governance practices and to make recommendations to the Board. The Nominating Committee regularly reviews our Corporate Governance Policy, encourages the continuing education of Board members, provides Board members with access to senior management and defines each Board member's responsibility to attend meetings and review all pre-meeting materials.
As part of our global compliance and ethics program, we have a Code of Business Conduct that applies to all of our employees, officers and Board members. We also have a Supplier Code of Conduct, revised in 2014, that applies to our suppliers and their agents who do work on behalf of Harley-Davidson. The Code of Business Conduct reporting helpline, website and phone numbers are designed to provide employees and suppliers with the opportunity to ask Code-related questions or report a potential Code violation throughout the world (where legally allowable). Our General Counsel reports to the Nominating Committee on matters relating to the company’s global compliance and ethics program. We also have in effect the Conflict of Interest Process that the Nominating Committee has approved. The Code of Business Conduct, Supplier Code of Conduct, Conflict of Interest Process for Directors and Executive Officers, Corporate Governance Policy and each of the four committee Charters appear on the Corporate Governance page of our website at http://www.harley-davidson.com. In addition, the Corporate Governance page of our website contains information about how our stakeholders can contact Board members if they have questions or issues of concern for the Board and other information relating to the company’s corporate governance. We are not including the information available through our website as a part of this Proxy Statement.
As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board, the Board's committees and the Directors. Annually, the Nominating Committee reviews the independence of each director and examines all relationships, if any, a director has with the company to determine if that relationship is material. The Nominating Committee has determined that three directors are not independent and has reviewed the very limited business relationships that two other directors have with the company. We disclose these relationships in the "Corporate Governance Principles and Board Matters-Independence of Directors" and the "Certain Transactions" sections. All members of the Nominating Committee are independent in accordance with the requirements of New York Stock Exchange rules.

2014 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen
R. John Anderson
Richard I. Beattie, Chairperson
Michael J. Cave
George H. Conrades
Sara L. Levinson
N. Thomas Linebarger
George L. Miles, Jr.
James A. Norling
Jochen Zeitz

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews Harley-Davidson's financial reporting process, the audit process and process for monitoring compliance with laws and regulations. The Audit Committee is currently comprised of five members, three of whom (Messrs. Linebarger, Miles and Zeitz) the Board has determined to be audit committee financial experts within the meaning of SEC rules. All Audit Committee members are independent in accordance with the audit committee requirements of New York Stock Exchange rules.

Harley-Davidson has a Financial Code of Ethics, which has been signed by the following: Harley-Davidson's CEO, its CFO, certain other employees in the finance, accounting and internal audit department, other employees who work in areas that support the financial reporting processes and the corporate internal audit function, and members of Harley-Davidson's Disclosure Committee.

Harley-Davidson's internal audit function continues to perform an essential role in Harley-Davidson's efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and Harley-Davidson's CFO. The Audit Committee Charter specifically provides that the head of the internal audit function is accountable to the Audit Committee and ultimately the Board and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditor is accountable to the Audit Committee and to the Board. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent registered public accounting firm serving as the company's independent auditor. However, the Audit Committee will seek shareholder ratification of its choice of independent auditor at Harley-Davidson's annual meeting of shareholders.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of Harley-Davidson's internal control system over financial reporting as of December 31, 2014. Management has concluded that the internal control system was effective. Additionally, Harley-Davidson's internal control over financial reporting as of December 31, 2014 was audited by Ernst & Young LLP, Harley-Davidson's independent auditor for the 2014 fiscal year.

The Audit Committee has reviewed and discussed Harley-Davidson's audited financial statements for the 2014 fiscal year with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received written disclosures from Ernst & Young LLP regarding their independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2014 fiscal year be included in Harley-Davidson's Annual Report on Form 10-K for the 2014 fiscal year for filing with the SEC.

2014 Audit Committee of the Board of Directors

Richard I. Beattie
Michael J. Cave (through May 4, 2014)
N. Thomas Linebarger
George L. Miles, Jr.
James A. Norling, Chairperson
Jochen Zeitz

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2016 annual meeting of shareholders and desires to have us include that proposal in our proxy materials for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, then the shareholder must ensure that we receive the proposal by November 17, 2015.

A shareholder who otherwise intends to present business at the 2016 annual meeting of shareholders must comply with the requirements set forth in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice to our Secretary in advance of the 2016 annual meeting that complies with the Restated Articles of Incorporation. To give that notice, a shareholder must comply with the terms and time periods in our Restated Articles of Incorporation. Our Restated Articles of Incorporation state that a shareholder must give written notice that complies with the Restated Articles of Incorporation to our Secretary not less than 60 days before the date in 2016 corresponding to the date we released this Proxy Statement to our shareholders. Since we anticipate mailing the Notice of Internet Availability of Proxy Materials on March 16, 2015, we must receive notice of a proposal for shareholders to consider at the 2016 annual meeting of shareholders that a shareholder submits other than pursuant to Rule 14a-8 no later than January 16, 2016.

If we receive the notice after January 16, 2016, then we will consider the notice untimely and we will not have an obligation to present the proposal at the 2016 annual meeting of shareholders. If the Board chooses to present a proposal that a shareholder submits other than under Rule 14a-8 at the 2016 annual meeting of shareholders, then the persons named in the proxies that the Board requests for the 2016 annual meeting of shareholders may exercise discretionary voting power with respect to the proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a broker, bank or other nominee may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement. We will deliver promptly, if you request orally or in writing, a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement, then you may contact our Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HD STOCK (toll-free) or (c) by email at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our Notice of Internet Availability of Proxy Materials, Annual Report on Form 10-K and/or this Proxy Statement from their broker, bank or other nominee may request delivery of a single copy by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,
Harley-Davidson, Inc.

Paul J. Jones
Secretary

Milwaukee, Wisconsin
March 16, 2015

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2015.

HARLEY-DAVIDSON, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

HARLEY-DAVIDSON, INC.
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

M83427-P61368

Meeting Information

Meeting Type: Annual Meeting
For holders as of: February 26, 2015
Date: April 25, 2015 **Time:** 10:00 AM CDT
Location: Harley-Davidson Museum
400 West Canal Street
Milwaukee, Wisconsin

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT ON FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 11, 2015 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: You can use this Notice as your admission ticket to the shareholder meeting. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote By Phone: You can vote by phone by requesting a paper copy of the materials, or by viewing the proxy materials at www.proxyvote.com. A toll-free number will be provided in each case.

M83428-P61368

Voting Items

Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5.

1. Election of Directors

   Nominees:

   01) R. John Anderson
   02) Richard I. Beattie
   03) Michael J. Cave
   04) George H. Conrades
   05) Donald A. James
   06) Matthew S. Levatich
   07) Sara L. Levinson
   08) N. Thomas Linebarger
   09) George L. Miles, Jr.
   10) James A. Norling
   11) Jochen Zeitz

M83429-P61368

HARLEY-DAVIDSON, INC.
ATTN: REBECCA W. HOUSE
3700 W. JUNEAU AVENUE
MILWAUKEE, WI 53208

Electronic Voting Instructions
You can vote by Internet or telephone
Available 24 hours a day, 7 days a week

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83401-P61368 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HARLEY-DAVIDSON, INC.

Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, and FOR Proposal 5.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees:

01)	R. John Anderson	07)	Sara L. Levinson
02)	Richard I. Beattie	08)	N. Thomas Linebarger
03)	Michael J. Cave	09)	George L. Miles, Jr.
04)	George H. Conrades	10)	James A. Norling
05)	Donald A. James	11)	Jochen Zeitz
06)	Matthew S. Levatich		

For address changes and/or comments, please check this box and write them on the back of this card where indicated. ☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED BY THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M83402-P61368

Proxy — Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 25, 2015 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints John A. Olin and Paul J. Jones and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on February 26, 2015 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 25, 2015 and at any adjournment or postponement of the meeting (the "Meeting").

Without limiting the generality of this Proxy Card, Messrs. Olin and Jones are each authorized to vote: (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and (b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (I) the listed director nominees (Proposal 1); (II) approval of the proposed amendment to the Restated Articles of Incorporation to allow for a majority voting standard for uncontested elections of directors (Proposal 2); (III) approval of the material terms of the performance goals under the Harley-Davidson, Inc. Employee Incentive Plan (Proposal 3); (IV) approval, by advisory vote, of the compensation of our named executive officers (Proposal 4); and (V) ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors (Proposal 5).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

[This plan is filed as an appendix pursuant to Instruction 3 to Item 10 of Schedule 14A.]

HARLEY-DAVIDSON, INC.
EMPLOYEE INCENTIVE PLAN

ARTICLE I
PURPOSE

Harley-Davidson, Inc. intends to continue to provide a total compensation opportunity for substantially all of its employees and the employees of its participating Affiliates that includes incentive compensation dependent upon continuously imroving performance. The purpose of the Harley-Davidson, Inc. Employee Incentive Plan is to provide a consistent framework to offer such employees an increased financial incentive to contribute to the future success and prosperity of Harley-Davidson, Inc.

ARTICLE II
DEFINITIONS

The following capitalized terms used in the Harley-Davidson, Inc. Employee Incentive Plan shall have the respective meanings set forth in this Article:

Section 2.1. Affiliate: Has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act or any successor rule or regulation thereto.

Section 2.2. Award: An opportunity granted to a Participant to receive a Performance Award under the Plan, subject to the conditions described in the Plan and that the Committee otherwise imposes.

Section 2.3. Board: The Board of Directors of Harley-Davidson, Inc.

Section 2.4. Category Percentage: When two or more of the Performance Categories are selected for a Participant or a group of Participants for any Performance Period, the relative percentage weighting given to each selected Performance Category, if any.

Section 2.5. Change of Control Event: Any event the occurrence of which constitutes a Change of Control as defined in the Stock Plan.

Section 2.6. Cause: Except as otherwise determined by the Committee upon the grant of an Award, (i) a Participant’s conviction of a felony or a plea by the Participant of no contest to a felony, (ii) willful misconduct on the part of the Participant that is materially and demonstrably detrimental to the Company or an Affiliate, (iii) the Participant’s willful refusal to perform requested duties consistent with the Participant’s office, position or status with the Company or an Affiliate (other than as a result of his or her physical or mental disability) or (iv) other conduct or inaction that the Company determines in its discretion constitutes Cause. With respect to clauses (ii), (iii) and (iv) of this definition, Cause shall be determined by the senior human resources officer of the Company. All determinations of such officer under this definition shall be final.

Section 2.7. Code: The Internal Revenue Code of 1986, as amended.

Section 2.8. Committee: The Human Resources Committee of the Board (including any successor committee thereto); provided, however, that if any member or members of the Human Resources Committee of the Board would cause the Human Resources Committee of the Board not to satisfy the administration requirement of Code section 162(m)(4)(C) or the disinterested administration requirement of Rule 16b-3 under the Exchange Act, the Committee shall be comprised of the Human Resources Committee of the Board without such member or members.

Section 2.9. Common Stock: The Common Stock of Harley-Davidson, Inc.

Section 2.10. Company: Harley-Davidson, Inc. and, unless the context otherwise requires, its Affiliates.

Section 2.11. Compensation: With respect to a Participant for a Performance Period, the compensation, as defined by the Committee, at the time it grants an Award, that is taken into account in establishing the amount of the Participant’s Target Award, or that is otherwise used to determine the amount (if any) that is payable to the Participant with respect to any Performance Period. Unless otherwise determined by the Committee, where the Performance Period is a Plan Year, Compensation means, with respect to a Participant:

a. For exempt employees, regular base pay and any workers compensation payments for the Plan Year to the extent provided by the Committee, and

b. For non-exempt employees, regular base pay or hourly wages, including shift premiums and overtime, vacation and holiday pay and any workers compensation payments for the Plan Year to the extent provided by the Committee, but, for purposes of clause a. and b., excluding any additional or miscellaneous forms of compensation, such as payments under this Plan, relocation expenses, deferred compensation payments, stock-based income or compensation and tuition reimbursement. However, the Committee may, at the time it grants an Award, provide that Compensation for a Participant will include or exclude any types of compensation.

Section 2.12. Disability: Disability within the meaning of section 22(e)(3) of the Code, as determined by the Committee.

Section 2.13. Eligible Employee: All regular salaried and hourly full- and part-time employees of the Company or of those Affiliates that the Committee in its discretion designates.

Section 2.14. Exchange Act: The Securities Exchange Act of 1934, as amended.

Section 2.15. Excluded Items: Any (a) charges for reorganizing and restructuring, (b) discontinued operations, (c) asset write-downs, (d) gains or losses on the disposition of a business or business segment or arising from the sale of assets outside the ordinary course of business, (e) changes in tax or accounting principles, regulations or laws, (f) extraordinary, unusual, transition, one-time and/or non-recurring items of gain or loss, and (g) mergers, acquisitions or dispositions, that in each case the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report.

Section 2.16. Fair Market Value: “Fair Market Value” as defined in the Stock Plan, as amended, as of the trading date immediately preceding the date on which the Performance Award being paid in Common Stock, in whole or in part, is paid to the Participant.

Section 2.17. Participant: With respect to a Performance Period, an Eligible Employee selected by the Committee to receive an Award for such Performance Period.

Section 2.18. Performance Award: With respect to a Participant for a Performance Period, an amount equal to the Target Award multiplied by the Total Performance Percentage, subject to reduction pursuant to section 5.5 hereof and the limit of section 5.6 hereof.

Section 2.19. Performance Categories: The following categories (in all cases before Excluded Items, except as otherwise determined by the Committee upon the grant of an Award), including in each case any measure based on such category:

(a) Any one or more of the following as determined for the Company on a consolidated basis, for any one or more Affiliates or divisions of the Company and/or for any other business unit or units of the Company, as determined by the Committee at the time an Award is made:

(1) Sales or other revenues;

(2) Cost of goods sold;

(3) Gross profit;

(4) Expenses or expense or cost reductions;

(5) Income or earnings, including net income, income from operations;

(6) Income before interest and the provision for income taxes;

(7) Income before provision for income taxes;

(8) Margins;

(9) Working capital or any of its components, including accounts receivable, inventories or accounts payable;

(10) Assets or productivity of assets;

(11) Return on shareholders equity, capital, assets or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(12) Stock price;

(13) Dividend payments;

(14) Economic value added, or other measure of profitability that considers the cost of capital employed;

(15) Cash flow;

(16) Debt or ratio of debt to equity or other financial measure that appears on the Company’s financial statements or is derived from one or more amounts that appear on the Company’s financial statements;

(17) Net increase (decrease) in cash and cash equivalents;

(18) Customer satisfaction;

(19) Market share;

(20) Product quality;

(21) New product introductions or launches;

(22) Sustainability, including energy or materials utilization;

(23) Business efficiency measures;

(24) Retail sales;

(25) Safety.

(b) Earnings per share for the Company on a consolidated basis.

(c) Total shareholder return.

In addition, with respect to Awards that are not intended to comply with Code section 162(m), or with respect to Performance Categories described in section 5.5, the Committee may designate other categories, including categories involving individual performance and subjective targets, not listed above.

Section 2.20. Performance Limit: A percentage relating to a Performance Category established under section 5.2 hereof that equals or exceeds one hundred percent (100%). The Committee may determine that a Performance Category will not have a Performance Limit.

Section 2.21. Performance Period: The period of time over which performance with respect to one or more Performance Categories is measured. The Committee shall determine the Performance Period, which may be, without limitation, a Plan Year, one or more full fiscal months representing less than a full Plan Year, two or more full Plan Years, or such other period as determined by the Committee.

Section 2.22. Performance Percentage: The percentage that is equal to or greater than zero percent (0%), and no greater than the Performance Limit (if any), derived from the Performance Scale for the applicable Performance Category for a Performance Period.

Section 2.23. Performance Scale: A performance scale from which a Performance Percentage may be calculated for any given level of actual performance within that Performance Category during the Performance Period (or portion of the Performance Period to which the Performance Scale relates). The Performance Scale may be a linear function, a step function or a combination.

Section 2.24. Plan: The Harley-Davidson, Inc. Employee Incentive Plan.

Section 2.25. Plan Year: The Company’s full fiscal year.

Section 2.26. Retirement: Except as otherwise determined by the Committee upon the grant of an Award, termination from employment from the Company and its Affiliates (a) for reasons other than Cause (as defined below), on or after age fifty-five (55); or (b) with the consent of the Committee, under other circumstances. For purposes hereof, a Participant’s years of service with the Company and its Affiliates shall be determined in the same manner as is specified in the Retirement Annuity Plan for Salaried Employees of Harley-Davidson (as it may be amended), whether or not the Participant is covered under such plan.

Section 2.27. Stock Plan. The Harley-Davidson, Inc. 2014 Incentive Stock Plan, as amended, or any successor equity incentive plan thereto.

Section 2.28. Target Award: With respect to a Participant in any Performance Period, the amount of such Participant’s Compensation multiplied by the Target Percentage for such Performance Period.

Section 2.29. Target Percentage: A percentage with respect to a Participant for a Performance Period.

Section 2.30. Total Performance Percentage: With respect to a Participant for a Performance Period, the sum of the Performance Percentage multiplied by the Category Percentage for each Performance Category described in section 5.2 hereof applicable to such Participant for such Performance Period. If there is only one Performance Category for a Performance Period for a Participant under section 5.2 hereof, then the Performance Percentage is also the Total Performance Percentage.

ARTICLE III
ADMINISTRATION

Section 3.1. Administrative Authority: The Committee shall administer the Plan. In addition to the authority specifically described in the Plan, the Committee shall have full discretionary authority to interpret the Plan, to establish and amend rules and regulations for its administration and to perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper. The actions and determinations of the Committee on all matters relating to the Plan shall be final and conclusive.

Section 3.2. Delegation of Authority: The Committee may delegate to one or more officers of the Company any or all of the authority and responsibility of the Committee, except with respect to Awards that are intended to comply with section 162(m) of the Code. If the Committee has made such a delegation, then all references to the Committee in this Plan include such officer(s) to the extent of such delegation.

ARTICLE IV
ELIGIBILITY AND PARTICIPATION

All Eligible Employees shall be eligible to participate in the Plan. The Committee shall select in writing, in its sole discretion, the Eligible Employees who shall participate in the Plan with respect to a Performance Period prior to the commencement of the Performance Period (or such later time as may be determined by the Committee, provided that for Awards intended to be subject to Code section 162(m), the Award must be granted no later than is permitted under Code section 162(m)). Without limitation, the Committee may (a) select an Eligible Employee as a Participant at any time during the course of a Performance Period and (b) take action as a result of which there is an additional Award in respect of an Eligible Employee who, as to a Performance Period that is in progress, is already a Participant and as to whom an Award is already in effect where the additional Award relates to the same Performance Period or a Performance Period ending on the same date. Members of the Board who are not employees of the Company shall not be eligible to participate in the Plan.

ARTICLE V
PERFORMANCE AWARDS

Section 5.1. Target Award: Prior to the commencement of each Performance Period (or such later time as may be permitted under Code section 162(m), if applicable), the Committee shall fix in writing the Target Award for each Participant for such Performance Period.

Section 5.2. Performance Categories: Prior to the commencement of each Performance Period (or such later time as may be permitted under Code section 162(m), if applicable), the Committee shall select in writing one or more Performance Categories for each Award for each Participant or group of Participants for such Performance Period. If more than one Performance Category is chosen for any Participant or group of Participants, then the Committee shall assign a Category Percentage to one or more of the Performance Category(ies) selected for such Participant or group of Participants; provided that the total of the Category Percentages selected under this section 5.2 for each Award must equal 100% for such Participant or group of Participants. Performance Categories and/or Category Percentages need not be the same for all Participants for any Performance Period.

Section 5.3. Performance Scale: Prior to the commencement of each Performance Period (or such later time as may be permitted under Code section 162(m), if applicable), the Committee shall approve in writing a Performance Scale (and if so determined by the Committee, a Performance Limit) for each Performance Category selected under section 5.2 hereof for an Award for such Performance Period; provided that with respect to a Performance Period that consists of more than one Plan Year where a Participant’s Performance Percentage is determined based upon the Performance Percentage separately calculated with respect to each Plan Year (or portion of a Plan Year) during the Performance Period, the Committee may establish the Performance Scale applicable to each Plan Year (or portion of a Plan Year) prior to the commencement of that Plan Year (or such later time as may be permitted under Code Section 162(m), if applicable).

Section 5.4. Payment of Performance Awards: As soon as practicable following the end of each Performance Period, the Committee shall certify the actual performance within each Performance Category established under section 5.2 for such period and shall determine whether any reductions shall apply pursuant to section 5.5. The amount of Performance Awards for a Performance Period shall be calculated by the Company following such certification, except (for Affected Participants) as otherwise required by applicable law or an applicable collective bargaining agreement, and shall be paid to Participants for such Performance Period no earlier than January 1 and no later than March 15 of the calendar year that immediately follows the calendar year in which the Performance Period ends. Notwithstanding the foregoing, the Company will have no obligation to make payments under the Plan for a Performance Period if such payments will result in the Company reflecting a net loss rather than net income for the fiscal year of the Company in which the Performance Period ends. Payments of Performance Awards shall be made, in the sole discretion of the Committee, in cash, Common Stock pursuant to the Stock Plan, as the same may be amended, or a combination of cash and Common Stock. If a Performance Award is paid in Common Stock, the Common Stock shall be valued at Fair Market Value. To the extent paid in Common Stock, except as the Committee may otherwise provide, Performance Awards may not be deferred by a Participant under the terms of any deferred compensation or other plan of the Company. Except as the Committee may otherwise provide, a Participant whose employment with the Company terminates prior to the end of a Performance Period shall not be entitled to receive any Performance Award hereunder for such Plan Period. Notwithstanding the foregoing sentence:

a. If a Participant terminates employment due to Retirement, or as a result of death, or if a Participant experiences a Disability, the Participant will be entitled to receive a payment (at the same time and in the same manner as payments are made to other Participants as described above) calculated as provided in this Section 5.4 based on the actual performance for the Performance Period, but subject to such reductions as may be determined by the Committee (including reductions not contemplated by section 5.5); and

b. Prior to, and for a period of ninety (90) days following, a Change of Control Event during a Performance Period, the Committee may, in its sole discretion and in lieu of any other payments under the Plan for such Performance Period, provide for the payment to all Participants of either (i) the Participant’s Performance Award for such Performance Period based on extrapolating through the remainder of the Performance Period the actual performance for each Performance Category and the Participant’s Compensation through the end of the Company’s most recently completed fiscal month prior to such Change of Control Event (or some other measure of Compensation as determined by the Committee) or (ii) the Participant’s Target Award for such Performance Period based on extrapolating through the remainder of the Performance Period the Participant’s Compensation through the end of the Company’s most recently completed fiscal month prior to such Change of Control Event (or some other measure of Compensation as determined by the Committee), except (for Affected Participants) as otherwise required by applicable law or an applicable collective bargaining agreement.

Amounts payable under this section 5.4(b) shall be paid upon the occurrence of the Change of Control Event or immediately following the Committee’s decision to make such payment, whichever is later, but in no event later than two and one-half (2 1/2) months following the year in which such amounts vest.

Section 5.5. Reduction of Performance Award:

a. The Committee may determine at the time an Award is made that the Performance Award will be reduced or eliminated depending on the performance under one or more Performance Categories.

b. In addition, the Committee may, in its sole discretion, at any time prior to payment, reduce the amount of any Performance Award by up to fifty percent (50%). Such reductions need not be uniform among Participants. The Committee may, but shall not be required to, give one or more reasons for any such reduction. The Committee shall not have the discretionary authority to increase the amount of any Performance Award above the amount determined in accordance with the terms of the Plan and the Award. This section 5.5(b) shall not apply following a Change of Control Event.

Section 5.6. Maximum Performance Award: Notwithstanding anything in the Plan to the contrary, no Participant shall be entitled to receive more than six million dollars (before any withholding pursuant to section 6.2 hereof and whether paid in cash, Common Stock or a combination), in the aggregate, under all Awards that have Performance Periods beginning in the same Plan Year. For this purpose, a Performance Period that consists of more than one Plan Year will be deemed to begin in the first Plan Year of such Performance Period even if a Participant’s Performance Percentage is determined based upon the Performance Percentage separately calculated with respect to each Plan Year (or portion of a Plan Year) during the Performance Period.

Section 5.7. Recoupment. Any Awards granted pursuant to the Plan shall be subject to any recoupment or clawback policy that may be adopted by the Company from time to time and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or claw back compensation paid pursuant to such an Award.

ARTICLE VI
MISCELLANEOUS

Section 6.1. Nonassignability: Awards (including any payments due thereunder) shall not be assigned, pledged or transferred, other than by the laws of descent and distribution, and shall not be subject to levy, attachment, execution or other similar process. If a Participant attempts to assign, pledge or transfer any right to an Award or in the event of any levy, attachment, execution or similar process upon the rights or interests conferred by the Plan, the Committee may terminate the participation of the Participant in the Plan effective as of the date of such notice and the Participant shall have no further rights hereunder.

Section 6.2. Withholding Taxes: The Company shall withhold from the payment of each Performance Award the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state and local income or other taxes incurred by reason of the payment of the Performance Award.

Section 6.3. Amendment or Termination of the Plan. The Committee may from time to time or at any time amend, suspend or terminate the Plan.

Section 6.4. Other Compensation: Nothing contained in this Plan shall be deemed in any way to restrict or limit the Company from making any award or payment to a Participant under any other plan, policy, program, understanding or arrangement, whether now existing or hereinafter in effect.

Section 6.5. Payments to Other Persons: If payment of a Performance Award, in whole or in part, is legally required to be made to any person other than the applicable Participant, any such payment will be a complete discharge of the liability of the Company to such Participant for such amount.

Section 6.6. Unfunded Plan: The Company shall have no obligation to purchase assets, place assets in trust or otherwise take any action to fund, secure or segregate any amounts to be paid under the Plan.

Section 6.7. Indemnification: In addition to any other rights of indemnification they may have as members of the Board or the Committee or as officers of the Company, the members of the Board and the Committee and any officers to whom authority is delegated under the Plan shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided that such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding, the Board or Committee member or officer shall give the Company notice thereof in writing and an opportunity, at the Company’s expense, to handle and defend such action, suit or proceeding before such Board or Committee member or officer undertakes to handle and defend such action, suit or proceeding on his or her own behalf.

Section 6.8. No Employment Rights: Nothing in this Plan shall confer upon any Eligible Employee or Participant any right to continued employment with the Company or any participating Affiliate.

Section 6.9. Plan Expenses: Any expenses of administering the Plan shall be borne by the Company.

Section 6.10. In Writing: For purposes of this Plan, actions taken by the Committee “in writing” shall include, without limitation, actions recorded in the minutes of any meeting of the Committee and any unanimous consent action of the Committee in lieu of a meeting thereof.

Section 6.11. Section Headings: The section headings contained herein are for convenience only, and in the event of any conflict between the text of the Plan and the section headings, the text of the Plan shall control.

Section 6.12. Applicable Law: The Plan shall be governed by the internal laws of the State of Wisconsin without regard to the conflict of law principles thereof.

Section 6.13. Effective Date: The Plan has been effective since April 24, 2010 following shareholder approval. Amendments to the Plan approved by the Committee on February 3, 2015 shall be effective as of April 26, 2015. However, the Plan shall terminate and no Performance Awards shall be paid hereunder in respect of any Performance Awards made after April 26, 2015 if the Plan has not been approved by the requisite vote of the Company’s shareholders under Code section 162(m) at the first meeting of the Company’s shareholders held after December 31, 2014.